                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Eastbay, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


(1) Title of each class of securities to which transaction applies:

Common Stock, par value $.01 per share; Options to purchase shares of Common Stock issued pursuant to Eastbay, Inc. 1994 Stock Incentive Plan ("Employee Options"); and Options to purchase shares of Common Stock issued pursuant to Outside Directors Stock Option Plan ("Directors' Options")
----------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

6,071,028 shares of Common Stock; 63,847 Employee Options; and 15,000 Diretors' Options
-------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


Title of Security            Amount of Shares*   Consideration Per Share   Aggregate Consideration   Amount of Filing Fee
-----------------            -----------------   -----------------------   -----------------------   --------------------
Common Stock held by                 3,510,978                    $23.75           $ 83,385,727.50              -
Management Shareholders

Common Stock held by                 2,560,050                    $24.00           $ 61,441,200.00              -
Other Shareholders

Employee Options                        63,847                    $18.78           $  1,199,046.66              -
exercisable at $5.22
per share

Employee Options                        40,350                    $ 9.00           $    363,150.00              -
exercisable at $15.00
per share

Employee Options
exercisable at $14.25                   70,550                    $ 9.75           $    687,862.50              -
per share

Directors' Options                      15,000                    $ 9.75           $    146,250.00              -
                                                                                   ---------------
           Total                                                                   $147,223,236.66             $29,444.66
                                                                                   ===============             ==========

-----------------------------
*   Based on the number of shares outstanding on November 30, 1996

(4) Proposed maximum aggregate value of transaction:

$147,223,236.66
-------------------------------------------------------------------------------

(5) Total fee paid:

$29,444.66
-------------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.
-------------------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

-------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------------
(3) Filing Party:

-------------------------------------------------------------------------------
(4) Date Filed:

-------------------------------------------------------------------------------

                                 EASTBAY, INC.
                               427 THIRD STREET
                            WAUSAU, WISCONSIN 54403
                                 715-845-5538

Dear Shareholder:

  You are cordially invited to attend a Special Meeting of the Shareholders of Eastbay, Inc. ("Eastbay" or the "Company"), to be held at The Wausau Club, 309 McClellan Street, Wausau, Wisconsin 54403 on January 30, 1997 at 10:00 a.m. local time. A notice of the Special Meeting, a proxy statement and a proxy card are enclosed. All holders of the Company's outstanding shares of Common Stock as of January 3, 1997 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting.

  At the Special Meeting, you will be asked to consider and to vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 30, 1996, by and among Woolworth Corporation ("Woolworth"), East Acquisition Corporation, an indirect wholly-owned subsidiary of Woolworth ("Woolworth Sub"), and the Company, pursuant to which Woolworth Sub will be merged with and into the Company (the "Merger"). If the Merger Agreement is approved and the Merger becomes effective, each outstanding share of Common Stock of the Company (except as provided in the next two sentences), will be converted into the right to receive $24.00 in cash, without interest. Each outstanding share of Common Stock owned by Arthur
H. Juedes, Richard C. Gering or Harry H. Colcord, the Company's Co-Chairman, Co-Chairman and President and Chief Executive Officer, respectively (the "Management Shares"), will be converted into the right to receive $22.00 in cash, without interest and, if the Company achieves certain earnings after the Merger, contingent consideration of up to an additional $1.75 in cash, without interest. Each outstanding share held by the Company, Woolworth or Woolworth Sub, if any, will be canceled and retired and cease to exist. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of all outstanding shares of the Company's Common Stock voting as a group.

  Details of the proposed Merger and other important information are set forth in the accompanying Proxy Statement which you are urged to read carefully.

  Your Board of Directors has carefully reviewed and considered the terms and conditions of the proposed Merger. In addition, the Board of Directors has received the opinion of its financial advisor, Robert W. Baird & Co. Incorporated, that the $24.00 per share consideration to be received pursuant to the Merger Agreement by the holders of the Company's Common Stock, other than the holders of the Management Shares, is fair to such shareholders from a financial point of view.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Very truly yours,

                                          Harry H. Colcord, President and
                                          Chief Executive Officer

January 10, 1997

                                 EASTBAY, INC.

                           NOTICE OF SPECIAL MEETING
                                OF SHAREHOLDERS
                              ON JANUARY 30, 1997

To Shareholders of Eastbay, Inc.

  A special meeting of the shareholders of Eastbay, Inc. ("Eastbay" or the "Company"), will be held at The Wausau Club, 309 McClellan Street, Wausau, Wisconsin 54403 on January 30, 1997 at 10:00 a.m. local time (the "Special Meeting"), for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 30, 1996, by and among Woolworth Corporation, a New York corporation ("Woolworth"), East Acquisition Corporation, a Wisconsin corporation and an indirect wholly-owned subsidiary of Woolworth ("Woolworth Sub"), and the Company. Pursuant to the Merger Agreement, among other things, Woolworth Sub will be merged with and into the Company (the "Merger") and, except as provided in the next two sentences, each outstanding share of common stock, par value $.01 per share, of the Company (the "Common Stock" or "Company Shares"), will be converted into the right to receive $24.00 in cash, without interest. Each outstanding share of Common Stock owned by Arthur H. Juedes, Richard C. Gering or Harry H. Colcord, the Company's Co-Chairman, Co-Chairman and President and Chief Executive Officer, respectively, will be converted into the right to receive $22.00 in cash, without interest and, if the Company achieves certain earnings after the Merger, contingent consideration of up to an additional $1.75 in cash. Each outstanding share of Common Stock held by the Company, Woolworth or Woolworth Sub, if any, will be canceled and retired and cease to exist. A copy of the Merger Agreement is attached as Exhibit A to the accompanying Proxy Statement.

    2. To transact such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

  The close of business on January 3, 1997 is the record date for the Special Meeting and only shareholders of record at that time will be entitled to notice of and to vote at the Special Meeting or any adjournment or adjournments thereof.

  Your attention is called to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the Special Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors,

                                          John V. Schaefer, Secretary

Wausau, Wisconsin
January 10, 1997

  YOUR VOTE IS IMPORTANT. ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

                                PROXY STATEMENT

                                 EASTBAY, INC.
                               427 THIRD STREET
                            WAUSAU, WISCONSIN 54403
                                 715-845-5538

  This Proxy Statement is being furnished to the shareholders of Eastbay, Inc. ("Eastbay" or the "Company") in connection with the solicitation of proxies by the Company's Board of Directors to be voted at the Special Meeting of shareholders to be held on January 30, 1997 at 10:00 a.m. local time, at The Wausau Club, 309 McClellan Street, Wausau, Wisconsin 54403 (the "Special Meeting") and at any adjournments or postponements thereof. The enclosed proxy card, the accompanying Notice of Special Meeting of Shareholders and this Proxy Statement are being first mailed to shareholders of the Company on or about January 10, 1997. At the Special Meeting, the shareholders of the Company will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of November 30, 1996 (the "Merger Agreement") by and among Woolworth Corporation, a New York corporation ("Woolworth"), East Acquisition Corporation, a Wisconsin corporation and an indirect wholly-owned subsidiary of Woolworth ("Woolworth Sub"), and the Company.

  If the Merger is consummated, Woolworth Sub will be merged into the Company, with the Company being the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger Agreement, except as provided in the next two sentences, each outstanding share of the Company's $.01 par value common stock (the "Common Stock" or "Company Shares"), will be converted into the right to receive $24.00 per share in cash, without interest. Each outstanding share of Common Stock (the "Management Shares") owned by Arthur H. Juedes, Richard C. Gering or Harry H. Colcord, the Company's Co-Chairman, Co-Chairman and President and Chief Executive Officer, respectively (the "Management Shareholders"), will be converted into the right to receive $22.00 in cash, without interest and, if the Company achieves certain earnings after the Merger as defined in certain agreements entered into between Woolworth and each of the Management Shareholders, contingent consideration of up to an additional $1.75 in cash, without interest. Each outstanding share of Common Stock held by the Company, Woolworth or Woolworth Sub, if any, will be canceled and retired and cease to exist. All outstanding shares of Woolworth Sub common stock will be converted into an aggregate of 1,000 shares of the Company's Common Stock and the Company will become an indirect, wholly-owned subsidiary of Woolworth.

                               TABLE OF CONTENTS

SUMMARY
General....................................................................   5
  The Special Meeting......................................................   5
  Purpose of The Special Meeting; Quorum; Vote Required....................   5
  The Parties to the Merger................................................   5
  The Merger...............................................................   6
  Certain Effects of the Merger............................................   6
  Procedures for Exchange of Certificates..................................   6
  Opinion of the Company's Financial Advisor...............................   6
  Recommendation of Board of Directors.....................................   7
  Interests of Certain Persons in the Merger...............................   7
  Accounting Treatment.....................................................   7
  Federal Income Tax Consequences..........................................   7
The Merger Agreement.......................................................   7
  Effective Time of the Merger.............................................   7
  Conditions to Consummation of the Merger.................................   7
  Termination of the Merger Agreement......................................   8
  Amendments to the Merger Agreement.......................................   8
  Dissenters' Rights.......................................................   8
  Comparative Market Price Data............................................   9
Selected Financial Data of the Company.....................................  10
INTRODUCTION...............................................................  11
  Proposal to be Considered at the Special Meeting.........................  11
  Voting Rights; Vote Required for Approval................................  11
  Proxies..................................................................  11
THE MERGER.................................................................  12
  Effects of the Merger....................................................  12
  Effective Time...........................................................  13
  Procedures for Exchange of Certificates..................................  13
  Background of the Merger.................................................  14
  The Company's Reasons for the Merger; Recommendation of the Company's
   Board of Directors......................................................  15
  Opinion of Financial Advisor to Eastbay..................................  16
  Interests of Certain Persons in the Merger...............................  19
    Stock Options..........................................................  19
    Forgiveness of Indebtedness............................................  19
    Employment Agreements..................................................  20
    Company Bonus Plan.....................................................  20
    Indemnification and Insurance..........................................  20
  Accounting Treatment.....................................................  21
  Certain Federal Income Tax Consequences of the Merger to the Company's
   Shareholders............................................................  21
  Amount of Funds..........................................................  22
  Dissenters' Rights of Appraisal..........................................  22
  Regulatory Approvals.....................................................  22
THE MERGER AGREEMENT.......................................................  23
  General..................................................................  23
  Effective Time...........................................................  23
  Consideration to be Received by Shareholders of the Company..............  23

  Representations and Warranties...........................................  24
  Covenants................................................................  24
  Conditions to Consummation of the Merger.................................  26
  Termination..............................................................  26
  Termination Fee..........................................................  27
  Amendments and Waivers...................................................  27
  Shareholder Agreements...................................................  27
    Appreciation Right.....................................................  28
    Contingent Consideration...............................................  28
    Covenants of the Management Shareholders...............................  29
  Expenses.................................................................  29
DISSENTERS' RIGHTS.........................................................  29
BUSINESS...................................................................  29
  General..................................................................  29
  History and Philosophy of Eastbay........................................  30
  Company Strategy.........................................................  30
  The Eastbay Catalogs.....................................................  31
    Major Sports Season Catalogs...........................................  31
    Secondary Catalogs.....................................................  31
    Final Score(TM) Sale Catalogs..........................................  32
    Miscellaneous Catalogs.................................................  32
  The Eastbay Customer.....................................................  32
    Mailing List Development...............................................  32
    Customer Asset Management..............................................  32
  Products and Merchandising...............................................  32
    Products...............................................................  32
    Product Acquisition and Planning.......................................  33
  Direct Marketing Operations..............................................  34
    Teleservices and Order Entry...........................................  34
    Catalog Publication....................................................  34
    Distribution and Fulfillment...........................................  34
    Customer Service and Returns...........................................  34
    Information Systems and Technology.....................................  34
  Competition..............................................................  35
  Employees................................................................  35
  Trademarks and Tradenames................................................  35
  Properties...............................................................  35
  Legal Proceedings........................................................  36
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS................................................................  37
  Overview.................................................................  37
  Results of Operations....................................................  37
    Three Months Ended September 30, 1996 Compared to Three Months Ended
     September 30, 1995....................................................  38
    Fiscal 1996 Compared to Fiscal 1995....................................  38
    Fiscal 1995 Compared to Fiscal 1994....................................  39
    Liquidity and Capital Resources........................................  40
    Seasonality............................................................  40
    Forward Looking Statements.............................................  40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............  41

DIRECTORS AND EXECUTIVE OFFICERS..........................................  42
  Directors...............................................................  42
  Executive Officers......................................................  42
OTHER MATTERS.............................................................  42
SHAREHOLDER PROPOSALS.....................................................  42
EXPENSES OF SOLICITATION..................................................  43
INDEPENDENT PUBLIC ACCOUNTANTS............................................  43
AVAILABLE INFORMATION.....................................................  43
INDEX TO FINANCIAL STATEMENTS............................................. F-1

                                    EXHIBITS

Exhibit A--Agreement and Plan of Merger dated November 30, 1996 among
        Woolworth Corporation, East Acquisition Corporation and Eastbay,
        Inc.
Exhibit B--Agreement With Shareholder dated November 30, 1996 between
        Woolworth Corporation and Arthur H. Juedes
Exhibit C--Agreement With Shareholder dated November 30, 1996 between
        Woolworth Corporation and Richard C. Gering
Exhibit D--Agreement With Shareholder dated November 30, 1996 between
        Woolworth Corporation and Harry H. Colcord
Exhibit E--Opinion of Robert W. Baird & Co. Incorporated

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement. The summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement and the exhibits hereto. Shareholders are urged to review the entire Proxy Statement carefully.

GENERAL

 The Special Meeting

  The Special Meeting of shareholders of Eastbay, Inc. ("Eastbay" or the "Company") will be held on January 30, 1997 at 10:00 a.m., local time, at The Wausau Club, 309 McClellan Street, Wausau, Wisconsin 54403 (the "Special Meeting"). Only holders of record of shares of the $.01 par value common stock of the Company (the "Common Stock" or "Company Shares") at the close of business on January 3, 1997 are entitled to notice of and to vote at the Special Meeting. On that date, there were 6,097,667 Company Shares outstanding, with each share entitled to cast one vote at the Special Meeting. See "INTRODUCTION--Voting Rights; Vote Required for Approval."

 Purpose of the Special Meeting; Quorum; Vote Required

  At the Special Meeting, shareholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, a copy of which is attached as Exhibit A to this Proxy Statement (the "Merger Agreement"). The Merger Agreement provides for the merger of East Acquisition Corporation into the Company (the "Merger"), such that the Company, as the surviving corporation (the "Surviving Corporation"), would become an indirect, wholly-owned subsidiary of Woolworth Corporation. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding Company Shares is necessary to constitute a quorum at the Special Meeting. Under Wisconsin law, approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Company Shares. Pursuant to certain Agreements with Shareholder dated November 30, 1996 between Woolworth and each of the Management Shareholders, copies of which are attached as Exhibits B, C and D hereto (the "Shareholder Agreements"), the Management Shareholders, who collectively own 3,510,978 shares of Common Stock, representing approximately 58% of the Company's outstanding Common Stock, have agreed to vote their shares in favor of approval and adoption of the Merger Agreement unless the Company's Board of Directors determines, after consultation with counsel, that recommending the Merger and adoption of the Merger Agreement to the Company's shareholders is inconsistent with the Board of Directors' fiduciary duties to the Company's shareholders. Accordingly, if the Management Shareholders vote their shares in favor of the Merger Agreement, the Merger will be approved. See "INTRODUCTION--Voting Rights; Vote Required for Approval," and "THE MERGER AGREEMENT--Conditions to Consummation of the Merger."

 The Parties to the Merger

  Woolworth Corporation. Woolworth Corporation ("Woolworth") and its retail divisions operate a multinational retailing business selling a broad range of merchandise through approximately 8,000 stores in the United States, Canada, Mexico, Germany, Austria, England, Belgium, Luxembourg, the Netherlands, France, Spain, Italy, Australia and Hong Kong. The principal executive offices of Woolworth are located at 233 Broadway, New York, New York 10279 and the telephone number is 212-553-2000.

  Eastbay, Inc. Eastbay is a leading direct marketer of athletic footwear, apparel, equipment and licensed and private label products. The principal executive offices of the Company are located at 427 Third Street, Wausau, Wisconsin 54403 and the telephone number is 715-845-5538.

  East Acquisition Corporation. East Acquisition Corporation ("Woolworth Sub") is an indirect, wholly-owned subsidiary of Woolworth, formed solely for the purpose of the Merger. Woolworth Sub has not engaged in any business activity unrelated to the Merger. The principal executive offices of Woolworth Sub are located at 233 Broadway, New York, New York 10279 and the telephone number is 212-553-2000.

 The Merger

  Pursuant to the Merger Agreement, Woolworth Sub will merge into the Company, with the Company being the Surviving Corporation. Except as provided in the next two sentences, each outstanding share of the Company's Common Stock will be converted into the right to receive from Woolworth $24.00 in cash, without interest. Each outstanding share of Common Stock (the "Management Shares") owned by Arthur H. Juedes, Richard C. Gering or Harry H. Colcord, the Company's Co-Chairman, Co-Chairman and President and Chief Executive Officer, respectively (the "Management Shareholders"), will be converted into the right to receive $22.00 in cash, without interest and, if the Company achieves certain earnings after the Merger as defined in the Shareholder Agreements, contingent consideration of up to an additional $1.75 in cash, without interest. Each outstanding Company Share held by Woolworth, Woolworth Sub or by the Company as treasury shares will be canceled and retired without consideration. The consideration to be received by the Company's shareholders pursuant to the Merger Agreement is sometimes referred to herein as the "Merger Consideration." Woolworth intends to fund payment of the Merger Consideration from current and projected cashflows, as well as available credit lines to the extent needed. All outstanding shares of Woolworth Sub's $.01 par value common stock (the "Woolworth Sub Shares") will be converted into 1,000 shares of common stock of the Surviving Corporation. At the effective time of the Merger (the "Effective Time"), Woolworth will indirectly own 100% of the outstanding Company Shares. See "THE MERGER AGREEMENT."

 Certain Effects of the Merger

  As a result of the Merger, Woolworth will indirectly acquire the entire equity interest in the Company. Therefore, following the Merger the present holders of the Company Shares will no longer have an equity interest in the Company and will no longer share in future earnings and growth of the Company, the risks associated with achieving such earnings and growth, or the potential to realize greater value for their Company Shares through divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Company in the future. Instead, each such holder of Company Shares immediately prior to the Effective Time will have the right to receive the Merger Consideration to which such holder is entitled under the Merger Agreement. The Company Shares will no longer be listed or traded on the Nasdaq National Market and the registration of the Company Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated. See "THE MERGER--Effects of the Merger."

 Procedures for Exchange of Certificates

  Promptly after the Effective Time, a letter of transmittal and instructions for surrendering stock certificates evidencing shares of the Company's Common Stock will be mailed to each holder of the Company's Common Stock for use in exchanging such holder's stock certificates for the Merger Consideration to which such holder is entitled under the Merger Agreement. SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "THE MERGER-- Procedures for Exchange of Certificates."

 Opinion of the Company's Financial Advisor

  On November 30, 1996, Robert W. Baird & Co. Incorporated ("Baird") rendered its opinion to the effect that, as of such date, the $24.00 per share was fair, from a financial point of view, to the holders of Company Shares (other than the Management Shareholders, Woolworth and its affiliates). The full text of Baird's written opinion, dated November 30, 1996, which sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and procedures followed by Baird in rendering its opinion, is attached hereto as Exhibit E. HOLDERS OF COMPANY SHARES ARE URGED TO AND SHOULD READ SUCH OPINION CAREFULLY IN ITS ENTIRETY. See "THE MERGER--Opinion of Financial Advisor to Eastbay."

 Recommendation of Board of Directors

  The Board of Directors has determined that the Merger and the Merger Consideration are fair to, and in the best interests of, the Company's shareholders. The Board of Directors has unanimously approved the Merger Agreement and recommends that shareholders vote FOR the proposal to approve and adopt the Merger Agreement. See "THE MERGER--The Company's Reasons for the Merger; Recommendation of the Company's Board of Directors."

 Interests of Certain Persons in the Merger

  In considering the recommendation of the Board of Directors of the Company with respect to the Merger Agreement and the transactions contemplated thereby, shareholders should be aware that certain members of management of the Company and the Board of Directors of the Company have certain interests in the Merger that are in addition to the interests of shareholders of the Company generally. See "THE MERGER--Interests of Certain Persons in the Merger."

 Accounting Treatment

  The Merger will be accounted for by Woolworth under the purchase method of accounting. See "THE MERGER--Accounting Treatment."

 Federal Income Tax Consequences

  The receipt of the Merger Consideration for Company Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and also may be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, a shareholder of the Company, other than a Management Shareholder, will realize taxable gain or loss as a result of the Merger equal to the difference, if any, between the amount of cash received by the shareholder in the Merger (i.e., $24.00 per share) and the shareholder's adjusted tax basis in such stock. The Management Shareholders will recognize gain or loss upon the surrender of the Management Shares and receipt of the Merger Consideration. To the extent that the receipt of the Merger Consideration is treated as an open transaction under federal tax law, the amount of the gain or loss recognized on receipt of the initial Merger Consideration will be equal to the difference between (a) the amount of cash received and (b) such holder's aggregate adjusted tax basis in the Company Shares surrendered. The gain or loss recognized on the receipt of the remaining Merger Consideration, if any, should be fully taxable, either as additional gain or a smaller loss or as imputed interest. See "THE MERGER--Certain Federal Income Tax Consequences of the Merger to the Company's Shareholders."

THE MERGER AGREEMENT

 Effective Time of the Merger

  The Merger will become effective (the "Effective Time") on the later of (a) the date the Department of Financial Institutions of the State of Wisconsin receives for filing Articles of Merger or (b) the effective date and time specified in such Articles of Merger. The filing will occur after all conditions to the Merger contained in the Merger Agreement have been satisfied or waived. The Company, Woolworth and Woolworth Sub anticipate that the Merger will be consummated promptly following the Special Meeting. See "THE MERGER AGREEMENT--General" and "--Effective Time."

 Conditions to Consummation of the Merger

  The respective obligations of the Company, Woolworth and Woolworth Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of various closing conditions. Such conditions include, among others, the approval and adoption of the Merger Agreement by the holders of a majority of the outstanding Company Shares, the receipt of necessary regulatory approvals and the correctness in all material respects of the representations and warranties of the parties to the Merger Agreement. See "THE MERGER AGREEMENT-- Conditions to Consummation of the Merger" and "--Termination."

 Termination of the Merger Agreement

  The Merger Agreement may, under specified circumstances, be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding approval of the Merger Agreement by the shareholders of the Company. The Merger Agreement requires the Company to pay Woolworth a termination fee (the "Termination Fee") of $4 million (approximately $0.66 per Company Share) if Eastbay terminates the Merger Agreement (a) due to the Merger not being consummated on or before March 31, 1997; (b) due to Eastbay's shareholders failing to approve the Merger Agreement by the requisite vote required by law; or (c) because the Board of Directors of the Company determines, in exercise of its judgment as to its fiduciary duties to the Company's shareholders after consultation with counsel, that such termination is required by reason of any Takeover Proposal (as defined in the Merger Agreement), in each such case if such termination occurs after a bona fide "Takeover Proposal" has been received by Eastbay and, within one year after the date of such termination, Eastbay enters into an agreement for a "Business Combination" (as defined in the Merger Agreement) which is subsequently consummated. The Termination Fee in any of these circumstances must be paid at the time of consummation of the Business Combination. In addition, if either party terminates the Merger Agreement due to the shareholders of the Company failing to approve and adopt the Merger Agreement by the requisite vote required by law at a time when no bona fide Takeover Proposal has been received by the Company, the Company is required to pay Woolworth the Termination Fee promptly upon such termination. Notwithstanding the foregoing, the Company is not required to pay Woolworth the Termination Fee in any circumstance if (a) Woolworth is in material breach of its obligations under the Merger Agreement at the time of termination; (b) the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall not have terminated or expired at the time of termination of the Merger Agreement if, at the time of termination of the Merger Agreement, 60 days have passed since the HSR Act filing; or (c) the conditions to the Company's obligation to effect the Merger shall not have been satisfied prior to such termination. See "THE MERGER AGREEMENT--Termination."

  If the Merger Agreement is terminated by the Company, certain appreciation rights granted by the Management Shareholders to Woolworth pursuant to the Shareholder Agreements become operative. Pursuant to this appreciation right, each Management Shareholder has agreed that, except in certain circumstances, if at any time prior to the first anniversary of the date the Merger Agreement is terminated by the Company, (a) any third party makes a bona fide Takeover Proposal and subsequently (b) the Management Shareholder, by sale, transfer, assignment or any other means, receives cash or property for any of the Management Shares in excess of $23.75 per share, the Management Shareholder will promptly pay (including, in the case of deferred consideration, when such consideration is received) the amount of such excess to Woolworth; provided that if a Takeover Proposal which provides for the payment of a higher price per share to the public than that set forth in the Merger Agreement (i.e., $24.00 per share) is received by the Company within 37 days of the date of the Merger Agreement (i.e., by January 6, 1997), this payment is subject to a maximum of $1.139284 per share (for an aggregate maximum payment among all of the Management Shareholders of approximately $4 million). The Company did not receive a Takeover Proposal by January 6, 1997. See "THE MERGER AGREEMENT-- Shareholder Agreements."

 Amendments to the Merger Agreement

  The Merger Agreement may not be amended except by action of the Company, Woolworth and Woolworth Sub set forth in an instrument in writing signed on behalf of each of the parties. After approval of the Merger Agreement by the shareholders of the Company and without the further approval of such shareholders, no amendment may be made which decreases the Merger Consideration or otherwise materially affects the rights of the Company's shareholders. See "THE MERGER AGREEMENT--Amendments and Waivers."

 Dissenters' Rights

  Under the Wisconsin Business Corporation Law ("WBCL"), holders of a class of stock traded on the Nasdaq National Market (such as the Company Shares) do not have dissenters' rights except in certain circumstances, none of which are present with respect to the Merger. See "DISSENTERS' RIGHTS."

 Comparative Market Price Data

  Effective September 29, 1995, the Company's Common Stock was listed for trading on the Nasdaq National Market under the symbol "EBAY." As of December 6, 1996, there were approximately 244 shareholders of record. The following table sets forth the high and low sales price per share of the Company's Common Stock on the Nasdaq National Market for the periods indicated. The Company has not paid any dividends on its Common Stock since its initial public offering.

                                                                   HIGH   LOW
                                                                  ------ ------
      Fiscal Year Ended June 30, 1996
        Second Quarter........................................... $24.75 $19.00
        Third Quarter............................................  19.25  14.75
        Fourth Quarter...........................................  18.50  14.75
      Fiscal Year Ended June 30, 1997
        First Quarter............................................ $18.25 $14.25
        Second Quarter........................................... $24.50 $16.00

  On November 27, 1996, the last full day of trading prior to the announcement by the Company and Woolworth of the execution of the Merger Agreement, the reported high and low sales prices per share of Common Stock were $19.00 and $18.00, respectively. On January 7, 1997, the last full day of trading prior to the printing of this Proxy Statement, such reported high and low sales prices per share were $23.80 and $23.625, respectively.

SELECTED FINANCIAL DATA OF THE COMPANY

  The following selected financial data for the five years ended June 30, 1996 are derived from the financial statements of Eastbay which have been audited by Wipfli Ullrich Bertelson, independent auditors. The selected financial data for the three-month periods ended September 30, 1995 and 1996 are derived from unaudited financial statements of Eastbay and include all adjustments, consisting of only normal recurring accruals, that Eastbay considers necessary for a fair presentation of the financial position and results of operations for those periods.

                            (UNAUDITED)
                              FOR THE
                           THREE MONTHS
                               ENDED                       FOR THE
                           SEPTEMBER 30,             YEARS ENDED JUNE 30,
                          ---------------  --------------------------------------------
                           1996    1995      1996     1995     1994     1993     1992
                          ------- -------  --------  -------  -------  -------  -------
                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net Sales...............  $30,816 $28,539  $117,639  $98,770  $76,908  $53,028  $40,416
Cost of Sales...........   15,105  15,762    62,520   54,464   43,191   30,766   25,961
                          ------- -------  --------  -------  -------  -------  -------
 Gross Profit...........   15,711  12,777    55,119   44,306   33,717   22,262   14,455
Selling, general and
 administrative expense.   12,328  10,132    46,815   36,858   28,472   18,036   12,202
                          ------- -------  --------  -------  -------  -------  -------
Income from operations..    3,383   2,645     8,304    7,448    5,245    4,226    2,253
Interest income
 (expense)..............       87    (316)     (343)    (843)    (342)    (121)    (193)
Other income (expense)..        2     --        240       12   (3,423)       1        4
                          ------- -------  --------  -------  -------  -------  -------
 Income before taxes....  $ 3,472 $ 2,329  $  8,201  $ 6,617  $ 1,480  $ 4,106  $ 2,064
Provision for income
 taxes or pro forma
 adjustment for income
 taxes(1)...............    1,372     920     2,750    2,614      585    1,622      315
                          ------- -------  --------  -------  -------  -------  -------
Pro forma net income....  $ 2,100 $ 1,409  $  5,451  $ 4,003  $   895  $ 2,484  $ 1,249
                          ======= =======  ========  =======  =======  =======  =======
Pro forma net income per
 share(2)...............  $  0.35 $  0.31  $   0.96  $  0.88
                          ======= =======  ========  =======
Pro forma weighted
 average shares
 outstanding(2).........    6,071   4,537     5,673    4,537
                          ======= =======  ========  =======
Supplemental pro forma
 net income per
 share(3)...............  $  0.35 $  0.26  $   0.93  $  0.74
                          ======= =======  ========  =======
Supplemental pro forma
 weighted average shares
 outstanding(3).........    6,071   6,071     6,071    6,071
                          ======= =======  ========  =======
SELECTED OPERATING DATA:
Number of catalogs
 mailed.................   15,938  13,065    45,614   37,766   27,124   16,101   13,584
Active accounts(4)......    5,475   4,485     5,372    4,192    2,626    1,878    1,318
BALANCE SHEET DATA:
Working capital.........  $36,787 $11,707  $ 34,815  $24,211  $13,821  $ 6,356  $ 4,605
Total assets............   52,943  40,364    48,729   40,072   26,371   16,767   11,909
Short-term debt.........      --    6,559       --     1,630      200    1,546    2,294
Long-term debt excluding
 current maturities.....      --   12,259       --    12,309    7,709      --       174
Shareholders' equity....   39,953   2,282    37,853   14,803    9,492    8,868    6,443

--------
(1) Pro forma adjustment for income taxes reflects income taxes as if the Company had been a C corporation rather than an S corporation for all periods prior to October 3, 1995, the date the Company's S corporation status terminated, assuming a combined federal and state tax rate of 39.5%.
(2) Pro forma weighted average shares have been adjusted to include 766,666 shares deemed to be issued at the initial offering price of $15 per share to fund an $11,500,000 distribution of previously taxed S corporation earnings and profits to the Company's shareholders prior to the offering paid from offering proceeds, as if such distribution was made at the beginning of fiscal 1995.
(3) Supplemental pro forma net income per share is based upon pro forma net income adjusted for a pro forma reduction in interest expense, less the related income tax effect, associated with the public offering proceeds used to retire indebtedness, divided by the number of shares outstanding after the offering.
(4) Active accounts are those customers who have made at least one purchase or requested a catalog from the Company in the preceding 36 months, determined from the end of the applicable fiscal year.

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Eastbay, Inc. ("Eastbay" or the "Company") to be voted at a Special Meeting of shareholders to be held on January 30, 1997 (the "Special Meeting") and any adjournments or postponements thereof. Shares represented by properly executed proxies received by the Company will be voted at the Special Meeting or any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the Secretary or Acting Secretary of the meeting or by oral notice to the presiding officers during the meeting.

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

  At the Special Meeting, the shareholders of the Company will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 30, 1996 (the "Merger Agreement"), between Woolworth Corporation ("Woolworth"), East Acquisition Corporation, a newly-formed Wisconsin corporation which is an indirect wholly-owned subsidiary of Woolworth ("Woolworth Sub"), and the Company.

  The Merger Agreement provides for the merger (the "Merger") of Woolworth Sub into the Company, with the Company being the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger, (a) except as provided in
(b) and (c), each outstanding share of the common stock, $.01 par value, of the Company (the "Common Stock" or "Company Shares"), will be converted into the right to receive $24.00 per share in cash, without interest; (b) each outstanding share of Common Stock (the "Management Shares") held by Arthur H. Juedes, Richard C. Gering or Harry H. Colcord, the Company's Co-Chairman, Co-Chairman and President and Chief Executive Officer, respectively (the "Management Shareholders"), will be converted into the right to receive $22.00 in cash, without interest and, if the Company achieves certain earnings after the Merger as defined in the Shareholder Agreements, contingent consideration of up to an additional $1.75 in cash, without interest; (c) each outstanding Company Share held by Woolworth, Woolworth Sub or by the Company as treasury shares will be canceled and retired without consideration; and (d) all outstanding shares of Woolworth Sub common stock, $.01 par value per share (the "Woolworth Sub Shares"), will be converted into 1,000 shares of Common Stock of the Surviving Corporation. The consideration to be received by the Company's shareholders pursuant to the Merger is sometimes referred to herein as the "Merger Consideration." A copy of the Merger Agreement is attached as Exhibit A to this Proxy Statement.

VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL

  The record date for the Special Meeting is the close of business on January 3, 1997. At that date, there were 6,097,667 Company Shares outstanding. Each Company Share entitles its holder to one vote concerning all matters properly coming before the Special Meeting. Any shareholder entitled to vote may vote either in person or by duly authorized proxy. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum. Abstentions and broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owner but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) are counted for the purpose of establishing a quorum. Under the Wisconsin Business Corporation Law ("WBCL"), for the Merger to be approved by shareholders, the Merger Agreement must be approved and adopted by the holders of a majority of the outstanding Company Shares. Accordingly, abstentions and broker non-votes have the same effect as a vote "AGAINST" approval of the Merger.

PROXIES

  All Company Shares represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND, IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, ON SUCH OTHER MATTERS AS MAY PROPERLY BE PRESENTED AT THE SPECIAL MEETING.

  A shareholder may revoke his, her or its proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated and signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

  Expenses in connection with the solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers and banks or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or facsimile, by officers and regular employees of the Company who will receive no additional compensation in connection with the solicitation.

                                  THE MERGER

  The following information describes the material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the exhibits hereto, including the Merger Agreement, which is attached to this Proxy Statement as Exhibit A and is incorporated herein by reference. All shareholders are urged to read Exhibit A in its entirety. See also "THE MERGER AGREEMENT."

  The Board of Directors of the Company has unanimously approved the Merger Agreement and recommended approval and adoption of the Merger Agreement by the shareholders and has determined that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company's shareholders. See "--The Company's Reasons for the Merger; Recommendation of the Company's Board of Directors."

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

EFFECTS OF THE MERGER

  Upon consummation of the Merger, (a) Woolworth Sub will merge with and into the Company, with the Company being the Surviving Corporation; (b) the Company will become an indirect, wholly-owned subsidiary of Woolworth; (c) each Company Share outstanding immediately prior to the Effective Time, other than Management Shares, will be converted, in a taxable transaction, into the right to receive $24.00 in cash, without interest; (d) each Management Share outstanding immediately prior to the Effective Time will be converted, in a taxable transaction, into the right to receive $22.00 in cash, without interest and, if the Company achieves certain earnings after the Merger as defined in the Shareholder Agreements, contingent consideration of up to an additional $1.75 in cash, without interest; (e) each Company Share outstanding immediately prior to the Effective Time and held by the Company as treasury shares or by Woolworth or Woolworth Sub will be canceled and retired without consideration; and (f) the Woolworth Sub Shares will be converted into 1,000 shares of Common Stock of the Surviving Corporation.

  As of the record date, there were 6,097,667 Company Shares outstanding and 162,858 Company Shares reserved for future issuance pursuant to currently outstanding stock options. Assuming that no additional Company Shares or stock options are outstanding at the Effective Time, then, upon consummation of the Merger, holders of Company Shares and stock options would be entitled to receive, in the aggregate, approximately $140.2 million. In addition, if the Company achieves certain earnings after the Merger, as defined in the Shareholder Agreements, the Management Shareholders would have the right to receive contingent consideration of up to an additional $6,144,211.50 ($1.75 per share) after the Company's twelve month periods ended June 30, 1998 and 1999.

  After the Effective Time, each certificate previously representing Company Shares will represent only the right to receive the Merger Consideration to which such certificate is entitled pursuant to the Merger Agreement. Certificates previously representing Company Shares may be exchanged for the Merger Consideration as provided below. Each Company Share held by Woolworth, Woolworth Sub or the Company will be canceled and retired and no payment will be made with respect thereto.

  For a description of the procedures for exchanging certificates representing Company Shares, see "--Procedures for Exchange of Certificates."

EFFECTIVE TIME

  If the Merger Agreement is adopted by the requisite vote of the Company's shareholders and the other conditions to the Merger are satisfied (or waived to the extent permitted), the Merger will be consummated and effective at the later of (a) the date the Department of Financial Institutions for the State of Wisconsin receives for filing Articles of Merger or (b) the effective date and time specified in such Articles of Merger. The date and time the Merger is effective is referred to herein as the "Effective Time."

  The Merger Agreement provides that the parties will cause the Effective Time to occur as promptly as practicable after the adoption of the Merger Agreement by the shareholders of the Company and the satisfaction (or waiver, if permissible) of the other conditions set forth in the Merger Agreement. In certain circumstances, Woolworth or the Company may terminate the Merger Agreement prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by the Company's shareholders. See "THE MERGER AGREEMENT--Termination."

PROCEDURES FOR EXCHANGE OF CERTIFICATES

  At or prior to the Effective Time, Woolworth will deposit, or will cause to be deposited, with a bank or trust company to be designated by Woolworth (the "Exchange Agent") approximately $140.2 million (the "Exchange Fund"), for the benefit of the holders of Company Shares for exchange in accordance with the terms of the Merger Agreement. Pursuant to irrevocable instructions, the Exchange Agent will deliver out of the Exchange Fund the portion of the Merger Consideration associated with the outstanding Company Shares pursuant to the Merger Agreement.

  At or after the Effective Time there will be no transfers of Company Shares on the stock transfer books of the Company.

  Promptly after the Effective Time, Woolworth will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") (a) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent), and (b) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with a letter of transmittal, duly executed, and any other documents as may be required pursuant to such instructions, the holder of a Certificate will be entitled to receive in exchange therefor the Merger Consideration to which such Certificate is entitled. The Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Company Shares which is not registered in the stock transfer records of the Company, it shall be a condition to such exchange that a Certificate representing the proper number of Company Shares be presented by a transferee to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid. Until surrendered, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration to which such certificate is entitled.

  SHAREHOLDERS OF THE COMPANY SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

  Any portion of the Exchange Fund remaining undistributed 180 days after the Effective Time will be returned to Woolworth, and any holders of theretofore unsurrendered Company Shares will thereafter be able to look only to Woolworth for any portion of the Exchange Fund to which they are entitled. Woolworth will not be liable to any holder of Company Shares for Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar law.

BACKGROUND OF THE MERGER

  From time to time in the past, officers and employees of the Company and Woolworth have had discussions and meetings regarding potential commercial relationships and business matters. On July 25, 1996, Woolworth informed Eastbay that it was interested in pursuing a possible acquisition of Eastbay and desired to begin discussions in connection therewith. Eastbay's Board of Directors, at a meeting on July 30, 1996, authorized Mr. Colcord to negotiate with Woolworth with the assistance, to the extent he deemed appropriate, of Baird and Eastbay's legal counsel. Although at the time Eastbay was not considering a sale, Eastbay's Board of Directors felt that it was in Eastbay's best interests to entertain discussions with Woolworth.

  On August 19, 1996, Eastbay's Board of Directors decided to retain Robert W. Baird & Co. Incorporated to assist the Board of Directors in evaluating any offer made by Woolworth and, if an offer was made, to assist in the negotiations with Woolworth. On August 20, 1996, Eastbay and Woolworth executed a confidentiality agreement agreeing to maintain the secrecy of each other's confidential information. On August 28, 1996, representatives of Woolworth began a due diligence investigation of Eastbay to determine whether Woolworth was interested in pursuing an acquisition or other business transaction with Eastbay.

  During the period from August 20, 1996 to early November 1996, Mr. Colcord engaged in numerous negotiations and discussions with representatives of Woolworth regarding the business terms of a proposed acquisition including whether the form of consideration would be Woolworth stock or cash. Mr. Colcord was in frequent contact with the other directors of the Company regarding the negotiations and also consulted with Eastbay's financial and legal advisers. On November 13, 1996, Woolworth's legal counsel delivered a proposed draft of the Merger Agreement and Shareholder Agreements to Eastbay and its financial and legal advisors.

  On November 19, 1996, Messrs. Colcord, Gering and Juedes and representatives of Baird and Eastbay's legal counsel met with representatives of Woolworth and a representative of Woolworth's outside corporate counsel. At this meeting, the parties reviewed and negotiated the terms of the Merger Agreement and related documentation. These discussions and negotiations continued on a frequent basis from November 19, 1996 to November 30, 1996. The directors of the Company were provided with several drafts of these documents during this period to solicit their review and comment and to assist in the negotiations.

  Eastbay's Board of Directors met on November 19, 1996 to discuss the terms of the current drafts of the proposed agreements and the results of the meeting with representatives of Woolworth. Eastbay's legal counsel outlined the terms of the agreements and explained the Board of Directors' fiduciary duties to its shareholders. At the conclusion of the meeting, the Board of Directors authorized Mr. Colcord to continue negotiating with Woolworth.

  During the week of November 25, the parties continued extensive negotiations to finalize the agreements and the proposed terms of the transaction, including the proposed amount of the Merger Consideration. On November 29, 1996, the Board of Directors met to discuss the terms of the revised agreements and reviewed and discussed in detail the proposed transaction. At this meeting, Eastbay's legal counsel described the changes in the terms of the agreements from those contained in the agreements previously reviewed by the Board of Directors, and Baird reviewed its financial analyses, including its valuation methods, analysis of comparable companies, analysis of comparable acquisition transactions and discounted cash flow analysis. The two outside directors also met separately with Eastbay's corporate counsel and Baird to further review the terms of the agreements and the transaction. The entire Board of Directors then reconvened and several Board members made suggestions and comments regarding the terms of the agreements and further issues for negotiation. At the conclusion of this meeting, Mr. Colcord was authorized to continue negotiation with Woolworth in an effort to finalize the agreements and present the final agreements to the Board of Directors on November 30, 1996.

  The parties continued their negotiations and the Board of Directors met again on November 30, 1996. At this meeting, Eastbay's corporate counsel explained the final terms of the agreements and Baird rendered its oral opinion (subsequently confirmed in writing) to the effect that, as of such date, the $24.00 per share was fair, from a financial point of view, to the holders of Company Shares (other than the Management Shareholders, Woolworth and its affiliates). See "THE MERGER--Opinion of Financial Advisor to Eastbay." Again, the two outside directors met separately with representatives of Eastbay's counsel and Baird and further discussed the terms of the transaction. The full Board then reconvened and the Board of Directors unanimously determined that the Merger was in the best interests of Eastbay's shareholders, unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement and unanimously resolved to recommend that Eastbay's shareholders vote for adoption of the Merger Agreement.

THE COMPANY'S REASONS FOR THE MERGER; RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

  At a special meeting of the Board of Directors held on November 30, 1996, at which all directors were present, the Company's Board of Directors unanimously determined that the Merger is in the best interests of the Company's shareholders, unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement and unanimously resolved to recommend that the Company's shareholders vote for adoption of the Merger Agreement. As described above under "--Background of the Merger," at meetings held on November 29, and November 30, 1996, the Company's Board of Directors received advice or presentations from, and reviewed the then-current terms of the Merger Agreement and the Shareholder Agreements with, the Company's management and its financial and legal advisors. The financial analyses conducted by Baird in connection with its fairness opinion are summarized below under "-- Opinion of Financial Advisor to Eastbay." The presentations by Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., the Company's legal advisors, described and explained (i) the terms and conditions of the proposed Merger as set forth in the draft of the Merger Agreement, (ii) the terms of the proposed Shareholder Agreements as set forth in the draft of the Shareholder Agreements, and (iii) the fiduciary duties applicable to the Company's Board of Directors in the evaluation of the proposed transaction.

  In reaching its conclusion to enter into the Merger Agreement and recommend that the Company's shareholders vote for adoption of the Merger Agreement, the Company's Board of Directors considered a number of factors, including, without limitation, the following:

    (i) The amount and type of consideration to be received in the Merger by the shareholders of the Company and the historical trading prices of the Company's Common Stock, including the fact that the Merger Consideration represented a significant premium over the then-prevailing market price of the Company Shares, and the relationship between the Merger Consideration and the Company's reported earnings and certain other measures.

    (ii) The opinion of Baird to the effect that, as of November 30, 1996, the $24.00 per share was fair, from a financial point of view, to the holders of Company Shares (other than the Management Shareholders, Woolworth and its affiliates), together with Baird's related financial analyses.

    (iii) Current market conditions and historical market prices, volatility and trading information with respect to the Company Shares.

    (iv) The condition, prospects and strategic direction of the Company's business.

    (v) The terms and conditions of the Merger and the Merger Agreement, including the amount and the form of the consideration, as well as the parties' mutual representations, warranties and covenants, and the conditions to their respective obligations.

    (vi) The terms of the Merger Agreement that permit the Company's Board of Directors, in the exercise of their fiduciary duties and subject to certain conditions, to respond to inquiries regarding potential business combination transactions, to provide information to, and negotiate with, third parties making an unsolicited proposal to acquire the Company in such a transaction and to terminate the Merger Agreement if the Company's Board of Directors determines in the exercise of its judgment as to its fiduciary duties to the Company's shareholders, after consultation with counsel, that such termination is required by reason of a subsequent Takeover Proposal. In that regard, the Board of Directors specifically considered the applicability of the Termination Fee (see "THE MERGER AGREEMENT--Termination Fee") and the appreciation rights granted by the Management Shareholders under the Shareholder Agreements (see "THE MERGER AGREEMENT--Shareholder Agreements"). The Company's Board of Directors did not view the Termination Fee provision of the Merger Agreement and the potential effect which the appreciation right provisions of the Shareholder Agreements could have on a subsequent bidder, taken together, as unreasonably impeding any interested third party from proposing a superior transaction. In view of the $24.00 per share consideration offered by Woolworth and the Board of Directors' judgment that it was unlikely a higher offer could be obtained, the Board of Directors determined these provisions were not unreasonable.

    (vii) The likelihood that the Merger will be consummated.

  In view of the wide variety of factors considered in connection with its evaluation of the terms of the Merger, the Company's Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions.

OPINION OF FINANCIAL ADVISOR TO EASTBAY

  Robert W. Baird & Co. Incorporated ("Baird") has acted as financial advisor to Eastbay in connection with the Merger and has assisted the Board of Directors of Eastbay in its examination of the fairness, from a financial point of view, of the $24.00 per share cash consideration (the "Consideration") proposed to be paid in the Merger to the holders of Company Shares (other than the Management Shareholders, Woolworth and its affiliates). On November 30, 1996, Baird rendered its opinion to the Board of Directors of Eastbay to the effect that, as of such date, the Consideration was fair, from a financial point of view, to such holders.

  THE FULL TEXT OF BAIRD'S OPINION, DATED NOVEMBER 30, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY BAIRD IN RENDERING ITS OPINION, IS ATTACHED AS EXHIBIT E TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. BAIRD'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, AS OF NOVEMBER 30, 1996 AND FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO THE HOLDERS OF EASTBAY SHARES (OTHER THAN THE MANAGEMENT SHAREHOLDERS, WOOLWORTH AND ITS AFFILIATES) AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY EASTBAY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT. BAIRD DID NOT RECOMMEND TO EASTBAY THE AMOUNT OF CONSIDERATION TO BE PAID TO EASTBAY'S SHAREHOLDERS. THE SUMMARY OF BAIRD'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED AS EXHIBIT E. SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

  In conducting its investigation and analysis in arriving at its opinion attached as Exhibit E, Baird reviewed such information and took into account such financial and economic factors as it deemed relevant under the circumstances. In that connection, Baird among other things (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of Eastbay furnished to Baird for purposes of its analysis, as well as publicly available information including, but not limited to, Eastbay's recent filings with the Securities and Exchange Commission (the "Commission"), and equity analyst research reports prepared by various investment banking firms including Baird; (ii) reviewed the Merger Agreement in the form presented to the Board of Directors of Eastbay; (iii) compared the historical market prices and trading activity of the Eastbay Common Stock and Woolworth common stock with those of certain other publicly traded companies Baird deemed relevant; (iv) compared the financial position and operating results of Eastbay with those of other publicly traded companies Baird deemed relevant; and (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations Baird deemed relevant. Baird held discussions with members of Eastbay's and Woolworth's respective senior management concerning Eastbay's and Woolworth's historical and current financial condition and operating results as well as the future prospects of Eastbay and Woolworth, respectively. Baird was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Eastbay. Baird also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which it deemed relevant for the preparation of its opinion. The Consideration was determined by Eastbay and Woolworth in arms-length negotiations. Eastbay did not place any limitation upon Baird with respect to the procedures followed or factors considered by Baird in rendering its opinion.

  In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it by or on behalf of Eastbay and Woolworth, or publicly available, and were not engaged, and did not attempt, to verify any such information. Baird also assumed, with Eastbay's consent, that (i) the Merger will be accounted for under the purchase method and (ii) all material assets and liabilities (contingent or otherwise, known or unknown) of Eastbay are as set forth in Eastbay's financial statements. Baird assumed that the financial forecasts examined by it had been reasonably prepared on bases reflecting the best available estimates and good faith judgments of Eastbay's senior management as to the future performance of Eastbay. In conducting its review, Baird did not undertake nor obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Eastbay, nor did Baird make a physical inspection of the properties or facilities of Eastbay. Baird expressed no opinion as to the fairness, from a financial point of view, of the consideration proposed to be paid by Woolworth to the Management Shareholders for their shares of Eastbay Common Stock. Baird's opinion was based upon economic, monetary and market conditions as they existed on and to the extent that they could be evaluated as of the date of such opinion and did not predict or take into account any changes which may occur or information which may become available thereafter.

  In connection with preparing its opinion on November 30, 1996, Baird conducted a variety of financial analyses summarized below with respect to Eastbay.

  Analysis of Eastbay Valuation Multiples. Baird calculated multiples of the "Equity Value" of Eastbay represented by the Consideration (i.e., $148.1 million, obtained by multiplying the Consideration by the total number of fully diluted Eastbay shares, including shares from the assumed conversion of options, less net proceeds from such stock options) to Eastbay's latest twelve months ("LTM") net income and its projected net income for calendar years 1996 and 1997 (based on estimates of Eastbay's management), and multiples of Eastbay's "Enterprise Value" (defined as the Equity Value plus $3.0 million of forecasted average monthly seasonal debt for fiscal 1997, less cash and cash equivalents) to its LTM revenues, its LTM operating income before depreciation and amortization, interest and taxes ("EBITDA") and its LTM operating income ("EBIT"). For this purpose, LTM represents the twelve month period ended September 30, 1996. The calculations resulted in ratios of the Equity Value to net income ("P/E Ratios") of 23.7x based on LTM results; 25.3x based on projected calendarized 1996 results; and 19.2x based on projected calendarized 1997 results. The ratio of Enterprise Value to LTM revenues was 1.3x, the ratio of Enterprise Value to LTM EBITDA was 15.0x and the ratio of Enterprise Value to LTM EBIT was 16.7x.

  Analysis of Selected Publicly-Traded Eastbay Comparable Companies. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of November 26, 1996 for two groups of selected publicly traded companies which Baird deemed relevant. The first group, Direct Marketing, consisted of Black Box Corporation, CDW Computer Centers, Inc., Express Scripts, Inc., Fingerhut Companies, Inc., Global DirectMail Corp., Lands' End, Inc., Micro Warehouse, Inc., Multiple Zones International, Inc., Insight Enterprises, Inc., Viking Office Products, Inc. and Williams-Sonoma, Inc. The second group, the Athletic Group, consisted of Just for Feet, Inc., The Finish Line, Inc., Footstar, Inc., Sport Supply Group, Inc., Hibbett Sporting Goods, Inc., Nike, Inc., Reebok International, Ltd., Starter Corporation, The Sports Authority, Inc. and Sports & Recreation, Inc. For each company, Baird calculated multiples as of November 26, 1996 of Enterprise Value to LTM revenues, LTM EBITDA and LTM EBIT. An analysis of the multiples of the Enterprise Value to LTM revenues, LTM EBITDA and LTM EBIT yielded 1.3x, 15.0x and 16.7x, respectively, for Eastbay compared to medians of 0.8x, 14.0x and 14.8x, respectively, for the

Direct Marketers; 0.8x, 12.8x and 16.7x, respectively, for the Athletic Group, and 0.9x, 13.3x and 15.9x, respectively, for the two groups combined. For Eastbay and each comparable company, Baird also calculated P/E ratios as of November 26, 1996 based on market stock prices as of such date and LTM earnings per share and estimated earnings per share (derived from FirstCall estimates, except for Eastbay, which were based on forecasts of Eastbay's Management) for calendar years 1996 and 1997. An analysis of the P/E Ratios based on earnings per share for LTM, 1996 and 1997 yielded 23.7x, 25.3x and 19.2x, respectively, for Eastbay compared to medians of 26.8x, 24.6x and 20.0x, respectively, for the Direct Marketers; 29.5x, 26.2x and 19.3x, respectively, for the Athletic Group; and 29.3x, 26.7x and 19.3x, respectively, for the two groups combined. In rendering its opinion, Baird noted, among other items, the fact that the Eastbay multiples were generally modestly higher, and the Eastbay P/E Ratios were generally similar to, the corresponding multiples of the comparable companies.

  Analysis of Selected Comparable Acquisition Transactions. Baird reviewed selected acquisition transactions which it deemed relevant based on a review of acquired companies which possessed general business operating and financial characteristics representative of companies in the industry in which Eastbay operates. Baird noted that none of the selected transactions were identical to the Merger and that, accordingly, the analysis of comparable transactions necessarily involves complex consideration and judgments concerning differences in financial and operating characteristics of Eastbay and other factors that would affect the acquisition value of comparable transactions. For each comparable transaction, Baird calculated multiples of enterprise value to LTM revenues, LTM EBITDA and LTM EBIT; calculated P/E ratios based on LTM earnings per share; and calculated the premium paid for the equity in these transactions over the public market value of the equity at various times prior to the announcement of such transaction. Baird then compared those multiples and premiums to the relevant Eastbay multiples and premiums based on the Consideration. For the transactions selected, these calculations yielded multiples of enterprise value to LTM revenues, LTM EBITDA and LTM EBIT of 1.3x, 15.0x and 16.7x, respectively, for Eastbay compared to medians of 0.9x, 12.5x and 16.4x, respectively, and means of 1.3x, 12.5x and 15.7x, respectively for the comparable acquisition transactions. An analysis of the P/E Ratios based on LTM earnings per share yielded 23.7x for Eastbay compared to a median of 24.9x and a mean of 27.3x for the comparable transactions. An analysis of the Consideration to the market value of Eastbay Common Stock as of November 26, 1996, 30 days and 90 days prior thereto, compared to the prices paid for the equity in such comparable acquisition transactions relative to the market value of equity 1 day, 30 days and 90 days prior to the announcement date of such transactions, yielded premiums of 26.3%, 29.7% and 64.1% respectively, for Eastbay, compared to median premiums of 1.7%, 14.5% and 14.3% respectively, and means of 13.9%, 24.7% and 17.1%, respectively, for the comparable acquisition transactions. Baird noted, among other items, the fact that the Eastbay multiples were generally similar or modestly higher (except for the Eastbay P/E Ratio, which was slightly lower), and price premiums ranged from higher to significantly higher, to the corresponding premiums of the comparable acquisition transactions.

  Discounted Cash Flow Analysis. Baird performed a discounted cash flow analysis of Eastbay on a stand alone basis using Eastbay management projections of future EBIT for fiscal years 1997 through 2001 and free cash flow without taking into account cost savings and synergies which may be realized following the Merger. In such analysis, Baird assumed terminal value multiples of 8.0x to 12.0x EBIT in the year 2001 and discount rates of 13.0% to 15.0%. Such analysis produced implied values of Eastbay shares ranging from $21.00 to $33.00.

  The foregoing summary does not purport to be a complete description of the analyses performed by Baird or of its presentation to the Eastbay Board of Directors. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Baird, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

  Baird, as part of its investment banking business, is continually engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. In the ordinary course of business, Baird may from time to time trade the securities of Eastbay or Woolworth for its own account and for accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Compensation. Pursuant to an engagement letter agreement dated August 19, 1996 between Eastbay and Baird, Eastbay agreed to pay Baird a fee of $200,000, payable upon delivery of its opinion, regardless of the conclusions reached by Baird in such opinion (such fee to be creditable against the transaction fee described below), and a transaction fee, payable upon consummation of the Merger, equal to the greater of (i) $1,000,000 and (ii) .75 percent of the consideration paid or payable in connection with the Merger. Eastbay has also agreed to reimburse Baird for its reasonable out-of-pocket expenses, including fees and disbursements of counsel. Eastbay has also agreed to indemnify Baird, its affiliates and their respective directors, officers, employees and agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws. In the past, Baird has provided investment banking services to Eastbay, including acting as the lead manager in connection with the initial public offering of Eastbay Common Stock in September 1995, for which Baird received customary compensation.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Board of Directors of the Company with respect to the Merger Agreement and the transactions contemplated thereby, shareholders should be aware that certain members of the Company's management and the Board of Directors have certain interests in the Merger that are in addition to the interests of shareholders of the Company generally.

 Stock Options

  In 1994, the Company issued options to purchase 63,847 Company Shares under the Company's 1994 Stock Incentive Plan (the "1994 Options") and, in 1995 and 1996, the Company issued options to purchase 110,900 Company Shares under this plan (the "1996 Options"). In addition, the Company has issued options to purchase 15,000 Company Shares under the Company's Outside Director Stock Option Plan (the "Outside Director Stock Options"). Pursuant to the Merger Agreement, prior to the Effective Time, the Company and Woolworth have agreed to take all actions necessary to cause the holders of the 1996 Options to receive options for shares of Common Stock of Woolworth ("Substitute Options"). Such Substitute Options will have the same expiration date and vesting schedule as the options for which they were substituted and shall otherwise be exercisable on the same terms and conditions as were applicable to the related options immediately prior to the Effective Time. In addition, the Merger Agreement provides that each holder of a vested 1994 Option will, at the Effective Time, become entitled to receive $18.78 in cash per option, representing the difference between the $24.00 per share Merger Consideration and the $5.22 per share option exercise price. The Merger Agreement also provides that each holder of an unvested 1994 Option will have the right to elect (prior to the Effective Time) to receive (a) Substitute Options for such unvested 1994 Option or, (b) unless it will cause excess parachute payments under section 280(G) of the Internal Revenue Code of 1986, $18.78 in cash per option. Lastly, the Merger Agreement provides that each holder of an Outside Director Stock Option shall, at the Effective Time, become entitled to receive $9.75 in cash per option, representing the difference between the $24.00 per share Merger Consideration and the $14.25 per share exercise price of such Outside Director Stock Options.

 Forgiveness of Indebtedness

  In connection with Mr. Colcord's Executive Employment Agreement dated July 1, 1992, as amended on June 30, 1994 and September 11, 1995, Mr. Colcord received an award of 472,378 shares of Nonvoting Class B Common Stock of the Company (which were converted into shares of Common Stock upon completion of the

Company's initial public offering) with a value of $2,381,000 and a cash bonus of $1,071,000 to cover Mr. Colcord's tax liabilities in connection therewith. In addition, the Company agreed to loan Mr. Colcord $532,000 to cover his tax liabilities associated with the cash bonus. The loan bears interest at the Company's cost of funds and is due in full on July 1, 1999. However, the terms of the Employment Agreement require the Company to forgive a portion of the loan on July 1 of each year 1995 through 1999, and make a cash bonus to Mr. Colcord sufficient to cover his income tax liability resulting from such debt forgiveness and bonus payment, if the Company achieved certain targeted performance criteria for the prior fiscal year. As a result of meeting certain of these performance criteria, the current balance of the loan has been reduced to $366,000. Due to the proposed Merger and the substantial services provided by Mr. Colcord to Eastbay, Eastbay has agreed to forgive the remaining balance of the loan and pay Mr. Colcord a cash bonus to cover his tax liability associated with such forgiveness and payment immediately prior to a "change in control" of the Company. Such a "change in control" will occur upon consummation of the Merger. Accordingly, if the Merger is consummated, immediately prior thereto the $366,000 loan to Mr. Colcord will be forgiven, and Mr. Colcord will receive a bonus payment of approximately $300,000 to cover his tax liabilities associated with such forgiveness and bonus payment.

 Employment Agreements

  Each of Arthur H. Juedes and Richard C. Gering currently have employment agreements with the Company. In connection with the Merger Agreement, Woolworth required that each of these officers and Harry H. Colcord execute a new employment agreement which will supersede any existing agreements. The new employment agreements will be effective upon consummation of the Merger. The employment agreements with each of Arthur H. Juedes and Richard C. Gering provide for a base salary of $160,500 per year and a yearly bonus of up to 87.5% of base salary if the Company achieves certain performance criteria established by Woolworth. The employment agreement with Mr. Colcord provides for a base salary at the rate of $225,000 per year for the period from the Effective Time to April 30, 1998, $250,000 for the period from May 1, 1998 to April 30, 1999 and $275,000 per year for the period commencing on May 1, 1999. In addition, Mr. Colcord's employment agreement provides for a yearly bonus of up to 87.5% of base salary if the Company achieves certain performance criteria established by Woolworth. Pursuant to the employment agreement, after the Effective Time, Mr. Colcord will also receive options to purchase 66,000 shares of Woolworth's Common Stock for an exercise price equal to the fair market value of such stock on the date of grant and may receive additional options in the future if he remains employed by the Company. The employment agreements with Messrs. Juedes, Gering and Colcord also provide for other fringe benefits applicable to similarly situated executives of Woolworth and its subsidiaries.

 Company Bonus Plan

  Pursuant to the Merger Agreement, promptly after determination of the Company's results of operations for the six-month period ended December 31, 1996, the Company will make interim payments to its employees under the Company's bonus plan in amounts consistent with such plan (unless such payments would cause excess parachute payments under section 280G of the Internal Revenue Code of 1986, as amended). Such payments are subject to Woolworth's approval, which cannot be unreasonably withheld. Pursuant to the terms of this plan, the Company normally makes these bonus payments at fiscal year end. The Company anticipates that the aggregate amount of these payments will total approximately $450,000.

 Indemnification and Insurance

  Woolworth has agreed to cause the Surviving Corporation in the Merger to adopt and retain, for a period of at least six years following the Merger, the same provisions contained in the Company's Articles of Incorporation and By-Laws relating to indemnification of officers, directors and employees as are contained in the Articles of Incorporation and By-Laws of the Company on the date of the Merger Agreement. Woolworth has also agreed that such provisions shall continue to indemnify the persons indemnified thereunder on the date of the Merger Agreement and has agreed to cause the Surviving Corporation to honor the indemnities in such provisions and make prompt reimbursements, to the fullest extent provided therein and to the fullest extent provided in the

WBCL. In addition, Woolworth has agreed to cause the Surviving Corporation to maintain in full force and effect for a period of at least three years following the date of the Merger the fiduciary liability, professional liability and directors and officers liability insurance policies currently covering the Company or any company subsidiary or any of the Company's directors, officers, employees or agents, provided: (a) the Surviving Corporation is not required to expend more than $60,000 per year for such coverage, (b) the expense of such coverage will be included in the budget of the Surviving Corporation as an operating cost and (c) Woolworth may elect to substitute an alternative policy or carrier for the existing policy or carrier provided that comparable coverage is maintained.

ACCOUNTING TREATMENT

  The Merger will be accounted for under the purchase method of accounting under which the total consideration paid in the Merger will be allocated among the Surviving Corporation's assets and liabilities based on the fair values of the assets acquired and liabilities assumed and any amount of consideration in excess of the total fair value of such assets and liabilities will be booked as goodwill. At the Effective Time, Eastbay will become an indirect, wholly-owned subsidiary of Woolworth.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE COMPANY'S SHAREHOLDERS

  Set forth below is a description of certain federal income tax aspects of the Merger to holders of Company Shares disposed of in the Merger under current law and regulations. The discussion is based on the Internal Revenue Code of 1986, as amended. The Company will not seek any rulings from the Internal Revenue Service ("IRS") or an opinion of counsel with respect to the transactions contemplated by the Merger Agreement.

  The following discussion is limited to the material federal income tax aspects of the Merger for a holder of Company Shares who is a citizen or resident of the United States, and who, on the date of disposition of such holder's Company Shares, holds such shares as capital assets. All holders are urged to consult their own tax advisors regarding the federal, foreign, state and local tax consequences of dispositions of Company Shares in the Merger. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address taxpayers subject to special treatment under the federal income tax laws, such as life insurance companies, tax-exempt organizations, S corporations, regulated investment companies and taxpayers subject to alternative minimum tax.

  A holder of Company Shares, other than the Management Shareholders, will recognize gain or loss upon the surrender of such holder's Company Shares and receipt of the Merger Consideration pursuant to the Merger in an amount equal to the difference, if any, between (a) the amount of cash received, and (b) such holder's aggregate adjusted tax basis in the Company Shares surrendered therefor. Management Shareholders will recognize gain or loss upon the surrender of the Management Shares and receipt of the Merger Consideration. To the extent that the receipt of the Merger Consideration is treated as an open transaction under federal tax law, the amount of the gain or loss recognized on the receipt of the initial Merger Consideration will be equal to the difference between (a) the amount of cash received and (b) such holder's aggregate adjusted tax basis in the Company Shares surrendered. The gain or loss recognized on the receipt of the remaining Merger Consideration, if any, should be fully taxable, either as additional gain or a smaller loss or as imputed interest. The amount of the gain or loss is treated as described below.

  In general, any gain or loss recognized by a shareholder in the Merger will be eligible for capital gain or loss treatment. Any capital gain or loss recognized by shareholders will be long-term capital gain or loss if the Company Shares giving rise to such recognized gain or loss have been held for more than one year; otherwise such capital gain or loss will be short term. An individual's long-term capital gain is subject to federal income tax at a maximum rate of 28% while any capital loss (assuming there are no capital loss carryovers from prior years) can be offset only against other capital gains plus $3,000 ($1,500 for married persons filing separately) of other income in any tax year. Any unutilized capital loss will carry over as a capital loss to succeeding years for an unlimited time until the loss is exhausted.

  For corporations, a capital gain is subject to federal income tax at a maximum rate of 39% while any capital loss can be offset only against other capital gains. Any unutilized capital loss generally can be carried back three years and forward five years to be offset against net capital gains generated in such years.

  Under the federal income tax backup withholding rules, unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of all cash payments to which a holder of Company Shares or other payee is entitled pursuant to the Merger Agreement, unless the shareholder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other Company shareholders) and certifies that such number is correct and that the shareholder or other payee is not subject to backup withholding. Each Company shareholder, and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the Exchange Agent unless an applicable exemption exists and is proved in a manner satisfactory to the Exchange Agent, in order to provide the information and certification necessary to avoid backup withholding.

  THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF COMPANY SHARES IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS).

AMOUNT OF FUNDS

  Woolworth intends to fund payment of the Merger Consideration from current and projected cash flows, as well as available credit lines to the extent needed.

  The aggregate cost to Woolworth of acquiring all of the Company Shares in the Merger, making required payments to holders of stock options (see "THE MERGER--Interests of Certain Persons in the Merger") and payment of its fees and expenses will be approximately $141 million, not including the up to $1.75 per share ($6,144,211.50 the aggregate) contingent consideration which will be paid to the Management Shareholders in 1998 and 1999 if the Company achieves certain earnings after the Merger. See "THE MERGER--Shareholder Agreements."

DISSENTERS' RIGHTS OF APPRAISAL

  Holders of the Company Shares are not entitled to dissenters' rights of appraisal under the WBCL in connection with the Merger because the Company Shares are listed on the Nasdaq National Market and the Merger is not a "business combination" as defined in the WBCL. See "DISSENTERS' RIGHTS."

REGULATORY APPROVALS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Merger is subject to these requirements.

  The Company and Woolworth each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on December 10, 1996. Under the HSR Act, the Merger may not be consummated until the expiration of a waiting period of at least 30 days following the receipt of each filing, unless the waiting period is earlier terminated by the FTC and the Antitrust Division or unless the waiting period is extended by a request for additional information.

  The FTC and the Antitrust Division frequently scrutinize the legality of transactions such as the Merger under the antitrust laws. At any time before or after the Effective Time, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of the Company by Woolworth, in whole or in part, or the divestiture of substantial assets of Woolworth, the Company or their respective subsidiaries. State Attorneys General and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the proposed Merger on antitrust grounds will not be made or of the result if such a challenge is made.

                             THE MERGER AGREEMENT

  The following discussion of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is included in this Proxy Statement as Exhibit A (exclusive of all exhibits and schedules) and is incorporated herein by reference.

GENERAL

  The Merger Agreement provides for the merger of Woolworth Sub into the Company. The Company will be the Surviving Corporation of the Merger and, as a result of the Merger, Woolworth will indirectly own all of the Surviving Corporation's Common Stock. In the Merger, the shareholders of the Company, other than Woolworth and Woolworth Sub, will receive the Merger Consideration described below.

EFFECTIVE TIME

  The Effective Time of the Merger will occur upon the later of (a) the date the Department of Financial Institutions of the State of Wisconsin receives for filing Articles of Merger as required by the WBCL or (b) the effective date and time specified in such Articles of Merger. It is anticipated that such Articles of Merger will be filed promptly after the approval and adoption of the Merger Agreement by the shareholders of the Company at the Special Meeting. Such filing will be made, however, only upon satisfaction or waiver of all conditions to the Merger contained in the Merger Agreement.

CONSIDERATION TO BE RECEIVED BY SHAREHOLDERS OF THE COMPANY

  In connection with the Merger, each outstanding Company Share at the Effective Time (except Management Shares and those shares held by the Company as treasury shares or by Woolworth or Woolworth Sub) will be converted into the right to receive $24.00 in cash, without interest. Each outstanding share of Common Stock (the "Management Shares") owned by Arthur H. Juedes, Richard
C. Gering and Harry H. Colcord, the Company's Co-Chairman, Co-Chairman and President and Chief Executive Officer, respectively (the "Management Shareholders"), will be converted into the right to receive $22.00 in cash, without interest and, if the Company achieves certain earnings after the Merger, as defined in the Shareholder Agreements, contingent consideration of up to an additional $1.75 in cash, without interest. Each Company Share owned by Woolworth Sub, Woolworth or held by the Company as treasury shares will be canceled and retired without consideration. Instructions with regard to the surrender of certificates formerly representing Company Shares, together with the letter of transmittal to be used for that purpose, will be mailed to shareholders as soon as practicable after the Effective Time. The Exchange Agent as soon as practicable following receipt from the shareholder of a duly executed letter of transmittal, together with certificates formerly representing Company Shares and any other items specified by the letter of transmittal, shall pay, by check or draft, to such shareholder, the Merger Consideration to which such holder is entitled.

  All of the outstanding Woolworth Sub Shares will automatically be converted into 1,000 shares of common stock, par value $.01 per share, of the Surviving Corporation.

  SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES FOR COMPANY SHARES WITH THE ENCLOSED PROXY CARD.

  After the Effective Time, the holder of a certificate formerly representing Company Shares shall cease to have any rights as a shareholder of the Company, and such holder's sole right will be to receive the Merger Consideration with respect to such shares. If payment is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of such payment or establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable. No transfer of shares outstanding immediately prior to the Effective Time will be made on the stock transfer books of the Surviving Corporation after the Effective Time. Certificates formerly representing Company Shares presented to the Surviving Corporation after the Effective Time will be canceled in exchange for the Merger Consideration to which such shares are entitled.

  In no event will holders of Company Shares be entitled to receive any interest on the Merger Consideration to be distributed to them in connection with the Merger.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties relating to, among other things, (a) corporate organization, existence, good standing and power and authority to own and operate properties and carry on business; (b) corporate power and authority to enter into, and the due, valid and binding execution and delivery of, the Merger Agreement; (c) the absence of any violations of applicable law by the Company; (d) consents and approvals of public bodies; (e) the Merger not resulting in conflicts with respect to the articles of incorporation or By-Laws, breaches of any agreements or instruments or violations of orders relating to the Company, Woolworth or Woolworth Sub; (f) the capital structure of the Company; (g) the proper filing by the Company with the Securities and Exchange Commission (the "Commission") of all required documents and the accuracy of the information contained in such documents; (h) the fair presentation of financial statements supplied by the Company to Woolworth; (i) the absence of certain material adverse changes concerning the Company; (j) the absence of certain undisclosed liabilities of the Company; (k) the absence of litigation involving the Company; (l) certain matters pertaining to federal, state and local taxes and employee benefit plans of the Company; (m) the status of the Company's inventory; and (n) the absence of undisclosed transactions between the Company and its officers and directors or their relatives.

  None of the representations and warranties described above survive the Effective Time of the Merger.

COVENANTS

  Each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the WBCL, including cooperation in the preparation and filing of this Proxy Statement, expiration or termination of governmental filings and waiting period requirements, and execution of any additional instruments reasonably necessary to effect the transactions contemplated by the Merger Agreement.

  Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or consented to in writing by Woolworth, from the date of the Merger Agreement until the Merger, the Company will carry on its business in, and only in, the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement and, to the extent consistent with such business, will use its reasonable best efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, consultants, suppliers and others having material business dealings with it. In addition, the Company has agreed that, except as expressly contemplated by the Merger Agreement or consented to in writing by Woolworth, from the date of the Merger Agreement until the Merger, neither the Company nor any of its subsidiaries shall cause or permit the Company to:

    (a) Enter into purchase orders other than in the ordinary course of business in accordance with the Company's budget.

    (b) Dispose of or encumber any of the Company's assets, other than sales of inventory and collections of receivables or other actions in the ordinary course of business.

    (c) Split, combine or reclassify any Company Shares or declare any dividends on or make other distributions in respect of the Company Shares nor amend the Company's Articles of Incorporation or By-Laws or similar governing documents.

    (d) Issue, sell, authorize, grant or propose the sale or issuance of, or purchase, acquire or propose the purchase or acquisition of, any shares of stock of the Company or securities convertible into, or rights, warrants or options (including employee stock options, restricted stock or other equity-based compensation) to acquire, any such shares or other convertible securities (other than the issuance of Company Shares upon the exercise, in accordance with the present terms thereof, of stock options outstanding on the date of the Merger Agreement).

    (e) Acquire or agree to acquire by merging or consolidating with or into, purchasing substantially all of the assets or stock of or otherwise, (i) any assets which would be material to the Company, (ii) any assets outside of the ordinary course of business or (iii) any business or any corporation, partnership, association or other business organization or division thereof.

    (f) Adopt, enter into, extend the term of, or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation, employment agreement or other plan, agreement, trust, fund or arrangement for the benefit of any director, officer or employee (whether or not legally binding) or make any changes in compensation, severance or termination, bonus or fringe benefits payable or to become payable to any director, officer or employee; provided, however, that the Company shall forgive the loan to Harry H. Colcord in the amount of $366,000 and will provide Mr. Colcord with a payment representing the tax liability to be incurred by him in respect of such forgiveness and such payments.

    (g) Pay any bonus or other extraordinary compensation to any officer, director or employee and, except as otherwise contemplated by the Merger Agreement, accelerate or vest any employee options, restricted stock or other equity-based compensation.

    (h) (i) Incur, assume or prepay any long-term debt or, except in the ordinary course of business under existing lines of credit, incur or assume any short-term debt, (ii) assume, guaranty, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly-owned subsidiaries of the Company in the ordinary course of business and consistent with past practices, or (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees).

  The Merger Agreement also provides that neither the Company nor any officer, director or employee of (or any investment banker, attorney, accountant or other representative retained by) the Company shall, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any inquiries or proposals by, or engage in any discussions or negotiations with, any corporation, partnership, person or other entity or group which it is reasonably expected may lead to, or which relates to, any "Takeover Proposal" (as defined below); provided that the Company and its Board of Directors, officers or employees (or any investment banker, attorney, accountant or other representative retained by the Company) is not prohibited from: (a) taking and disclosing to the Company's shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (b) making such disclosure to the Company's shareholders which, in the judgment of the Board of Directors of the Company with the advice of counsel, may be required under applicable law, or
(c) taking any action that the Board of Directors determines, after consultation with counsel of recognized experience in the WBCL, is reasonably necessary under the WBCL, as interpreted, or is reasonably necessary in order for the Board of Directors to comply with its fiduciary duties under applicable law. The Company has agreed to promptly advise Woolworth orally and in writing of the receipt and content of any such inquiries or proposals. The Merger Agreement defines "Takeover Proposal" as any proposal for a merger or other business combination involving the Company or any subsidiary of the Company or for the acquisition of a substantial equity interest in the Company or any subsidiary of the Company or a substantial portion of the assets of the Company or any subsidiary of the Company other than the one contemplated by the Merger Agreement (a "Business Combination").

CONDITIONS TO CONSUMMATION OF THE MERGER

  The Merger Agreement provides that the obligations of the parties to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions: (a) the Company's shareholders shall have approved the Merger Agreement and the Merger; (b) no statute, rule, regulation, executive order, decree, order or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or materially and adversely restricts the consummation of the Merger; and (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

  The Company's obligation to effect the Merger is also subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions, any or all of which may be waived in whole or in part by the
Company: (a) the representations and warranties of Woolworth and Woolworth Sub contained in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time; and (b) Woolworth and Woolworth Sub shall have performed in all material respects their obligations required to be performed by them under the Merger Agreement prior to the Effective Time.

  The obligation of Woolworth and Woolworth Sub to effect the Merger is also subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions: (a) the representations and warranties of the Company contained in the Merger Agreement shall have been true and correct in all material respects when made and such representations and warranties, as updated by any update schedule ("Update Schedule") delivered by the Company to Woolworth, shall be true and correct in all material respects at and as of the Effective Time; (b) no state of fact shall have been disclosed to Woolworth in an Update Schedule which shall constitute a material adverse change in the value of the Company; (c) the Company shall have performed in all material respects the obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; (d) no suit, action, claim, proceeding or investigation challenging the validity or propriety of the transactions contemplated by the Merger Agreement shall be pending which is reasonably likely to result in a judgment materially adverse to Woolworth or the Company (including, with respect thereto, amounts payable to any person subject to indemnification by the Company); and (e) the Company shall have entered into employment agreements with Arthur H. Juedes, Richard C. Gering and Harry H. Colcord, in a form attached as an exhibit to the Merger Agreement. These individuals have already satisfied this condition by signing employment agreements which will become effective at the Effective Time.

TERMINATION

  The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding approval of the Merger Agreement by the shareholders of the Company:

    (a) by mutual written consent of Woolworth, Woolworth Sub and the Company;

    (b) by either Woolworth or the Company if the Merger shall not have been consummated on or before March 31, 1997; provided, however, that the right to terminate pursuant to this section is not available to any party whose failure to fulfill materially any covenant or obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

    (c) by either Woolworth or the Company if any court of competent jurisdiction or other governmental body in the United States shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and not appealable;

    (d) by either Woolworth or the Company if the shareholders of the Company fail to approve the Merger Agreement and the Merger by the requisite vote required by law at the Shareholder's meeting (and any adjournments thereof); or

    (e) by the Company if the Company's Board of Directors, in exercise of its judgment as to its fiduciary duties to the Company's shareholder's after consultation with counsel, determines that such termination is required by reason of any Takeover Proposal.

  In the event of the termination of the Merger Agreement and the Merger for any reason, the Merger Agreement will become void, all rights of each party thereto shall cease and none of the Company, Woolworth, Woolworth Sub or their respective officers, directors, shareholders, agents or advisors will have any liability except, in the case of the Company, Woolworth, or Woolworth Sub, for a material and intentional breach by any such party of its covenants and agreements contained in the Merger Agreement and except for provisions in the Merger Agreement with respect to payment of the termination fee described below. In addition, the termination of the Merger Agreement does not affect the parties' obligations under the Confidentiality Agreement dated August 20, 1996, which obligations survive such termination.

TERMINATION FEE

  Pursuant to the Merger Agreement, Eastbay must pay Woolworth a Termination Fee of $4 million (or approximately $.66 per Company Share outstanding on November 30, 1996) if the Merger Agreement is terminated by the Company pursuant to the sections of the Merger Agreement described in paragraphs (b),
(d) or (e) of the above section after a bona fide Takeover Proposal has been received by the Company and, within one year after the date of such termination, the Company enters into an agreement for a Business Combination which is subsequently consummated. In this circumstance, the Company is required to pay the $4 million Termination Fee to Woolworth at the time of consummation of such Business Combination. In addition, the Company is required to pay Woolworth the $4 million Termination Fee promptly upon termination of the Merger Agreement if the Merger Agreement is terminated by either party pursuant to the section described in paragraph (d) of the above section at a time when no bona fide Takeover Proposal has been received by the Company. The Termination Fee is Woolworth's sole and exclusive remedy upon any such termination of the Merger Agreement. Notwithstanding the foregoing, the Company is not required to pay Woolworth the Termination Fee in any circumstance if (a) Woolworth was in material breach of its obligations under the Merger Agreement at the time of its termination, (b) the waiting period applicable to the Merger under the HSR Act shall not have terminated or expired at the time of the termination of the Merger Agreement if, at the time of such termination, 60 days have passed since the HSR Act filing or (c) the conditions to the obligation of the Company to effect the Merger described above shall not have been satisfied at the time of such termination.

AMENDMENTS AND WAIVERS

  At any time prior to the Effective Time of the Merger (notwithstanding any shareholder approval) if authorized by Woolworth, Woolworth Sub and the Company and to the extent permitted by law, (a) the parties to the Merger Agreement may, by written agreement, modify, amend or supplement any term or provision of the Merger Agreement and, (b) any term or provision of the Merger Agreement may be waived by any party which is entitled to the benefits thereof, provided that after such shareholder approval, no amendment may be made which decreases the Merger Consideration or otherwise materially affects the rights of the Company's shareholders unless such amendment is approved by shareholders.

SHAREHOLDER AGREEMENTS

  Simultaneously with entering into the Merger Agreement, each of the Management Shareholders and Woolworth entered into a separate Agreement with Shareholder (the "Shareholder Agreements"). The material terms of the Shareholder Agreements are summarized below. This summary is qualified in its entirety by reference to the Shareholder Agreements which are attached hereto as Exhibits B, C and D to this Proxy Statement and are incorporated herein by reference.

 Appreciation Right

  Pursuant to the Shareholder Agreements, each Management Shareholder has agreed that if, at any time prior to the first anniversary of the date the Merger Agreement is terminated by the Company, (a) any third party makes a bona fide Takeover Proposal and subsequently (b) the Management Shareholder shall, by sale, transfer, assignment or any other means whatsoever, receive cash or property for any of the Management Shares held by such Management Shareholder in excess of $23.75 per share, the Management Shareholder must promptly pay (including, in the case of deferred consideration, when such consideration is received) the amount of such excess to Woolworth; provided that if a Takeover Proposal which provides for the payment of a higher price per share to the public than the $24.00 per share set forth in the Merger Agreement is received by the Company within 37 days of the date of the Merger Agreement (i.e., by January 6, 1997), such payment is subject to a maximum of $1.139284 per share (for an aggregate maximum payment by all of the Management Shareholders of approximately $4 million). The Company did not receive a Takeover Proposal by January 6, 1997. Notwithstanding the foregoing, this appreciation right terminates if (a) Woolworth materially breaches any of its obligations under the Merger Agreement; or (b) the Merger shall fail to be consummated as a result of the failure to obtain clearance under the HSR Act;
(c) the conditions to the Company's obligation to effect the Merger shall not have been satisfied; or (d) at the time of termination of the Merger Agreement a statute, rule, regulation, executive order, decree, order, or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or materially and adversely restricts the consummation of the Merger.

 Contingent Consideration

  If the Merger is consummated, each Management Shareholder (whether or not employed by the Company and including his heirs, beneficiaries, representatives and assigns) is entitled to receive from Woolworth a payment of up to $1.75 per share as specified below. Any payment so made is deemed to be and is treated for all purposes by the parties to the Shareholder Agreement as a contingent payment in consideration of the Management Shares sold by the Management Shareholder pursuant to the Merger.

  If the Company's earnings before interest and taxes ("EBIT") in the 12-month period ended June 30, 1998 ("1998 EBIT") exceeds $20,271,000 then the Management Shareholder shall be entitled to receive from Woolworth (in cash paid promptly after the amount is finally calculated) $X per share (the "1998 Payment"), where X is calculated as follows:

    (a) If the 1998 EBIT is less than $24,473,000, then X shall be equal to [1998 EBIT minus $20,271,000] divided by $4,202,000 times $0.777737 and the
  1998 Unpaid Amount shall be equal to [$0.777737 minus X].

    (b) If the 1998 EBIT is greater than or equal to $24,473,000, then X shall be equal to $0.777737 and the 1998 Unpaid Amount shall be equal to $0.

  In no event shall the 1998 Payment exceed $0.777737 per share.

  If the EBIT of the Company for the 12-month period ended June 30, 1999 ("1999 EBIT") exceeds $25,316,000, then the Management Shareholder shall be entitled to receive from Woolworth (in cash promptly after the amount is finally calculated), $Y per share (the "1999 Payment") where Y is calculated as follows:

    (a) If the 1999 EBIT is less than or equal to $30,569,000, then Y shall be equal to [1999 EBIT minus $25,316,000] divided by $5,253,000 times $0.972263.

    (b) If the 1999 EBIT is greater than $30,569,000 and the 1998 Unpaid Amount is greater than $0, then Y shall be equal to $0.972263 plus [1999 EBIT minus $30,569,000] divided by [$24,473,000 minus 1998 EBIT] times 1998
  Unpaid Amount, provided, however, that in no event shall Y exceed $0.972263 plus the 1998 Unpaid Amount.

    (c) If the 1999 EBIT is greater than $30,569,000 and the 1998 Unpaid Amount equals $0, then Y shall be equal to $0.972263.

  Notwithstanding the foregoing, in no event shall the sum of the 1998 Payment and the 1999 Payment exceed $1.75 per share.

  As a result of the foregoing, the maximum consideration which the Management Shareholders can receive for their Management Shares in the Merger is $23.75 per share, without interest.

 Covenants of the Management Shareholders

  Pursuant to the Shareholder Agreement, each Management Shareholder has agreed that prior to the date of termination of the Merger Agreement, the Management Shareholder will not, directly or indirectly, sell, transfer, assign, pledge, hypothecate, create a security interest in or lien on, place in trust or otherwise encumber or dispose of or limit his right to vote in any manner any of the Management Shares except pursuant to the terms of the Shareholder Agreement. The Management Shareholders have also agreed to vote all of their Management Shares in favor of adoption of the Merger Agreement; provided, however, that the Management Shareholders are not required to vote their Management Shares in favor of adoption of the Merger Agreement and the Merger if the Board of Directors of the Company determines, after consultation with counsel, that recommending the Merger and adoption of the Merger Agreement to the Company's shareholders is inconsistent with the Board of Directors' fiduciary duties to the Company's shareholders. The Management Shareholders have also agreed that, prior to the date of termination of the Merger Agreement, they will not vote or execute any written consent in favor of any amendment to the Articles of Incorporation or By-Laws of the Company or any Business Combination transaction without the prior written consent of Woolworth.

  The Management Shareholders have also agreed that prior to the termination of the Merger Agreement, they will not in their individual capacity, directly or indirectly, solicit, encourage, or initiate or participate in any discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group concerning any merger, sale of substantial assets, sale of substantial amounts of securities, or similar transaction involving the Company or any sale of the Company Shares. This prohibition does not, however, prohibit any Management Shareholder from taking any action, including, but not limited to, those enumerated above, in connection with his exercise of any fiduciary duty owed to the Company or its shareholders in the Management Shareholder's capacity as an officer or director.

  Under the Shareholder Agreements, each of the Management Shareholders have also agreed not to compete with the Company or Woolworth for a period of five years from the Effective Date of the Merger.

EXPENSES

  Except for the Termination Fee discussed above, the Merger Agreement provides that, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

                              DISSENTERS' RIGHTS

  Holders of stock listed on the Nasdaq National Market (such as the Company Shares) generally have no dissenters' rights under the WBCL. See Wisconsin Statutes section 180.1302(4). The WBCL provides an exception to this general rule where the subject transaction constitutes a "business combination" as defined in the WBCL. The Merger does not constitute a "business combination" and, accordingly, holders of the Company Shares do not have dissenters' rights.

                                   BUSINESS

GENERAL

  The Company is a leading direct marketer of athletic footwear, apparel, equipment and licensed and private label products. Through its distinctive full-color catalogs, the Company markets a broad selection of athletic products primarily to 12- to 24-year olds who participate in organized athletics ("technical athletes"). The Company's established relationships with leading suppliers enable it to offer an exceptionally broad and deep product selection, including premier branded products, the distribution of which is typically limited. With over

70,000 total stock keeping units ("SKUs"), Eastbay believes no other direct marketer currently offers as complete a line of athletic footwear, apparel and equipment covering the breadth of sports and depth of products as offered by the Company. In addition, the Company believes it is the only direct marketer of a full line of Nike Air(R) products.

  The Company has grown rapidly in recent years. From fiscal 1992 to fiscal 1996 catalog circulation has increased from 13.6 million to 45.6 million catalogs; active accounts have grown from 1.3 million names to 5.4 million names; annual net sales have grown from $40.4 million to $117.6 million; and annual income from operations has grown from $2.3 million to $8.3 million.

  Eastbay mails three major catalogs each year, which correspond to the beginning of (i) the football, soccer, cross-country and volleyball seasons (Fall Sports); (ii) the basketball and wrestling seasons (Winter Sports); and
(iii) the track and field, baseball and softball seasons (Spring Sports). The Company also mailed 26.4 million secondary catalogs and 2.0 million close-out catalogs in fiscal 1996 and delivered approximately 45.6 million total catalogs during the year. Eastbay has one retail and two outlet stores.

HISTORY AND PHILOSOPHY OF EASTBAY

  The Company was founded in 1980 in Wausau, Wisconsin. The coaching and teaching backgrounds of Art Juedes and Rick Gering, two of the Company's founders, convinced them that technical athletes needed the proper athletic equipment to succeed in their chosen sports and that high quality and specialized equipment was difficult to obtain from traditional athletic retailers, particularly in rural areas. The Company's original merchandising strategy was to market track and field products to high school coaches within a 50 mile radius of Wausau and to conduct seminars or demonstrations explaining the technical advantages of the products offered by Eastbay and the resulting benefits to their team members. The Company quickly developed a reputation for providing a wide selection of performance enhancing, specialty athletic merchandise at competitive prices with superior customer service. Over time, the Company identified the direct marketing approach as a means to increase product offerings and improve delivery and has grown rapidly since the mailing of the first Eastbay catalog in 1984.

COMPANY STRATEGY

  The Company attributes its success primarily to its ability to distribute distinctive catalogs with a broad selection of performance enhancing products to a targeted audience on a frequent basis, its high level of customer service and its close relationships with its suppliers. Specifically, the Company pursues the following strategies:

  . Focus on the Technical Athlete. The Company focuses its marketing efforts on athletes between the ages of 12 and 24, many of whom participate in organized athletics. The Company offers a broad selection of high quality products to these technical athletes to help them enhance their athletic performance during their middle school, high school, and college years. The Company's distinctive catalogs provide a convenient means to obtain these products, especially for athletes located in rural or inner city areas who are not conveniently able to obtain the products offered by the Company from other retailers.

  . Provide Superior Customer Service. The Company strives to provide prompt, courteous and knowledgeable service to its customers in order to build customer loyalty and promote and enforce the customer's belief in the ease and convenience of catalog shopping with Eastbay. The Company trains its teleservices representatives to be knowledgeable in the specifications and features of the products offered by the Company. These teleservices representatives are also supported by technical support, team service and customer service personnel. The technical support personnel are available to assist customers with detailed questions about product specifications and capabilities. The teleservices representatives and technical support personnel are also able to use the Company's management information systems to provide customers with comparative information regarding various products, product alternatives and accessories. The Company also unconditionally guarantees its products.

  . Offer Broad Product Selection. Eastbay seeks to differentiate itself from both traditional store-front retailers and other direct marketers by providing an exceptionally broad and deep selection of high performance branded and private label athletic products. With over 70,000 total SKUs, Eastbay believes that no other direct marketer currently offers as complete a line of athletic footwear, apparel and equipment covering the breadth of sports and depth of products as offered by the Company. These product offerings include premier branded products, difficult-to-find sizes, men's, women's and children's styles and special team colors.

  . Develop and Manage Proprietary Customer List. The Company has developed a proprietary customer list with approximately 8.0 million names, primarily consisting of 12- to 24-year olds. The Company actively manages its list by targeting catalogs to various customer groups based on marketing and list segmentation analysis. The Company's circulation management strategy seeks to strike a balance between prospecting for new customers and efficiently generating revenue from existing customers and those requesting catalogs. Unlike many direct marketing companies which develop their lists primarily through leasing or purchasing of names, Eastbay's list has been developed primarily through referrals, returns of catalog request cards, telephone requests for catalogs and association with or attendance at numerous coaching clinics, sports camps, athletic competitions and similar events.

  . Maintain Close Supplier Relationships. The Company has established close relationships with most of the leading suppliers of athletic footwear, apparel and equipment, and licensed apparel. These suppliers include, among others, Nike, Reebok, adidas, Converse, Champion, Starter, Asics, New Balance, Mizuno, Easton and Fila. In certain cases, Eastbay believes it is the only authorized direct marketer of a supplier's product. Through these relationships, the Company is able to obtain the premier products offered by these suppliers in a timely fashion. This enhances the Company's ability to offer a broad array of products to serve its customers' needs.

THE EASTBAY CATALOGS

  The Company publishes distinctive catalogs which include detailed product descriptions and specifications, full color photographs and pricing information, often including comparisons of suggested retail prices with a discount or sale price when applicable. The catalogs often feature original characters and artwork on the cover designed to appeal to its customers and background stories and features inside the catalog to stimulate the reader's interest and promote purchasing decisions.

  Eastbay's catalogs are created and produced in-house by the Company's designers, photographers and production artists using a computer desktop publishing system. The Company's in-house preparation of catalogs provides the Company with greater flexibility and creativity in catalog production and product selection, and results in significant cost savings. The Company mailed
45.6 million catalogs in fiscal 1996 compared to 37.8 million catalogs in fiscal 1995. The Company's most active customers receive an Eastbay catalog as often as every four weeks. The Company uses the following catalog formats.

 Major Sports Season Catalogs

  The Company mails three major sports season catalog editions each year, corresponding to the beginning of (i) the football, soccer, cross-country and volleyball seasons (Fall Sports); (ii) the basketball and wrestling seasons (Winter Sports); and (iii) the track and field, baseball and softball seasons (Spring Sports). These catalogs generally contain 88 to 128 pages and are mailed to a selected portion of existing Eastbay customers. These catalogs target specific sports and highlight the newest products in these sports.

 Secondary Catalogs

  The Company mailed 26.4 million secondary catalogs in fiscal 1996. The secondary catalogs typically contain 48 to 88 pages. The secondary catalogs focus on a narrower selection of new and better products for the major sports which, based on the Company's experience, are attractive to customers. These catalogs occasionally use selected promotional activities to help generate purchases. These catalogs are also sent to prospects who meet the Company's targeted demographic profile and whose names are obtained from mailing lists rented from other direct marketing companies and from mailing lists generated internally.

 Final Score(TM) Sale Catalogs

  In addition to receiving the major sports season catalogs, the most active customers are periodically mailed special offering catalogs of approximately 16 to 48 pages. These customers are offered exclusive products, special markdowns and new products with limited quantities. The Company mailed 2.0 million Final Score catalogs in fiscal 1996.

 Miscellaneous Catalogs

  Based upon analyses of customer purchasing patterns, the Company has developed single category catalogs for specific sports to be delivered to particular buying groups such as coaches. The Company mailed 0.9 million sport-specific catalog editions in fiscal 1996.

THE EASTBAY CUSTOMER

  Eastbay differentiates itself from other direct marketers by targeting technical athletes who range from 12 to 24 years in age. The Company's product selection, marketing and operations are focused on serving the needs of these athletes, including athletes living in rural or inner city areas where the breadth and depth of products offered by the Company may not otherwise be available. Eastbay has found that referrals from current customers are its best source for new customers.

 Mailing List Development

  Eastbay seeks to expand its customer list on a cost-efficient basis. Eastbay relies primarily on referrals from coaches, teammates and friends for new customer generation. This referral network is fostered through the Company's association with or attendance at numerous coaching clinics, sports camps, athletic competitions and similar events. A catalog request postcard is also included in most Eastbay catalogs. During fiscal years 1994, 1995 and 1996, approximately 1.5 million, 1.8 million and 2.2 million new names, respectively, were added to the Eastbay proprietary customer list. Eastbay's customer list maintenance policies include an annual review to drop inactive names from the list. Eastbay's proprietary customer list includes approximately 8.0 million names, of whom approximately 5.4 million had made at least one purchase or requested a catalog within the preceding 36 months.

 Customer Asset Management

  The Company believes that the active and effective management of its customer list is critical to its ability to increase its customer base and sales. As a result, the Company devotes considerable resources to catalog circulation and customer asset management. Through marketing and merchandising analysis, the Company seeks to maximize long-term product purchases by its existing customers. Analysis of historical purchasing patterns of existing customers, including timing and frequency modeling, is performed to increase revenues from and maximize the profitability of these customers. The Company mails to repeat customers catalogs which highlight new products and give these customers frequent opportunities to shop with the Company during the major sporting seasons.

PRODUCTS AND MERCHANDISING

 Products

  The Company's merchandising strategy is to provide a full range of performance enhancing athletic footwear, apparel and equipment including branded and private label products. The Company offers over 70,000 SKUs, including difficult-to-find sizes, men's, women's and children's styles, and special team colors and product color combinations designed for Eastbay. New products are offered at or near full manufacturers' suggested retail price. Discontinued, overstock and clearance items are sold at approximately 50-70% of their original retail price. As the Company has grown, it has been able to provide a greater breadth and depth of new products.

  The Company offers a variety of items in five major product categories:

PRODUCT CATEGORY         SELECTED PRODUCTS                SELECTED BRAND NAMES
----------------         -----------------                --------------------
Athletic Footwear....... Basketball, Cross Training,      Nike, Reebok, adidas, Fila,
                         Training/Track and Field,        Asics, Converse, New Balance,
                         Volleyball, Tennis, Football,    Pony, Puma, Saucony, Etonic,
                         Soccer, Baseball, Wrestling,     Mizuno, CCM and British
                         Street Hockey, Ice Hockey,       Knights
                         Hiking and Cheerleading
Athletic Equipment...... Baseball Bats and Gloves,        Rawlings, Easton, Louisville
                         Footballs, Basketballs, Hockey   Slugger, Mizuno, Wilson, CCM
                         Equipment, Soccer Balls and      and Rollerblade
                         Equipment, Protective Gear,
                         Bags and In-Line Skates
Athletic Apparel........ Jerseys, Warm-up Suits, Wind     Nike, Champion, Starter,
                         Suits, Socks, Uniforms, Sweats,  Adidas, Reebok, Mizuno and
                         Shorts, Hats, Tee-Shirts and     Umbro
                         Jackets
Eastbay Private Label... Wind Suits, Tee-Shirts, Sweats,  Eastbay
                         Uniforms, Practice Gear and Bags
Licensed Products....... NBA, NFL, NHL, MLB and           Champion, Starter, Reebok,
                         NCAA Jackets, Hats, Shorts,      Nike, Apex I and Wilson
                         Athletic Jerseys and Sweatshirts

  The Company's overall product profit margin depends in part upon the mix of sales among the five primary product categories. Changes in the sales mix of the product categories generally reflect changes in the product offerings in the Company's catalogs, which are made in response to changes in consumer demand. The Company's private label products generally yield a greater profit margin and allow the Company to establish the Eastbay name as a "brand."

 Product Acquisition and Planning

  Eastbay's executives, merchandisers and inventory control specialists work closely to evaluate new product offerings based upon quality, emerging merchandise trends, consumer demand, performance histories, current inventory positions and expected profitability. The Company is committed to finding state-of-the-art products for its customers and selectively tests merchandise for fit and quality before offering products for sale.

  To assist in product acquisition and inventory control, the Company analyzes past product sales and frequently talks to coaches and other customers to forecast future customer purchases. Utilizing this analysis, the Company determines the appropriate quantity of each product acquisition. When significant demand is forecast for new products, the Company purchases large quantities to assure product availability and to realize savings in product acquisition. In the event the Company purchases too large a quantity of a particular product, the Company attempts to sell the excess product through a combination of outlet stores, "sales" sections of catalogs, package inserts, Final Score liquidation catalogs, tent sales and return privileges.

  The Company's merchandisers are responsible for building relationships with suppliers. Eastbay's senior management also regularly contacts many of the Company's suppliers to enhance and develop these relationships. The Company's merchandisers regularly discuss with these suppliers attractive purchasing opportunities and general market conditions. Management believes the relationships which the Company has developed with its suppliers, and the Company's ability to bring products to market quickly, enhance its ability to acquire desirable products at favorable prices.

DIRECT MARKETING OPERATIONS

  The Company has structured its operations to meet the needs of its customers and to provide prompt, courteous and knowledgeable service and a satisfactory buying experience. The ordering and fulfillment process consists of teleservices and order entry, credit approval, distribution, customer service and returns.

 Teleservices and Order Entry

  The Company attempts to simplify catalog shopping by offering prompt, courteous and knowledgeable order entry services through the use of its toll tree telephone numbers which may be called 24 hours per day, seven days per week to place orders or to request a catalog. Approximately 87% of the Company's orders are received by telephone and approximately 13% of its orders are received by mail and facsimile. The Company processes telephone orders in an average of two to four minutes depending upon the nature of the order and whether the customer is a first time buyer or a repeat customer. The Company has 300 in-house phone and mail processing stations. The Company's phone system allows it to efficiently schedule operators by shifting calls among the telephone service groups if one group is too busy and also allows for the shifting of calls among the Company's toll-free 800 numbers. In fiscal 1996, the Company handled approximately 6.2 million calls.

  Teleservices representatives process orders directly into the Company's on-line data processing system which provides customer history information, product availability information, product specifications, available substitutes and accessories, expected ship date and order number. The teleservices representatives use a scripted catalog sales system, are knowledgeable in key product specifications and features and are trained to cross-sell accessories and related products but are not allowed to "hard sell" customers. Teleservices representatives have the ability to transfer calls to technical support, team service or customer service personnel, as appropriate.

  New teleservices representatives participate in a two-week training program, which includes a mentor system for working with more experienced personnel. Teleservices representatives are monitored to review performance and are retrained periodically, including vendor-sponsored training programs on specific product features two times each year. As teleservices representatives gain more experience, they may be trained in other areas such as customer service, technical support and team service.

 Catalog Publication

  Eastbay's catalogs are created and produced in-house by the Company's designers, photographers and production artists using a computer desk-top publishing system. The Company has also invested in its own in-house digital film prepress system and photographic studio. These internal capabilities allow the Company to control its catalog production schedule, which reduces the lead time necessary to produce catalogs and the costs of preparing pages for the printing of catalogs. These capabilities provide the Company with greater flexibility and creativity in catalog production and in selecting the products to be included in its catalogs.

 Distribution and Fulfillment

  The goal of fulfillment is the delivery of ordered merchandise to the customer promptly and in good condition. The Company believes that accomplishing this goal increases customer loyalty and repeat buying. Management estimates that approximately 85% of goods ordered by customers are in stock and of those orders, approximately 90% are shipped within 24 hours of credit approval. Customers normally receive their items within three to five business days after shipping. During fiscal 1996, approximately 84% of all shipments were made through UPS. Each order is usually charged a shipping and handling fee which is based upon the number of items in each order.

  Eastbay uses an integrated picking, packing and shipping system. The system monitors the in-stock status of each item ordered, processes the order and generates warehouse selection tickets and packing slips for order fulfillment operations. Eastbay has the capacity to ship up to 10,000 orders per shift and adjusts the number of employees and the processing system to meet variable demand levels.

 Customer Service and Returns

  Customer service activities are principally concerned with responding to questions regarding order and refund status, products and authorization of customer returns. The Company maintains separate teleservices departments that are devoted specifically to customer service, team and coaches orders.

  The Company has an unconditional return policy for its products. In fiscal years 1995 and 1996, the Company experienced customer returns of approximately 13% and 14%, respectively, of gross product sales. Return experience is closely monitored at the SKU level to identify trends in product offerings, chronic product defects and quality issues in an attempt to assess future purchases, enhance customer satisfaction and reduce overall returns.

 Information Systems and Technology

  The Company has developed an integrated management information system which allows telephone orders to be captured on-line and mail orders to be efficiently entered. The Company's system is a fully mirrored on-line transaction processing system. The information system also provides support for merchandising, inventory management and control, marketing, financial and management reporting. On-line access to information allows management to monitor daily trends, market conditions and performance of the product acquisition and planning functions. For example, analysis of historical purchasing patterns of existing customers, including timing and frequency modeling, is performed to increase revenues from customers and to assist in the inventory management and control process.

COMPETITION

  The market for athletic footwear, apparel and equipment is highly competitive. The Company competes with a wide variety of traditional retail stores, including athletic specialty stores such as Foot Locker (which is owned by Woolworth) and Athletes Foot, and sporting goods superstores such as Sports Authority. The Company also competes with other direct marketers such as Spike Nashbar (volleyball), Road Runner (running and fitness) and Western Athletic (baseball). The Company competes primarily on the basis of product selection, customer service and convenience. Some of the Company's traditional retail competitors have greater financial, distribution and marketing resources than the Company.

EMPLOYEES

  The size of the Company's workforce varies, ranging from approximately 850 to 1,200 individuals. During the peak seasons of fiscal 1996, approximately 80% of the Company's employees were part-time employees. The Company emphasizes the recruiting and training of high-quality personnel and, to the extent possible, promotes people to positions of increased responsibility from within the Company.

  The Company's employees are not covered by collective bargaining agreements, and the Company considers its employee relations to be excellent. The Company's continued success will depend in part on its ability to attract, train and retain qualified personnel at all of its locations.

TRADEMARKS AND TRADE NAMES

  The marks "Eastbay" and "Final Score" have been registered by the Company with the U.S. Patent and Trademark Office. Other registrations are currently pending. The Company also uses the trademarks, trade names, logos and endorsements of its suppliers with their permission.

PROPERTIES

  The Company's leased facilities are as follows:

DESCRIPTION                       SQ. FT.   LOCATION       LEASE EXPIRATION
-----------                       ------- ------------- -----------------------
Corporate Headquarters, Retail
 Store and Phone Center..........  43,000 Wausau, WI    July 1997
Distribution and Warehouse (five
 locations)...................... 208,148 Wausau, WI    August and October 1997
Outlet Store #l..................  25,000 Wausau, WI    June 1997
Outlet Store #2..................   7,200 Madison, WI   September 1997
Private Label Division...........   9,700 Schofield, WI October 1997
Phone Center.....................   4,000 Oshkosh, WI   August 1998
                                  -------
  Total.......................... 297,048

  In addition to the leased facilities described above, in November 1996 the Company purchased a shopping center of approximately 90,000 square feet located in Wausau, Wisconsin for a purchase price of approximately $1.4 million, part of which will be paid in installments. The Company expects to use the property for its headquarters, a phone center and a retail store commencing in July 1997, and will also lease a portion of the property to various existing commercial tenants for a period of time thereafter. The Company has also entered into a contract to purchase a warehouse and distribution facility in North Eastern Wisconsin for a purchase price of approximately $3.5 million, and the Company expects to complete the purchase of this facility in June 1997.

LEGAL PROCEEDINGS

  In the normal course of business the Company may be involved in various legal proceedings from time to time. The Company does not believe it is currently involved in any claim or action the ultimate disposition of which would have a material adverse effect on the Company or its financial condition.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

OVERVIEW

  Eastbay is a leading direct marketer of athletic footwear, apparel, equipment, and licensed and private label products. Through distinctive full color catalogs, the Company markets a broad selection of athletic products primarily to 12-to-24 year olds who participate in organized athletics. The Company's established relationships with leading suppliers enable it to offer an exceptionally broad and deep product selection, including premier branded products, the distribution of which is typically limited. With over 70,000 total stock keeping units, Eastbay believes no other direct marketer currently offers as complete a line of athletic footwear, apparel and equipment covering the breadth of sports and depth of products as offered by the Company. The Company was founded in 1980 and has grown rapidly since the mailing of its first catalog in 1984.

  Catalog operations accounted for 95.0% and 96.4% of net sales in fiscal 1995 and 1996, respectively. Eastbay mails three major seasonal catalogs each year, which correspond with the beginning of (i) football, soccer, cross country and volleyball seasons, (Fall Sports); (ii) basketball and wrestling seasons, (Winter Sports); (iii) track and field, baseball and softball seasons (Spring Sports). The Fall Sports season, which the Company regards as three months long, includes the peak selling month of August in the Company's first fiscal quarter. The Winter Sports season, which the Company regards as three months long, includes the peak selling month of November in the Company's second fiscal quarter. The Spring Sports season, which the Company regards as four months long, includes the peak selling month of March and falls in the Company's third and fourth fiscal quarters. The remaining two months, which fall in the Company's fourth fiscal quarter, are regarded as the Company's "sales" and liquidation period. As a result, the fourth quarter generally has lower gross margins due to lower unit selling prices and higher operating costs as a percent of net sales. During the last three fiscal years, net sales for the fourth quarter ranged from 22.0% to 24.3% of net sales for the full fiscal year, and income from operations for the fourth quarter ranged from 5.0% to 12.0% of income from operations for the full fiscal year.

  In addition to its three major season catalogs, the Company mails approximately eighteen secondary and miscellaneous catalogs and three to four "Final Score" liquidation catalogs each year. The secondary catalogs focus on a narrower selection of new and better products for the major sports, which based on the Company's experience are attractive to customers. The Company mails catalogs to repeat customers which highlight new products and give these customers frequent opportunities to shop with the Company during the major sporting seasons. Eastbay delivered 37.8 million catalogs in fiscal 1995 and
45.6 million catalogs in fiscal 1996.

RESULTS OF OPERATIONS

  The following table sets forth the percentage of net sales represented by certain items reflected in the Company's statements of income, as well as the percentage change in such items compared to the prior year.

                                                 PERCENTAGE OF NET THREE MONTHS
                                                 SALES YEARS ENDED     ENDED
                                                     JUNE 30,      SEPTEMBER 30,
                                                 ----------------- -------------
                                                 1994  1995  1996   1995   1996
                                                 ----- ----- ----- ------ ------
   Net sales.................................... 100.0 100.0 100.0    100    100
   Cost of sales................................  56.2  55.1  53.1   55.2   49.0
   Gross profit.................................  43.8  44.9  46.9   44.8   51.0
   Selling, general & administrative expenses...  37.0  37.3  39.8   35.5   40.0
   Income from operations.......................   6.8   7.6   7.1    9.3   11.0
   Interest expense.............................    .4    .9    .3    1.1    0.0
   Pro forma income tax expense*................    .7   2.6   2.3    3.2    4.5
   Pro forma net income*........................   1.2   4.1   4.6    4.9    6.8

--------
* Assuming a 39.5% combined federal and state tax rate for fiscal 1995 and 1994.

THREE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1995

  Net sales for the three months ended September 30, 1996 increased 8% to $30.8 million compared to the three months ended September 30, 1995. The increase is primarily attributable to increased catalog circulation and increased average order value due to a change in product mix. Retail and private label sales as a percent of total sales have not significantly changed from prior quarters.

  Demand for premiere product, especially Nike(R), continued to exceed current allocations. This resulted in a 40% increase in out of stock in the first quarter orders over last year. The Company continues to work with vendors on product allocations. The Company's allocation of Nike product to be received in the second quarter of fiscal 1997 is more than double the amount received in the second quarter last year. In the third quarter of fiscal 1997 the Company's expected allocation of Nike product increased four fold over the same quarter last year. Nike product represented 48% of total sales for the first quarter this year versus 43% last year. No other vendors represented more than 10% of total sales.

  During the quarter, gross profit increased 23% over the same period last year from $12.8 million to $15.7 million. The Company's gross margin percentage for the first quarter of fiscal 1997 increased to 51% compared to 45% during the same period in the prior year. This increase is due principally to higher product margins due to a change in product mix, fewer liquidation sales and better control over freight expenses compared to the prior year.

  Operating expenses for the three months ended September 30, 1996 were 22% greater than in the three months ended September 30, 1995. Increases in operating expenses resulted principally from variable publicity costs associated with catalog product and circulation. Paper prices were consistent with the prior year. Circulation increased 29% over the first fiscal quarter of 1996.

  Surplus cash not required for day to day operations generated interest income of $90,000 for the three months ended September 30, 1996 compared to $0 for the three months ended September 30, 1995.

  Interest expense for the three months ended September 30, 1996 was $3,000 compared to $316,000 for the three months ended September 30, 1995. This decrease is attributable to the elimination of bank debt early in the second quarter of fiscal 1996 with the proceeds received from the initial public offering.

  The tax provision for the three months ended September 30, 1996 is $1,372,000 for an effective tax rate of 39.5%. This compares to a $920,000 provision for income taxes for prior periods representing a pro forma adjustment to reflect income taxes as if the Company had been a C corporation rather than an S corporation, based on an assumed combined federal and state tax of 39.5% for the first quarter of fiscal 1996.

  For the three months ended September 30, 1996, pro forma net income was $2.1 million, up 49% from the $1.4 million achieved during the first three months of fiscal 1996. Pro forma earnings per share for the three months ended September 30, 1996 increased to $.35 per share compared to $.31 per share for the three months ended September 30, 1995.

FISCAL 1996 COMPARED TO FISCAL 1995

  Net sales increased 19.1% from $98.8 million in fiscal 1995 to $117.6 million in fiscal 1996. This increase is principally attributed to increased aggregate circulation of catalogs from 37.8 million in fiscal 1995 to 45.6 million in fiscal 1996.

  Gross profit increased from 44.9% of net sales in fiscal 1995 to 46.9% in fiscal 1996. This improvement is primarily due to the gradual change in the product mix offered by the Company to more nonshoe offerings. The gross margins on nonshoe items are typically higher than the margins on shoe items. In addition, the Company increased the price on its private label products approximately 7% in January 1996 which also had a positive impact on gross margin.

  Selling, general and administrative expenses increased 27.0% from $36.9 million, or 37.3% of net sales, in fiscal 1995 to $46.8 million, or 39.8% of net sales, in fiscal 1996, principally as a result of variable expenses associated with increased aggregate circulation of catalogs. Despite the increase in the price of paper, the Company aggressively increased the number of catalogs put into circulation but kept the total pages sent equal to the prior fiscal year. The Company mailed 2.70 billion pages in fiscal 1995 and
2.68 billion pages in fiscal 1996. Publicity costs from paper, print, postage and related expenses were 17.9% of net sales in fiscal 1995 and 20.8% of net sales in fiscal 1996.

  Interest expense decreased to $.3 million in fiscal 1996 from $.8 million in fiscal 1995. The decrease is due to the proceeds from the Company's initial public offering in October 1995 used to pay outstanding debt as well as stable inventory levels maintained throughout the fiscal year.

  Income before taxes increased 23.9% from $6.6 million in fiscal 1995 to $8.2 million in fiscal 1996. Net income in fiscal 1996 was $5.5 million. The Company's effective tax rate was 33.5% in fiscal 1996. The rate was favorably affected by the change in tax status as a result of the Company's initial public offering in October 1995 which resulted in a one-time deferred tax benefit of $.5 million. The Company was classified as a subchapter "S" corporation prior to the initial public offering and did not pay corporate income taxes.

FISCAL 1995 COMPARED TO FISCAL 1994

  Net sales increased 28.4% from $76.9 million in fiscal 1994 to $98.8 million in fiscal 1995. This increase is principally attributed to increased aggregate circulation of catalogs from 27.1 million in fiscal 1994 to 37.8 million in fiscal 1995.

  Gross profit increased from 43.8% of net sales in fiscal 1994 to 44.9% of net sales in fiscal 1995. This improvement is primarily attributable to the addition of Nike Air(R) athletic shoes in the main catalogs as well as the continued gradual change in the Company's merchandise mix to include higher margin, nonshoe items such as equipment, private label apparel and licensed products.

  Selling, general and administrative expenses increased 29.5% from $28.5 million, or 37.0% of net sales, in fiscal 1994 to $36.9 million, or 37.3% of net sales, in fiscal 1995, principally as a result of variable expenses associated with increased aggregate circulation of catalogs. In anticipation of increased postage and paper costs expected in the second half of fiscal 1995, the Company adopted a strategy in the first half of fiscal 1995 to decrease average costs per catalog by reducing the number of pages per catalog and to control total catalog expense by limiting the number of catalogs delivered to new prospects. This strategy was successful as sales per catalog (exclusive of six specialty catalogs mailed in 1995) increased slightly while the costs per catalog were reduced due to the reduction in the average number of pages per catalog. During the second half of fiscal 1995, the net margin improvements resulting from this strategy were partially offset by (i) increased postage and paper costs, (ii) the added costs associated with a test of a new secondary catalog which had disappointing sales results in the fourth fiscal quarter, and (iii) the costs associated with a second tent sale at a new location. Including the six specialty catalogs, sales per catalog decreased from $2.71 in fiscal 1994 to $2.50 in fiscal 1995.

  Interest expense increased by 146.5%, from $.3 million in fiscal 1994 to $.8 million in fiscal 1995. The increase in interest expense was due primarily to an increase in borrowing to fund additional inventory and increased postage costs which required cash payments prior to sales generation for each catalog.

  Income before taxes increased 34.2% (after adding back a one-time compensation charge of $3.5 million in fiscal 1994) from $4.9 million in fiscal 1994 to $6.6 million in fiscal 1995. This increase was primarily attributable to increasing gross margin as a result of the addition of Nike Air(R) products and continued changes in the Company's merchandise mix, as well as to the Company's overall strategy to control catalog costs.

LIQUIDITY AND CAPITAL RESOURCES

  On October 4, 1995, the Company completed a public offering of 2,300,000 shares of common stock at $15.00 per share. Net proceeds received by the Company, after deducting offering expenses and underwriting discounts, were approximately $31,529,000.

  The Company used $11,500,000 of the net proceeds to pay a dividend of undistributed previously taxed "S" corporation earnings and profits to the Company's shareholders prior to the offering. The balance of the proceeds was used for the repayment of bank debt and working capital needs.

  The Company has met working capital needs through funds generated from operations and bank financing. The Company's principal requirements for working capital have been increased catalog circulation and inventory buildup to meet seasonal requirements and increasing sales volumes. Capital resources have also been used to expand the Company's telephone center capabilities and increase catalog production capabilities. The Company's credit facility consists of a $5 million demand line of credit and a $5 million revolving credit agreement. At September 30, 1996, there were no outstanding borrowings under the credit facility. The Company believes borrowing under the demand line of credit will occur during the second quarter of the current fiscal year due to further expansion of inventory levels necessary to meet sales demand of the Christmas selling season.

  The Company leases its warehouse facilities in Wausau, Wisconsin and continues to evaluate the need to purchase or construct a permanent distribution center. The Company believes additional financing is readily available should it be needed to fund this expansion.

  Inventory levels increased to $34.1 million at June 30, 1996 compared to $32.5 million at June 30, 1995. The stability of the inventory balance is due to the Company's efforts to reduce liquidation inventory while maintaining the proper mix of new product offerings from major vendors.

  During fiscal 1996, the Company made capital expenditures of approximately $1.2 million. These expenditures were for computer and phone systems and equipment, warehouse racking and office furniture and equipment. Capital expenditures totaled $405,000 during the first quarter of 1997. This was attributable to purchase of computer equipment and furnishings for a second phone center in Oshkosh, Wisconsin and upgrades to computer equipment and software at the corporate headquarters in Wausau, Wisconsin. Capital expenditures for the first quarter last year were $158,000.

  The Company announced an agreement to purchase a 90,000 square foot building which will serve as its future headquarters and retail store. This purchase will require a cash outlay of approximately $1.4 million in November 1996. An additional $1.6 million will be expanded for building renovations during fiscal 1997. Cash provided by operations and the credit facility are expected to meet working capital needs and planned capital expenditure requirements. Cash used in operations totaled $3 million during the quarter due mainly to increased inventory levels. This compares with $1.6 million of cash used in operations during the first quarter of fiscal 1996.

SEASONALITY

  The operations of the Company are somewhat seasonal. In particular, gross profit and income from operations have historically been weaker during the fourth quarter, which includes the Company's "sales" and liquidation period. As a result, results of operations for the three month period ended September 30, 1996 should not be considered to be indicative of results to be reported for the balance of the year.

FORWARD LOOKING STATEMENTS

  A number of the matters and subject areas discussed in this Proxy Statement that are not historical or current facts deal with potential future circumstances and developments. These include expected future financial results, liquidity needs, financing ability, management's or the Company's expectations and beliefs and similar matters discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations. The discussions of such matters and subject areas is qualified by the inherent risk and uncertainties surrounding future expectations generally, and also may materially differ from the Company's actual future experience. The Company's business, operations and financial performance are subject to certain risks and uncertainties which could result in material differences in actual results from the Company's current expectations. These risks and uncertainties include, but are not limited to, general economic conditions, demand for the Company's products, product availability, inventory selection, and costs of operation such as paper prices and freight costs.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by each director, the Chief Executive Officer ("CEO") and the four most highly compensated executive officers other than the CEO, each person known to own more than 5% of the Company's Common Stock, and all directors and executive officers as a group, as of December 9, 1996. Except as indicated in the footnotes such persons have sole voting and investment power of the shares beneficially owned.

                                                     TOTAL NUMBER OF
                                                         SHARES
                                                      BENEFICIALLY   PERCENTAGE
              NAME OF BENEFICIAL OWNER                    OWNED       OF CLASS
              ------------------------               --------------- ----------
Arthur H. Juedes(1).................................    1,522,000       25.0%
Richard C. Gering(2)................................    1,521,600       25.0%
Harry H. Colcord....................................      467,378        7.7%
James A. Cronin III(3)..............................        7,500          *
John J. Stollenwerk(4)..............................        8,500          *
John V. Schaefer....................................          --           *
Richard A. Johnson..................................          --           *
All directors and executive officers as a group
 (seven persons)(5).................................    3,526,978       57.7%
The Columbia Funds Management Company(6)............      549,300        9.0%
State of Wisconsin Investment Board(7)..............      500,000        8.2%

--------
*Less than 1%.
(1) Does not include 117,800 shares of Common Stock owned by the Juedes Descendants' Trust dated December 5, 1994 for the benefit of the descendants of Mr. Juedes and for which Mr. Juedes does not have or share voting or investment power.
(2) Does not include 117,800 shares of Common Stock owned by the Gering Descendants' Trust dated December 23, 1994 for the benefit of the descendants of Mr. Gering and for which Mr. Gering does not have or share voting or investment power.
(3) Represents shares subject to stock options which are currently exercisable but have not yet been exercised.
(4) Includes 7,500 shares subject to stock options which are currently exercisable but have not yet been exercised.
(5) Includes 15,000 shares subject to stock options which are currently exercisable but have not yet been exercised.
(6) The address of The Columbia Funds Management Company is 1300 SW Sixth Avenue, P.O. Box 1350, Portland, Oregon 97207. The shares beneficially owned are as reported in a Form 13F for the quarter ended September 30, 1996.
(7) The address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707. The shares beneficially owned are as reported in a Form 13F for the quarter ended September 30, 1996.

  The above beneficial ownership information is based on information furnished, or 13F filings made, by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                       DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

  Information regarding the Company's directors is set forth in the following table.

                                   PRINCIPAL OCCUPATION AND            DIRECTOR
        NAME         AGE             BUSINESS EXPERIENCE                SINCE
        ----         ---           ------------------------            --------
 Arthur H. Juedes...  44 Co-founder of the Company and Co-Chairman       1981
                         since July 1995. Chairman of the Company
                         from 1981 until July 1995.
 Richard C. Gering..  44 Co-founder of the Company and Co-Chairman       1981
                         since July 1995. Chief Executive Officer of
                         the Company from 1981 until July 1995.
 John J.              56 President of Allen-Edmonds Shoe Corporation     1995
  Stollenwerk.......     (a manufacturer of men's dress and casual
                         footwear) since 1974. Also a director of
                         Badger Meter, Incorporated and Koss
                         Corporation.
 Harry H. Colcord...  45 President of the Company since 1992 and         1995
                         Chief Executive Officer since July 1995.
                         From 1982 to 1992, President and Chief
                         Operating Officer of the Window Fabrication
                         Division of Apogee Enterprises, a
                         diversified manufacturer of architectural
                         products.
 James A. Cronin      41 Executive Vice President and Chief              1995
  III...............     Operating Officer of Ascent Entertainment
                         Group (a diversified entertainment and
                         media company)
                         since June 1996. From June 1992 to June
                         1996, served as a financial management
                         consultant. From 1989 to June 1992,
                         employed as an investment banker with
                         Alfred Checci & Associates. Also a director
                         of Landair Services, Inc.

EXECUTIVE OFFICERS

  Information concerning those executive officers of the Company who are not directors is set forth in the following table:

        NAME         AGE                POSITION AND EXPERIENCE
        ----         ---                -----------------------
 John V. Schaefer...  37 Vice President-Operations, Chief Financial Officer
                         and Secretary (since August 1993). From 1992 to
                         August 1993, Controller of the Company. From 1989 to
                         1992, Vice President and General Manager of the
                         Window Fabrication Division of Apogee Enterprises.
 Richard A. Johnson.  38 Vice President-Merchandising (since August 1993).
                         From 1991 to August 1993, Manager of Transportation
                         Economics of Graebel Van Lines. From 1988 to 1991,
                         Systems Engineer for the Electronic Data Systems
                         division of General Motors.

                                 OTHER MATTERS

  The Board of Directors of the Company is not aware of any matters to be presented for action at the Special Meeting other than those described herein and does not intend to bring any other matters before the Special Meeting. However, if other matters should come before the Special Meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion, unless such authority is withheld.

                             SHAREHOLDER PROPOSALS

  As described in the Company's Proxy Statement relating to its 1996 Annual Meeting (in the event the Merger is not consummated for any reason), proposals of shareholders intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company at its principal executive offices not later than May 19, 1997, for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Shareholders should mail any proposals by certified mail-return receipt requested.

                           EXPENSES OF SOLICITATION

  The expenses in connection with solicitation of the enclosed form of proxy, will be borne by the Company. In addition to solicitation by mail, officers or regular employees of the Company, who will receive no compensation for such services other than their regular salaries, may solicit proxies personally or by telephone or facsimile. Arrangements will be made with brokerage houses, nominees, participants in central certificate depository systems and other custodians and fiduciaries to supply them with solicitation material for forwarding to their principals, and arrangements may be made with such persons to obtain authority to sign proxies. The Company may reimburse such persons for reasonable out-of-pocket expenses incurred by them in connection therewith.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The financial statements of the Company as of June 30, 1996 and 1995, and for each of the years in the three-year period ended June 30, 1996, have been audited by Wipfli Ullrich Bertelson LLP, independent public accountants, as stated in their report.

  A representative of Wipfli Ullrich Bertelson will be at the Special Meeting to answer questions by shareholders and will have the opportunity to make a statement if so desired.

                             AVAILABLE INFORMATION

  The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the Commission's regional office located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at its Washington address at prescribed rates. Such reports and other information filed with the Commission may also be available at the Commission's site on the World Wide Web at http:\\www.sec.gov.

                                          By order of the Board of Directors

                                          Harry H. Colcord, President and
                                           Chief Executive Officer

Wausau, Wisconsin
January 10, 1997

                         INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS OR REPORT                                              PAGE
------------------------------                                              ----
Independent Auditor's Report............................................... F-2
Eastbay, Inc. Balance Sheets............................................... F-3
Eastbay, Inc. Statements of Income......................................... F-4
Eastbay, Inc. Statements of Shareholders' Equity........................... F-5
Eastbay, Inc. Statements of Cash Flows..................................... F-6
Eastbay, Inc. Notes to Financial Statements................................ F-7

                         INDEPENDENT AUDITOR'S REPORT

To the Shareholders and Board of Directors
Eastbay, Inc.
Wausau, Wisconsin

  We have audited the accompanying balance sheets of EASTBAY, INC. as of June 30, 1995 and 1996, and the related statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EASTBAY, INC. at June 30, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Wipfli Ullrich Bertelson
                                          -------------------------------------
                                              Certified Public Accountants

July 29, 1996
Wausau, Wisconsin

                                 EASTBAY, INC.
                                 BALANCE SHEETS

                                                       AS OF JUNE 30,
                                                       --------------- SEPTEMBER 30,
                                                        1995    1996       1996
                                                       ------- ------- -------------
                                                       (IN THOUSANDS)   (UNAUDITED)
                        ASSETS
                        ------
Current assets:
  Cash and cash equivalents........................... $    17 $ 7,509    $ 4,087
  Accounts receivable--Net............................   1,705     875      1,372
  Refundable income taxes.............................     --       62        --
  Inventories.........................................  32,465  34,109     39,863
  Catalog costs.......................................   1,515   1,716      3,051
  Income tax deposit..................................     839     --         --
  Deferred income taxes...............................     --      660        660
  Other...............................................     630     760        744
                                                       ------- -------    -------
      Total current assets............................  37,171  45,691     49,777
                                                       ------- -------    -------
Property and equipment:
  Leasehold improvements..............................     493     558        570
  Furniture and equipment.............................   4,160   5,302      5,694
                                                       ------- -------    -------
      Totals..........................................   4,653   5,860      6,264
Less-Accumulated depreciation.........................   2,191   3,228      3,504
                                                       ------- -------    -------
      Total property and equipment....................   2,462   2,632      2,760
                                                       ------- -------    -------
Other assets:
  Shareholder advances................................     439     358        358
  Deferred income taxes...............................     --       48         48
                                                       ------- -------    -------
      Total other assets..............................     439     406        406
                                                       ------- -------    -------
      Total assets.................................... $40,072 $48,729    $52,943
                                                       ======= =======    =======
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
Current liabilities:
  Current maturities of long-term notes payable....... $   200 $   --     $   --
  Demand line of credit...............................   1,430     --         --
  Accounts payable....................................   9,477   8,415     10,049
  Accrued salaries and wages..........................     560     988        725
  Reserve for returns.................................     300     397        427
  Advance payments on orders..........................     389     498        439
  Accrued and other liabilities.......................     604     578        281
  Accrued income taxes................................                      1,069
                                                       ------- -------    -------
      Total current liabilities.......................  12,960  10,876     12,990
                                                       ------- -------    -------
Long-term liabilities--Notes payable..................  12,309     --         --
                                                       ------- -------    -------
Commitments and contingencies.........................
Shareholders' equity:
  Common stock--(20,000,000 shares authorized) $.01
   par value:
    6,070,778 shares issued and outstanding--1996.....     --       61         61
    3,770,778 shares issued and outstanding--1995.....      21     --         --
  Additional paid-in capital..........................   2,377  33,750     33,750
  Retained earnings...................................  12,405   4,042      6,142
                                                       ------- -------    -------
      Total shareholders' equity......................  14,803  37,853     39,953
                                                       ------- -------    -------
      Total liabilities and shareholders' equity...... $40,072 $48,729    $52,943
                                                       ======= =======    =======

                See accompanying notes to financial statements.

                                 EASTBAY, INC.

                              STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THREE MONTHS
                                   FOR THE YEARS ENDED JUNE    ENDED SEPTEMBER
                                             30,                     30,
                                   --------------------------  ----------------
                                    1994     1995      1996     1995     1996
                                   -------  -------  --------  -------  -------
                                                                 (UNAUDITED)
Net sales........................  $76,908  $98,770  $117,639  $28,539  $30,816
Cost of sales....................   43,191   54,464    62,520   15,762   15,105
                                   -------  -------  --------  -------  -------
Gross profit.....................   33,717   44,306    55,119   12,777   15,711
Selling, general and
 administrative expenses.........   28,472   36,858    46,815   10,132   12,328
                                   -------  -------  --------  -------  -------
Income from operations...........    5,245    7,448     8,304    2,645    3,383
Other income (expense):
  Interest income................      --        14       243      --        90
  Stock award....................   (3,452)     --        --       --       --
  Interest expense...............     (342)    (843)     (343)    (316)      (3)
  Other..........................       29       (2)       (3)     --         2
                                   -------  -------  --------  -------  -------
Income before income taxes.......    1,480    6,617     8,201    2,329    3,472
Provision for income taxes or pro
 forma adjustment for income
 taxes...........................      585    2,614     2,750      920    1,372
                                   -------  -------  --------  -------  -------
Pro forma net income.............  $   895  $ 4,003  $  5,451  $ 1,409  $ 2,100
                                   =======  =======  ========  =======  =======
Pro forma net income per share...           $  0.88  $   0.96  $  0.31  $  0.35
                                            =======  ========  =======  =======
Pro forma weighted average shares
 outstanding.....................             4,537     5,673    4,537    6,071
                                            =======  ========  =======  =======
Supplemental pro forma net income
 per share.......................           $  0.74  $   0.93  $  0.26  $  0.35
                                            =======  ========  =======  =======
Supplemental pro forma weighted
 average shares outstanding......             6,071     6,071    6,071    6,071
                                            =======  ========  =======  =======


                See accompanying notes to financial statements.

                                 EASTBAY, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                            COMMON STOCK   ADDITIONAL
                          ----------------  PAID-IN   RETAINED
                           SHARES   AMOUNT  CAPITAL   EARNINGS   TOTAL
                          --------- ------ ---------- --------  --------  --- --- ---
                                (IN THOUSANDS, EXCEPT SHARE DATA)
Balance June 30, 1993...  3,298,400  $17    $   --    $  8,851  $  8,868
Net income, 1994........                                 1,480     1,480
Dividends declared......                                (3,237)   (3,237)
Issuance of stock award.    472,378    4      2,377                2,381
                          ---------  ---    -------   --------  --------
Balance June 30, 1994...  3,770,778   21      2,377      7,094     9,492
Net income, 1995........                                 6,617     6,617
Dividends declared......                                (1,306)   (1,306)
                          ---------  ---    -------   --------  --------
Balance June 30, 1995...  3,770,778   21      2,377     12,405    14,803
Dividends declared......                               (14,850)  (14,850)
Reclassification of
 legal capital..........              17        (17)
Net income July 1, 1995
 to October 2, 1995.....                                 2,329     2,329
Termination of "S"
 corporation status.....                       (116)       116
Proceeds from initial
 public offering........  2,300,000   23     32,062               32,085
Offering costs..........                       (556)                (556)
Net income October 3,
 1995 to June 30, 1996..                                 4,042     4,042
                          ---------  ---    -------   --------  --------
Balance June 30, 1996...  6,070,778  $61    $33,750   $  4,042  $ 37,853
Net income (unaudited)..                                 2,100     2,100
                          ---------  ---    -------   --------  --------
Balance September 30,
 1996 (unaudited).......  6,070,778  $61    $33,750   $  6,142  $ 39,953
                          =========  ===    =======   ========  ========



                See accompanying notes to financial statements.

                                 EASTBAY, INC.

                            STATEMENTS OF CASH FLOWS

                              FOR THE YEARS ENDED JUNE     THREE MONTHS ENDED
                                         30,                 SEPTEMBER 30,
                              ---------------------------  -------------------
                               1994      1995      1996      1995      1996
                              -------  --------  --------  --------- ---------
                                   (IN THOUSANDS)             (UNAUDITED)
Operating activities:
  Pro forma net income....... $   895  $  4,003  $  5,451  $  1,409  $   2,100
  Noncash items:
    Provision for
     depreciation and
     amortization............     732       808     1,042       225        277
    Pro forma adjustment for
     income taxes............     585     2,614       920       920        --
    Deferred income taxes....     --        --       (708)      --         --
    Provision for stock
     award...................   2,381       --        --        --         --
    Provision for forgiveness
     of shareholder advances.     --        107       110       --         --
    Loss (gain) on sales of
     property and equipment..     (29)        1         3       --         --
  Changes in operating assets
   and liabilities:
    Accounts receivable......    (301)     (917)      830      (316)      (497)
    Refundable income taxes..     --        --        (62)      --         --
    Inventories..............  (7,766)  (11,977)   (1,644)      233     (5,754)
    Other assets.............    (795)     (208)     (574)     (506)    (1,319)
    Accounts payable.........   2,313     2,067    (1,062)   (3,240)     1,634
    Accrued and other
     liabilities.............     635       293       608      (326)      (589)
    Accrued income taxes.....     --        --        --        --       1,131
                              -------  --------  --------  --------  ---------
      Net cash provided by
       (used in) operating
       activities............  (1,350)   (3,209)    4,914    (1,601)    (3,017)
                              -------  --------  --------  --------  ---------
Investing activities:
  Purchase of property and
   equipment.................    (826)     (916)   (1,221)     (158)      (405)
  Shareholder (advances)
   repayments of advances....    (185)     (583)      214       214        --
  Income tax deposit (paid)
   refunded..................    (510)      --        839       --         --
  Proceeds from sales of
   property and equipment....      10         1         6       --         --
                              -------  --------  --------  --------  ---------
      Net cash used in
       investing activities..  (1,511)   (1,498)     (162)       56       (405)
                              -------  --------  --------  --------  ---------
Financing activities:
  Net borrowings (repayments)
   under revolving credit
   agreement.................   7,200     4,800   (12,000)    4,929        --
  Net increase (decrease) in
   demand line of credit.....  (1,425)    1,430    (1,430)      --         --
  Principal payments on long-
   term debt.................    (213)     (200)     (509)      (50)       --
  Proceeds from issuance of
   long-term debt............     800       --        --        --         --
  Dividends paid.............  (3,567)   (1,306)  (14,850)   (3,350)       --
  Net proceeds from common
   stock offering............     --        --     31,529       --         --
                              -------  --------  --------  --------  ---------
      Net cash provided by
       financing activities..   2,795     4,724     2,740     1,529        --
                              -------  --------  --------  --------  ---------
Net increase (decrease) in
 cash and cash equivalents...     (66)       17     7,492       (16)    (3,422)
Cash and cash equivalents at
 beginning of period.........      66       --         17        17      7,509
                              -------  --------  --------  --------  ---------
Cash and cash equivalents at
 end of period............... $   --   $     17  $  7,509  $      1  $   4,087
                              =======  ========  ========  ========  =========
Supplemental cash flow
 information:
  Interest paid.............. $   358  $    689  $    492       355          3
  Income taxes paid..........     --        --      2,600       --         241

                See accompanying notes to financial statements.

                                 EASTBAY, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principal Business Activity

  The Company's principal business activity is direct mail retail sales of athletic footwear, clothing, equipment and accessories. The Company represents a substantial number of suppliers and merchandises a wide variety of athletic products to its customers throughout the United States and in a number of foreign countries.

 Use of Estimates in Preparation of Financial Statements

  The preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires the use of certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue and expenses. Actual results may differ from these estimates.

 Revenue Recognition

  Revenue is recognized when the merchandise is shipped to the customer. The Company grants credit to customers in the ordinary course of business. The carrying amount for customer accounts receivable on credit sales as reported on the balance sheet, net of allowances for doubtful accounts, approximates fair value.

 Cash Equivalents

  The Company defines cash equivalents as highly liquid, short-term investments with an original maturity of three months or less.

 Inventories

  Inventories, which consist of merchandise held for sale, are valued at the lower of average cost, determined on the first-in, first-out (FIFO) method, or market.

 Catalog Costs

  The Company amortizes catalog production and mailing costs over the expected revenue stream, which is approximately three months from the date catalogs are mailed. The Company's recording of such advertising costs is in conformance with the provisions of the AICPA Statement of Position No. 93-7, "Reporting on Advertising Costs." Catalog production and mailing costs charged to expense for 1994, 1995 and 1996 were $14,506,000, $18,284,000 and $25,181,000, respectively.

 Property, Equipment and Depreciation

  Property and equipment are valued at cost. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of property and equipment are reflected in income. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which are three to ten years for furniture and equipment. Leasehold improvements are being amortized over the lives of the related operating leases.

 Reserve for Returns

  At the time of sale, the Company provides a reserve equal to the gross profit on projected merchandise returns, based on its prior returns experience.

                                 EASTBAY, INC.

 Income Taxes

  Prior to October 3, 1995, the Company elected to be taxed under the provisions of subchapter "S" of the Internal Revenue Code and comparable state regulations. Under these provisions, the Company did not pay federal or state corporate income tax on its taxable income. Instead, the shareholders reported on their personal income tax returns their proportionate share of the Company's taxable income and tax credits. Dividends to shareholders were, at a minimum, declared each year sufficient to reimburse the personal tax liability incurred as a result of the subchapter "S" election.

  As discussed in Note 6, the Company completed an initial public offering of common stock on October 4, 1995. In connection with the offering, the shareholders elected to terminate the subchapter "S" election on October 3, 1995. On that date the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are computed based on the difference between the financial statement and income tax basis of assets and liabilities based on enacted tax laws. Cumulative deferred income taxes were recorded resulting in an adjustment of $520,000 to the Company's reported income tax expense and a corresponding increase in deferred tax assets.

  As an "S" corporation with a fiscal year-end, the Company was required to have on deposit with the Internal Revenue Service an amount equal to the income tax liability deferred by having a fiscal year ending on a date other than December 31. Accordingly, a deposit of $839,000 is presented as an asset at June 30, 1995. The deposit was returned to the Company in 1996.

 Reclassifications

  Certain prior year amounts have been reclassified to conform to current year presentation.

NOTE 2--DEBT

  The Company's bank credit facility consists of a demand line of credit and a revolving credit agreement.

  The demand line of credit of up to $5,000,000 provides for monthly interest payments at bank prime or, at the Company's option, the London Interbank Offered Rate (LIBOR) plus 1.25 percent. There was no amount outstanding under the demand line of credit as of June 30, 1996. An amount of $1,430,000 was outstanding under the demand line of credit at June 30, 1995 at an interest rate of 9.0 percent. The Company had a $750,000 stand-by letter of credit outstanding against the demand line of credit at June 30, 1995. This letter of credit expired in 1996.

  The long-term bank credit facility consists of the following at June 30:

                                                                    1995   1996
                                                                   ------- ----
                                                                       (IN
                                                                    THOUSANDS)
      Revolving credit agreement.................................. $12,000 $--
      Term note...................................................     509  --
                                                                   ------- ----
          Totals..................................................  12,509  --
      Less--Current maturities....................................     200  --
                                                                   ------- ----
      Long-term portion........................................... $12,309 $--
                                                                   ======= ====

                                 EASTBAY, INC.

  During 1996, the Company amended the revolving credit agreement it had previously established. The amended agreement, which allows borrowings of up to $5,000,000, is effective through November 1, 1996 and requires monthly interest payments at bank prime or, at the Company's option, LIBOR plus 1.25 percent. Borrowings under this agreement, with original maturities of 30 to 90 days, are classified as long-term because the Company has the intent and ability to refinance these loans on a long-term basis. The weighted average interest rate on borrowings under this agreement was 8.5 percent at June 30, 1995.

  The term note called for quarterly principal payments of $50,000 and monthly interest payments at bank prime plus 0.3 percent which was 9.3 percent at June 30, 1995. The term note was paid in 1996.

  Amounts outstanding under the bank credit facility cannot exceed a stated percent of eligible inventory and are collateralized by substantially all of the Company's assets. In addition, the bank credit facility requires the Company to comply with certain restrictive covenants, one of which requires the Company to maintain minimum tangible net worth. At June 30, 1996, the entire balance of retained earnings was available for the payment of cash dividends without violation of the minimum tangible net worth covenant.

NOTE 3--RETIREMENT PLAN

  The Company's retirement plan consists of a defined contribution 401(k) retirement plan covering substantially all full-time employees and eligible part-time employees meeting age and service requirements. The Company matches 30 percent of the employee's salary deferral contributions up to a maximum matching contribution of 1.8 percent of compensation.

  Employer contributions to the plan totaled $27,000, $35,000 and $38,000 in 1994, 1995, and 1996, respectively.

NOTE 4--INCOME TAXES

  The provision for income taxes or pro forma adjustment for income taxes consists of the following:

                                                             1994  1995   1996
                                                             ---- ------ ------
                                                               (IN THOUSANDS)
      Current:
        Federal............................................. $504 $2,250 $2,804
        State...............................................   81    364    654
                                                             ---- ------ ------
          Total current.....................................  585  2,614  3,458
                                                             ---- ------ ------
      Deferred:
        Change in tax status................................  --     --    (520)
        Federal.............................................  --     --    (163)
        State...............................................  --     --     (25)
                                                             ---- ------ ------
          Total deferred....................................  --     --    (708)
                                                             ---- ------ ------
          Totals............................................ $585 $2,614 $2,750
                                                             ==== ====== ======

  Income tax provisions for 1994 and 1995 represent pro forma adjustments to reflect income taxes as if the Company had been a "C" corporation rather than an "S" corporation. The income tax provision for 1996 also includes a pro forma adjustment of $920,000 for the period of the year prior to the Company's change in tax status on October 3, 1995. The pro forma adjustments for income taxes have been calculated based upon an assumed combined federal and state tax rate of 39.5 percent.

                                 EASTBAY, INC.

  The following table reconciles the federal statutory income tax rate and the Company's effective income tax rate for the year ended June 30, 1996:

      (IN THOUSANDS)
      Provision for income taxes at federal statutory rate........ $2,788  34.0%
      State taxes net of federal tax benefits.....................    490   6.0
      Change in tax status........................................   (520) (6.4)
      Other.......................................................     (8) (0.1)
                                                                   ------  ----
      Effective income tax........................................ $2,750  33.5%
                                                                   ======  ====

  The major temporary differences that give rise to deferred tax assets at June 30, 1996 are as follows:

      (IN THOUSANDS)
      Property and equipment.............................................. $ 48
      Allowances on accounts receivable...................................   19
      Inventories.........................................................  384
      Reserve for returns.................................................  146
      Accrued expenses not yet deductible.................................  111
                                                                           ----
          Total deferred tax assets....................................... $708
                                                                           ====

  The deferred tax assets are presented in the accompanying June 30, 1996, balance sheet as follows:

      (IN THOUSANDS)
      Net current deferred tax assets..................................... $660
      Net noncurrent deferred tax asset...................................   48
                                                                           ----
          Total deferred tax assets....................................... $708
                                                                           ====

NOTE 5--RELATED PARTY TRANSACTIONS

 Stock Award

  On June 30, 1994, the Company awarded 472,378 shares, as restated, of common stock with a value of $2,381,000 to its President for past performance. In addition, the Company paid a cash bonus of $1,071,000 and agreed to loan him additional amounts to cover personal income tax liabilities created by this award. Since the stock award and related cash bonus were awarded for past performance, the entire amount totaling $3,452,000 was charged to income on June 30, 1994.

 Shareholder Advances

  The stock award agreement called for the Company to advance the President additional amounts sufficient to cover personal income taxes created by his 1994 stock award. The advance, secured by Company stock, bears interest at the Company's cost of funds and is due in full on July 1, 1999. However, if the Company reaches certain targeted annual levels of performance through July 1, 1999, the loan principal, plus accrued interest, will be forgiven. In addition, annual cash bonuses will be paid sufficient to cover the personal income taxes generated from such forgiveness. Any amounts forgiven by the Company will be expensed when forgiven.

                                 EASTBAY, INC.

  In addition, during 1995, the Company advanced the President $222,000 for personal estimated income tax payments created by the President reporting his proportionate share of 1995 Company income on his personal tax return. The advance is secured by Company stock and bears interest at the Company's cost of funds.

  The following is a summary of the shareholder advance activity:

      (IN THOUSANDS)
      Balance, June 30, 1994.............................................. $185
      Advance under stock award agreement.................................  347
      Advance forgiven under stock award agreement........................ (107)
      Advance for estimated income tax payments...........................  222
      Interest accrued....................................................   14
                                                                           ----
      Balance, June 30, 1995..............................................  661
      Repayment of advance for estimated income tax payments.............. (214)
      Advance forgiven under stock award agreement........................ (110)
      Interest accrued....................................................   29
                                                                           ----
      Balance, June 30, 1996..............................................  366
      Less--Current portion...............................................    8
                                                                           ----
      Long-term portion................................................... $358
                                                                           ====

  The advances forgiven under the stock award agreement were recorded as compensation expense in 1996 and 1995. In addition, cash bonuses of $90,000 and $87,000 were paid to the President to cover the personal income taxes generated by the forgiveness of the advance in 1996 and 1995, respectively.

 Employment Agreements

  Prior to the initial public offering, the Company entered into separate Employment Agreements with the Company's two Co-Chairmen and amended its existing Executive Employment Agreement with the Company's President. The agreements, which have a remaining term of two years, provide for base salaries, annual bonuses, fringe benefits and certain severance benefits in the event their employment with the Company is terminated.

NOTE 6--SHAREHOLDERS' EQUITY

 Initial Public Offering

  On October 4, 1995, the Company completed a public offering of 2,000,000 shares of common stock at $15.00 per share, and on the same date sold an additional 300,000 shares in connection with the underwriters' exercise of their over-allotment option. Net proceeds received by the Company, after deducting offering expenses and underwriting discounts, were approximately $31,529,000.

  The Company used $11,500,000 of the net proceeds to pay a dividend of undistributed previously taxed "S" corporation earnings and profits to the Company's shareholders prior to the offering. The balance of the proceeds was used for the repayment of bank debt and working capital needs.

 Stock Split

  In connection with the initial public offering, the Company recapitalized its Class "A" voting common stock (no par value) and its Class "B" nonvoting common stock (no par value, $10 stated value). There were 2,800 shares of Class "A" voting common stock authorized, issued and outstanding. There were 601 shares of

                                 EASTBAY, INC.

Class "B" voting common stock authorized, 401 shares of which were authorized and outstanding. The recapitalization increased the authorized shares of voting common stock to 20,000,000 shares. The Class "A" and Class "B" shares were split 1,178-for-1 into shares of newly authorized voting common stock. The accompanying financial statements have been restated to reflect this stock split. The initial public offering resulted in the issuance of 2,300,000 shares, increasing the total number of issued and outstanding shares to 6,070,778.

 Subchapter "S" Distributions

  In September 1995, the Company paid a dividend of undistributed previously taxed "S" corporation earnings and profits of $3,350,000 to enable shareholders to pay personal income taxes on their pro rata share of the Company's taxable income for all periods through the termination of the Company's "S" corporation status.

NOTE 7--STOCK OPTIONS

  During fiscal 1995, the Company established the 1994 Stock Incentive Plan. The Plan, which makes 235,600 shares, as restated, available and reserved for issuance, specifies the purchase price, time and method of exercise. Optionees are selected by the Company's Board of Directors. All employees are eligible to receive incentive stock options and/or nonqualified options. Consultants are eligible to receive nonqualified options. Options are granted for a term not to exceed 10 years. The option price of any incentive stock options granted to any shareholder owning greater than 10 percent of the total combined voting power of all classes of Company stock may not be less than 110 percent of the fair market value at the date of grant. Other incentive stock options granted shall not have an option price that is less than the fair market value at the date of grant. The option price for nonqualified stock options granted shall be established by the Company's Board of Directors at the date of grant.

  During fiscal 1996, the Company established the Outside Director Stock Option Plan. The Plan, which makes 30,000 shares, as restated, available and reserved for issuance, specifies that new members of the Board of Directors who are not employees of the Company receive nonqualified stock options to purchase 7,500 shares of Company stock at the fair market value at the date of grant. Options are granted for a period of ten years.

  The following table summarizes the activity relating to the Company's stock option plans:

                                                            1995      1996
                                                           ------ ------------
                                                           (NUMBER OF SHARES)
      Options outstanding at beginning of the year........    --        63,847
      Granted............................................. 63,847       53,950
      Terminated..........................................    --          (500)
                                                           ------ ------------
      Options outstanding at end of the year.............. 63,847      117,297*
                                                           ====== ============
      Options exercisable at end of the year..............    --        27,769**
                                                           ====== ============
      Price range of outstanding options.................. $ 5.22 $5.22-$15.50
                                                           ====== ============

--------
* 102,297 and 15,000 options remain outstanding under the 1994 Stock Incentive Plan and the Outside Director Stock Option Plan, respectively.
** 12,769 and 15,000 options are exercisable under the 1994 Stock Incentive
   Plan and the Outside Director Stock Option Plan, respectively.

                                 EASTBAY, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)


  Future Accounting Change: Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation," is effective July 1, 1996 for the Company. The new standard encourages companies to adopt a fair value based method of accounting for employee stock options but allows companies to continue to account for those plans using the accounting prescribed by APB Opinion 25, "Accounting for Stock Issued to Employees." The Company will adopt the disclosure requirements of the standard in fiscal 1997 and plans to continue accounting for stock compensation using APB 25, making pro forma disclosures of net income and net income per share as if the fair value method had been applied.

NOTE 8--COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company leases warehouse, store and office space and office equipment under various lease arrangements. The leases are accounted for as operating leases. Future minimum lease payments, by year and in the aggregate, under noncancelable operating leases with initial or remaining terms of one year or more consist of the following:

             (IN THOUSANDS)
             1997................................ $531
             1998................................  121
                                                  ----
                 Total future minimum lease
                  payments....................... $652
                                                  ====

  Rent expense for all operating leases totaled $434,000, $490,000 and $573,000 for 1994, 1995 and 1996, respectively.

 Legal Contingencies

  In the normal course of business the Company may be involved in various legal proceedings from time to time. It is the opinion of management that any judgment or settlement resulting from pending or threatened litigation would not have a material adverse effect on the financial position or operations of the Company.

NOTE 9--PRO FORMA DISCLOSURES

 Pro Forma Net Income Per Share

  Pro forma net income per share for periods presented has been computed by dividing pro forma net income by the number of shares outstanding, assuming that the 1,178-for-1 stock split and recapitalization in connection therewith were completed at the beginning of fiscal 1995. In addition, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 55, pro forma shares outstanding have been adjusted to include 766,666 of the shares issued by the Company in the offering at the initial public offering price of $15.00 per share, the proceeds of which were used to pay the $11,500,000 dividend of undistributed previously taxed "S" corporation earnings and profits. Dilution of pro forma net income per share due to common stock equivalents (stock options) is negligible and, accordingly, no dilution has been reported.

 Supplemental Pro Forma Net Income Per Share

  Supplemental pro forma net income per share is based on pro forma net income adjusted for a pro forma elimination of interest expense, less the related tax effect, associated with the portion of the offering proceeds used to retire indebtedness. The increase in pro forma net earnings due to this supplemental adjustment is $510,000 and $201,000 in 1995 and 1996, respectively. Supplemental pro forma net income per share is calculated by dividing supplemental pro forma net income by the number of shares outstanding after the offering.

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             WOOLWORTH CORPORATION,
                          EAST ACQUISITION CORPORATION

                                      AND

                                 EASTBAY, INC.

                         DATED AS OF NOVEMBER 30, 1996

                               TABLE OF CONTENTS

 HEADING                                                                    PAGE
 -------                                                                    ----
                                     ARTICLE I
                                    The Merger
  1.1    The Merger......................................................    A-1
  1.2    Effective Time of the Merger....................................    A-1
  1.3    Effects of the Merger...........................................    A-1
  1.4    Articles of Incorporation.......................................    A-1
  1.5    By-Laws.........................................................    A-1
  1.6    Directors.......................................................    A-1
  1.7    Officers........................................................    A-2
                                    ARTICLE II
                               Conversion of Shares
  2.1    Conversion of Shares............................................    A-2
  2.2    Exchange of Certificates........................................    A-2
  2.3    Closing of Company Transfer Books...............................    A-2
  2.4    Dissenting Shares...............................................    A-2
                                    ARTICLE III
                          Representations and Warranties
                                  of the Company
  3.1    (a) Corporate Organization......................................    A-3
  3.2    Authorization...................................................    A-3
  3.3    Consents and Approvals; No Violations...........................    A-3
  3.4    Capitalization..................................................    A-4
  3.5    Subsidiaries....................................................    A-4
  3.6    SEC Reports.....................................................    A-4
  3.7    Financial Statements............................................    A-5
  3.8    Absence of Undisclosed Liabilities..............................    A-5
  3.9    Absence of Material Adverse Change..............................    A-5
  3.10   Legal Proceedings, etc. ........................................    A-5
  3.11   Compliance with Applicable Law..................................    A-5
  3.12   Proxy Statement.................................................    A-6
  3.13   Intellectual Property...........................................    A-6
  3.14   Brokers and Finders.............................................    A-6
  3.15   Contracts and Leases............................................    A-6
  3.16   Inventory.......................................................    A-6
  3.17   Taxes...........................................................    A-7
  3.18   Employee Benefit Plans; ERISA...................................    A-7
  3.19   Certain Interests...............................................    A-9
  3.20   Employees.......................................................    A-9
                                    ARTICLE IV
                          Representations and Warranties
                                 of Parent and Sub
  4.1    Corporate Organization..........................................    A-9
  4.2    Authorization...................................................    A-9
  4.3    Consents and Approvals; No Violations...........................    A-9
  4.4    Proxy Statement.................................................   A-10
  4.5    Brokers and Finders.............................................   A-10

 HEADING                                                                   PAGE
 -------                                                                   ----
                                     ARTICLE V
                         Conduct of the Company's Business
                                    ARTICLE VI
                               Additional Agreements
   6.1   Access to Properties and Records................................  A-11
   6.2   Proxy Statement.................................................  A-12
   6.3   Stockholder Approval............................................  A-12
   6.4   Stock Option and Other Plans....................................  A-12
   6.5   Reasonable Best Efforts; etc. ..................................  A-13
   6.6   HSR Act.........................................................  A-13
   6.7   Material Events.................................................  A-13
   6.8   Public Announcements............................................  A-13
   6.9   Indemnification.................................................  A-13
   6.10  Update Disclosure...............................................  A-13
                                    ARTICLE VII
                     Conditions to Consummation of the Merger
   7.1   Conditions to Each Party's Obligation to Effect the Merger......  A-14
   7.2          Conditions to the Obligation of the Company to Effect the
          Merger.........................................................  A-14
   7.3          Conditions to Obligations of Parent and Sub to Effect the
          Merger.........................................................  A-14
                                   ARTICLE VIII
                                      Closing
   8.1   Time and Place..................................................  A-15
   8.2   Deliveries at the Closing.......................................  A-15
                                    ARTICLE IX
                            Termination and Abandonment
   9.1   Termination.....................................................  A-15
   9.2   Effect of Termination...........................................  A-15
                                     ARTICLE X
                                   Miscellaneous
  10.1   Expenses; Fees..................................................  A-16
  10.2   No Survival of Representations and Warranties...................  A-16
  10.3   Headings........................................................  A-16
  10.4   Notices.........................................................  A-16
  10.5   Assignment......................................................  A-17
  10.6   Complete Agreement..............................................  A-17
  10.7   Modifications, Amendments and Waivers...........................  A-17
  10.8   Counterparts....................................................  A-17
  10.9   Governing Law...................................................  A-17
  10.10  Accounting Terms................................................  A-17
  10.11  Parties in Interest.............................................  A-17
  10.12  Severability....................................................  A-17
  10.13  Definitions.....................................................  A-18

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of November 30, 1996, among Woolworth Corporation, a New York corporation ("Parent"), East Acquisition Corporation, a Wisconsin corporation and an indirect wholly owned subsidiary of Parent ("Sub"), and Eastbay, Inc., a Wisconsin corporation (the "Company").

  WHEREAS, the Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent pursuant to this Agreement; and

  WHEREAS, the Boards of Directors of the Parent, Sub and the Company have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements, herein contained, and intending to be legally bound hereby, Parent, Sub and the Company agree as follows:

                                   ARTICLE I

                                  The Merger

  1.1 The Merger. At the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company (the "Merger") and the separate existence of Sub shall thereupon cease, with the Company being the surviving corporation in the Merger (the "Surviving Corporation").

  1.2 Effective Time of the Merger. The Merger shall become effective on the later of (a) the date the Department of Financial Institutions of the State of Wisconsin (the "Department of State") receives for filing the articles of merger in accordance with Section 180.0120 of the Business Corporation Law of the State of Wisconsin (the "Wisconsin Corporation Law") or (b) the effective date specified in such articles of merger. The articles of merger shall be delivered by the Company and Sub to the Department of State as soon as practicable before the closing of the Merger contemplated by this Agreement in accordance with Section 8.1. As used in this Agreement, the term "Effective Time" shall mean the date and time at which such articles become effective as specified above.

  1.3 Effects of the Merger. The Merger shall have the effects set forth in
Section 180.1106 of the Wisconsin Corporation Law. As of the Effective Time, the Company shall be an indirect wholly owned subsidiary of the Parent.

  1.4 Articles of Incorporation. The Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, except that Article First thereof shall be amended to read as follows:

    "FIRST: The name of the Corporation is Eastbay, Inc."

and thereafter may be amended in accordance with its terms and as provided by law.

  1.5 By-Laws. The By-Laws of Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation.

  1.6 Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, who shall serve until their respective successors are duly elected and qualified in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

  1.7 Officers. The officers of the Surviving Corporation shall initially consist of the officers of the Company immediately prior to the Effective Time, until their successors are duly elected and qualified in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

                                  ARTICLE II

                             Conversion of Shares

  2.1 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

    (a) All Shares (as defined below) which are held by the Company, any subsidiary of the Company, Parent, Sub or any other subsidiary of Parent, shall be cancelled and retired and shall cease to exist.

    (b) All issued and outstanding shares of capital stock of Sub shall be converted into an aggregate of 1,000 validly issued, fully paid and nonassessable shares of Common Stock of the Surviving Corporation.

    (c) Except as provided in the next sentence, each remaining outstanding share of Common Stock, $.01 par value ("Shares"), of the Company, other than Dissenting Shares (as hereinafter defined), if applicable, shall be converted into the right to receive $24.00 in cash, without any interest thereon. Each Share held by Arthur H. Juedes, Richard C. Gering and Harry
  H. Colcord shall be entitled to receive $22.00 in cash and, if certain earnings (as defined in the applicable agreements with such shareholders) are achieved, contingent consideration of up to an additional $1.75 in cash.

  2.2 Exchange of Certificates. (a) After the Effective Time, a bank or trust company designated by Parent shall act as paying agent (the "Paying Agent") in effecting the exchange of cash for certificates which, prior to the Effective Time, represented Shares entitled to payment pursuant to Section 2.1(c). Upon the surrender and exchange of such a certificate the holder thereof shall be paid, without interest thereon, the amount of cash to which he is entitled hereunder and such certificate shall forthwith be cancelled. All holders of Shares other than Arthur H. Juedes, Richard C. Gering and Harry H. Colcord shall be entitled to receive $24.00 for each Share. Messrs. Juedes, Gering and Colcord shall be entitled to receive $22.00 per Share and contingent consideration of up to $1.75 per Share payable in accordance with the terms of certain agreements, of even date herewith, between Parent and each of Messrs. Juedes, Gering and Colcord. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the cash into which the Shares it theretofore represented shall have been converted pursuant to
Section 2.1(c) and become entitled to receive pursuant to this Section 2.2(a).

  (b) At or prior to the Effective Time, Parent will provide the Paying Agent with the funds necessary to make the payments contemplated by Sections 2.1(c) and 2.2(a).

  (c) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of certificates, which immediately prior to the Effectine Time represented Shares, a form letter of transmittal and instructions for use in surrendering certificates and receiving payment therefor.

  2.3 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be cancelled and exchanged for cash as provided herein.

  2.4 Dissenting Shares. If dissenter's rights are available to holders of Shares pursuant to the Wisconsin Corporation Law, then, notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have delivered a written objection to the Merger in the manner provided in Section 180.1321 of the Wisconsin Corporation Law (the "Dissenting Shares") shall not be converted into the right to receive or be exchangeable for the consideration provided in Section 2.1(c) of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to fair value or appraisal and payment under the

Wisconsin Corporation Law, as the case may be. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration set forth in Section 2.1(c) hereof, without any interest thereon.

                                  ARTICLE III

                        Representations and Warranties
                                of the Company

  The Company represents and warrants to Parent and Sub that, except as previously disclosed to Parent in writing:

    3.1 (a) Corporate Organization. Each of the Company and the Company Subsidiaries (as defined in Section 3.5 hereof) (i) is a corporation duly organized, validly existing and in active status under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as now being conducted and (iii) is qualified or licensed to do business and in good standing in every jurisdiction in which the ownership, operation or lease of property by it or the conduct of its business requires such qualification or licensing, except for such failures, if any, to be so qualified and in good standing, which, when taken together with all such other failures, would not in the aggregate have a Material Adverse Effect (as defined in section 10.13) on the Company.

    (b) Articles of Incorporation and By-Laws. The Company has previously delivered to Parent complete and correct copies of the Articles of Incorporation and all amendments and restatements thereto to the date hereof and By-laws (or comparable governing documents), as presently in effect, of the Company and the Company Subsidiaries, and none of the Company and the Company Subsidiaries is in default in the performance, observation or fulfillment of either of its Articles of Incorporation or By-Laws (or comparable governing documents).

    3.2 Authorization. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the conditions specified herein, to consummate the transactions contemplated hereby. The Board of Directors of the Company has duly approved this Agreement and has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and as of the date of this Agreement has resolved to recommend that its stockholders adopt this Agreement and approve the Merger, and no other corporate proceedings (other than the adoption of this Agreement by the holders of a majority of the issued and outstanding Shares in order to consummate the Merger) on the part of the Company or any Company Subsidiary are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes (assuming due authorization, execution and delivery of this Agreement by the other parties hereto), the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. The Company hereby represents and warrants that the Merger has been approved by the Board of Directors pursuant to Section 180.1141(1) of the Wisconsin Corporation Law.

    3.3 Consents and Approvals; No Violations. Except as set forth in
  Schedule 3.3 hereto and for (a) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (b) the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Proxy Statement (as defined in Section
  3.12 hereof) and (c) the filing of the articles of merger and other appropriate merger documents and such other actions, if any, as required by the laws of the State of Wisconsin, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the Articles or Certificate of Incorporation or By-Laws (or comparable governing documents) of the Company or any Company Subsidiary; (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to the Company or any Company Subsidiary or by which any of their respective property or assets may be bound; (iii) require any filing with, or permit, consent, or approval of, or the giving of any notice to, any public, government or regulatory body, agency or authority; or (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which any of them or any of their respective properties or assets may be bound, excluding from the foregoing clauses (ii), (iii) and
  (iv) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not have a Material Adverse Effect on the Company and would not prevent or delay in any material respect the consummation of the transactions contemplated hereby.

    3.4 Capitalization. The authorized capital stock of the Company consists of 20,000,000 Shares and 500,000 shares of Class B Common Stock, par value $0.01, ("Class B Shares"). As of the date hereof, no Shares are held by the Company in its treasury, and no Shares are held by any of the Company Subsidiaries. As of the date hereof, (i) 6,071,028 Shares are issued and outstanding and no Class B Shares are issued and outstanding, (ii) no more than 174,747 Shares are reserved for issuance pursuant to the 1994 Stock Incentive Plan (the "Plan Options") of which options to purchase Shares 63,847 were issued during 1994 (the "1994 Plan Options") and options to purchase no more than 110,900 Shares were issued during 1995 and 1996 (the "1996 Plan Options"), and (iii) no more than 15,000 Shares are reserved for issuance pursuant to the Outside Director Stock Option Plan (the "Outside Director Stock Options"). All shares of capital stock of the Company which are outstanding as of the date hereof are duly authorized, validly issued, fully paid and non-assessable, except as set forth in section 180.0622(2)(b) of the Wisconsin Corporation Law, as interpreted, and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth above, there are no shares of capital stock of the Company authorized or outstanding. Except as set forth above, there are not any, and at the Effective Time there will not be any, subscriptions, options, conversion or exchange rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating the Company or any Company Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment.

    3.5 Subsidiaries. All the outstanding shares of capital stock of each corporation of which the Company owns, directly or indirectly, 50 percent or more of the outstanding capital stock (a "Company Subsidiary") have been validly issued and are fully paid, nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. The name and jurisdiction and ownership of each such Company Subsidiary is set forth on
  Schedule 3.5 hereto. All outstanding shares of capital stock of the Company Subsidiaries are owned, directly or indirectly, by the Company, free and clear of all liens, charges, encumbrances, security interests, equities, options, restrictions on voting rights or rights of disposition, and claims or third party rights of whatever nature. Except for Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business and neither the Company nor any Company Subsidiary is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

    3.6 SEC Reports. The Company has previously delivered to Parent all reports, registration statements, proxy statements and other documents filed by the Company with the SEC since September 28, 1995. The Company has filed all reports, registration statements, proxy statements and other documents with the SEC required to be filed since September 28, 1995, all of which complied, as of their respective dates, in all material respects, with all applicable requirements of the Exchange Act and the Securities Act of 1933, and none of which, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    3.7 Financial Statements. The Company has previously delivered to Parent
  (i) the audited consolidated balance sheets of the Company and its subsidiaries as of June 30, 1996, June 30, 1995 and June 30, 1994 and its audited consolidated statements of income, changes in shareholders' equity and changes in financial position for the respective fiscal years then ended, including the notes thereto, in each case examined by and accompanied by the report of Wipfli Ullrich Bertelson, independent certified public accountants and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 1996 and its unaudited consolidated statements of income, changes in shareholders' equity and changes in financial position for the period then ended (all of the financial statements referred to above in this Section are hereinafter collectively referred to as the "Company Financial Statements"). The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries and present fairly the consolidated financial position, consolidated results of operations and changes in financial position of the Company and its consolidated subsidiaries as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles, consistently applied during such periods, except as otherwise stated in such financial statements or in the notes thereto or in the auditor's certifying report thereon or in the case of interim financial statements, subject to normal year-end adjustments which in the aggregate will not be material.

    3.8 Absence of Undisclosed Liabilities. Except as and to the extent reflected in the balance sheet dated as of September 30, 1996 included in the Company Financial Statements (the "Balance Sheet"), or in the notes thereto, and except for obligations pursuant to purchase orders, neither the Company nor any Company Subsidiary had at that date any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), which individually exceed $75,000. Since the date of the Balance Sheet, except as set forth in
  Schedule 3.8 hereto or for liabilities incurred in the ordinary course of business and which have been reported to Parent pursuant to an Update Schedule (as defined in Section 6.10), neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether due or to become due) which individually exceed $75,000.

    3.9 Absence of Material Adverse Change. Since September 30, 1996, there has not been, occurred or arisen any Material Adverse Effect on the Company.

    3.10 Legal Proceedings, etc. Except as set forth in Schedule 3.10 hereto, there are no suits, actions, claims, proceedings or investigations (collectively, "claims") pending, or, to the knowledge of the Company, are there any material claims threatened, against, relating to or involving the Company or any Company Subsidiary (or any of their respective officers or directors in connection with the business or affairs of the Company and the Company Subsidiaries) or any properties or rights of the Company or any Company Subsidiary, before any court, arbitrator or administrative or governmental body, United States or foreign. As of the date hereof, there are no such suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Company, threatened challenging the validity or propriety of the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary is subject to any judgment, decree, injunction, rule or order of any court or, to the knowledge of the Company, any governmental restriction applicable to the Company or any Company Subsidiary, which is reasonably likely to have a Material Adverse Effect on the Company, or which materially adversely affects the ability of the Company or any Company Subsidiary to acquire any property or conduct business in any geographical area other than any such items applicable to companies generally.

    3.11 Compliance with Applicable Law. The Company and each Company Subsidiary currently holds and is in compliance in all material respects with the terms of all licenses, permits and authorizations necessary for the lawful conduct of their respective businesses, and has complied with, and neither the Company nor any Company Subsidiary is in violation of, or in default in any respect under, the applicable statutes, ordinances, rules, regulations, orders or decrees of all federal, state, local and foreign governmental bodies, agencies and authorities having jurisdiction over it or any part of its operations or assets, except for such failures of compliance, violations and defaults which in the aggregate would not have a Material Adverse Effect on the Company.

    3.12 Proxy Statement. The definitive proxy statement and related materials to be furnished to the stockholders of the Company in connection with the Merger pursuant to Section 6.2 hereof (the "Proxy Statement") will comply in all material respects with the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event occurs which would be required to be described in a supplement or amendment to the Proxy Statement or any supplement or amendment thereto, any supplement or amendment required pursuant to the provisions of the Exchange Act will comply in all material respects with the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to Parent or Sub or their officers, directors or affiliates provided to the Company by Parent in writing for inclusion in the Proxy Statement or the supplements or amendments thereto.

    3.13 Intellectual Property. Except as previously disclosed to Parent in writing, the Company and each of the Company Subsidiaries owns, or is licensed to use, or otherwise has the full right to use, all copyrights, trademarks, tradenames, patents, technology, know-how, formulae and processes currently utilized by it and necessary to operate the business of the Company and Company Subsidiaries taken as a whole ("Intellectual Property"). Without limiting the generality of the foregoing, the Company has full right, title, and interest to the service mark EASTBAY in the United States and each of the countries outside of the United States in which it is presently being used for use on retail catalog services for the sale of footwear and clothing, and is the owner of United States Service Mark Registration Nos. 1304300 and 1962110 for such mark. To the knowledge of the Company (i) no claim is being asserted by any person with respect to the use of any such Intellectual Property, and (ii) the use of such Intellectual Property does not infringe on the rights of any person, except for any such claims or infringements which are not material to the Company.

    3.14 Brokers and Finders. Except for Robert W. Baird & Co., Incorporated, neither the Company nor any Company Subsidiary nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby and thereby. Except for the fees and expenses of Robert W. Baird & Co. Incorporated (a copy of the agreement providing for which has been delivered to Parent), no investment banking, financial advisory or similar fees have been incurred or are or will be payable by the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby.

    3.15 Contracts and Leases. Neither the Company nor any Company Subsidiary is in default, and no event has occurred which (whether with or without notice or lapse of time) would constitute a default, under any material contract or lease, except for any immaterial defaults. To the knowledge of the Company, no other party to any such material contract or lease is in default, and no event has occurred which (whether with or without notice or lapse of time) would constitute a default, under any such material contract or lease, except for any immaterial defaults. Except as set forth in
  Schedule 3.15 hereto, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute (whether with or without notice or lapse of time) a material default or a cause for termination or material modification of any lease of real property to which the Company or any Company Subsidiary is a party. The Company is not now and for the past three years has not been party to any agreement which provided for or contemplated a transaction which would constitute a Business Combination (as defined herein). The Company is not party to or bound by any collective bargaining or similar agreement with any labor organization.

    3.16 Inventory. All inventory of the Company and the Company Subsidiaries reflected on the Balance Sheet consisted only of goods useable and saleable in the ordinary course of business of the Company and the Company Subsidiaries in accordance with past practices. Items of inventory which were, as of June 30, 1996, soiled, damaged or otherwise physically defective were written down on the Balance Sheet to the lower of cost or market value. From June 30, 1996 to the date hereof, the inventory of the Company and the Company Subsidiaries has increased or decreased in a manner consistent with the seasonal nature of the business of the Company and the Company Subsidiaries and their historic business practices and, at all times during such period, has consisted of goods useable and saleable in the ordinary course of business of the Company and the Company Subsidiaries in accordance with past practices. The present quality, quantity and mix of all inventory of the Company and the Company Subsidiaries is reasonable and warranted by the present circumstances of the business of the Company and the Company Subsidiaries as construed in accordance with past practices.

    3.17 Taxes. Each of the Company and each Company Subsidiary has duly filed all Tax Returns (as hereinafter defined) required to be filed by any of them. Each of the Company and each Company Subsidiary has duly paid (or the Company has paid on its behalf), or has set up a reserve which is adequate for the payment of, all Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such Tax Returns except for failures to pay amounts which are not material. Neither the Company nor any of the Company Subsidiaries is delinquent in the payment of any amount of Taxes which would have a Material Adverse Effect on the Company. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries, and, with respect to United States federal and state taxes, no waivers of the time to assess any Taxes have been given or requested except to the extent previously disclosed to Parent in writing. All income tax returns of the Company and the Company Subsidiaries have been audited for all years ended on or before June 30, 1992, or the statutes of limitations with respect to the periods covered by such returns have expired. No issues have been raised (and are currently pending) by the Internal Revenue Service (the "IRS") or any other taxing authority in connection with any of the Tax Returns referred to above for which adequate reserves have not been established on the books of the Company and the Company Subsidiaries and which, individually or in the aggregate, are likely to have a Material Adverse Effect on the Company. There are no liens with respect to Taxes (except for liens with respect to real property taxes not yet due) upon any of the properties or assets of the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries, with regard to any property or assets held or acquired by them at any time, has filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of this Section 3.17, (i) the term "Taxes" shall include all taxes, assessments and governmental charges (including, without limitation, sales taxes) imposed by the United States or any state, local and foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto, and (ii) the term "Tax Return" shall include any return, report or other information required to be supplied to a taxing authority with respect to Taxes.

    3.18 Employee Benefit Plans; ERISA.

      (a) Schedule 3.18(a) hereto contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any employee or terminated employee of the Company or any ERISA Affiliate, whether or not written (the "Plans"). Schedule 3.18 indicates each plan which is an "employee benefit plan," as that term is defined in section 3(3) of ERISA ("ERISA Plans"). Neither the Company nor any ERISA Affiliate has any formal plan or commitment to create any additional Plan or modify or change any existing Plan (other than changes of general applicability as required by law) that would affect any employee or terminated employee of the Company or any ERISA Affiliate. None of the Plans is a "multiemployer pension plan," as such term is defined in section 3(37) of ERISA nor has the Company ever been a party to any such "multiemployer pension plan."

      (b) With respect to each of the Plans, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents:

        (i) a copy of the Plan (including all amendments thereto);

        (ii) a copy of the annual report, if required under ERISA, with respect to each such Plan for the last two years;

        (iii) a copy of the actuarial report, if required under ERISA, with respect to each such Plan for the last two years;

        (iv) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan, and all material employee communications relating to such Plan;

        (v) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and

        (vi) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under section 401 of the Code.

      (c) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or an ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"). To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or an ERISA Affiliate made, or was required to make, contributions during the five (5) year period ending on the last day of the last plan year.

      (d) Neither the Company nor any ERISA Affiliate, nor any ERISA Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any ERISA Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.

      (e) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

      (f) No amounts payable under the Plans or any other agreement by reason of the transactions contemplated by this Agreement will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

      (g) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates, or
    (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

      (h) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

      (i) There are no pending claims or, to the Company's knowledge, threatened or anticipated claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

    3.19 Certain Interests. To the knowledge of the Company, since the date of the Company's Proxy Statement dated September 16, 1996 relating to the Company's 1996 Annual Meeting or as otherwise disclosed to the Parent in writing, no officer or director of the Company, or any relative of such officer or director, has acquired any interest in any property of the Company or any of the Company Subsidiaries (except as a stockholder of the Company) or has entered into any business relationship with the Company or any of the Company Subsidiaries (except as an officer, director or stockholder thereof), in any such case, of a nature which would be required to be disclosed in a proxy statement relating to the election of directors filed under the Exchange Act.

    3.20 Employees. The Company has provided to the Parent a true and complete schedule of all employees who earned (including base pay and any bonuses) in the fiscal year ended June 30, 1996 or have the right to earn in the fiscal year ending June 30, 1997, more than $50,000 per annum. For each such employee, the aforementioned schedule shall have included true, correct and complete information as to the following: (i) current annual base pay; (ii) current bonus eligibility, (iii) total compensation during the last fiscal year, (iv) date of last base pay increase and prior base pay; and (v) date of hire.

                                  ARTICLE IV

                        Representations and Warranties
                               of Parent and Sub

  Parent and Sub jointly and severally represent and warrant to the Company that:

    4.1 Corporate Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

    4.1 Authorization. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of each of Parent and Sub, and Parent as the sole stockholder of Sub, have duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of Parent or Sub are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and constitutes (assuming due authorization, execution and delivery of this Agreement by the Company), the valid and binding agreement of Parent and Sub, enforceable against each of them in accordance with its terms.

    4.3 Consents and Approvals; No Violations. Except for (a) the applicable requirements of the HSR Act, (b) the requirements of the Exchange Act relating to the Proxy Statement and (c) the filing of articles of merger and other appropriate merger documents, if any, as required by the laws of the State of Wisconsin, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will not: (i) violate any provision of the Articles or Certificate of Incorporation or By-Laws (or other comparable governing documents) of Parent or Sub; (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to Parent or Sub or by which any of their respective properties or assets may be bound; (iii) require any filing with or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory body or authority; or (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which Parent or Sub is a party, or by which either of them or any of their respective properties or assets may be bound, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not have a Material Adverse Effect on Parent and its subsidiaries taken as a whole and would not prevent or delay the consummation of the transactions contemplated hereby.

    4.4 Proxy Statement. The information supplied by Parent and Sub for inclusion in the Proxy Statement of the Company filed in connection with the Merger will be true and correct in all material respects and will not omit to state any material facts.

    4.5 Brokers and Finders. Neither Parent nor any of its subsidiaries nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for Parent or Sub or any of their respective subsidiaries in connection with this Agreement or the transactions contemplated hereby. No investment banking, financial advisory or similar fees have been incurred or are or will be payable by Parent or any of its subsidiaries in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE V

                       Conduct of the Company's Business

  During the period commencing on the date hereof and continuing until the Effective Time, the Company agrees (except as expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing; such consent, in the case of clause (b) of this Article V not to be unreasonably withheld) that:

    (a) The Company and each Company Subsidiary will carry on its business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use its reasonable best efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, consultants, suppliers and others having material business dealings with it.

    (b) The Company will not, and will not permit any Company Subsidiary to, enter into purchase orders other than in the ordinary course of business in accordance with the Company's budget.

    (c) The Company will not, and will not permit any Company Subsidiary to, dispose of or encumber any of its properties and assets, other than sales of inventory and collections of receivables or other actions in the ordinary course of business.

    (d) The Company will not split, combine or reclassify any Shares or declare any dividends on or make other distributions in respect of the Shares. Neither the Company nor any Company Subsidiary will amend its Articles or Certificate of Incorporation or By-laws or similar governing documents.

    (e) Neither the Company nor any Company Subsidiary will issue, sell, authorize, grant or propose the sale or issuance of, or purchase, acquire or propose the purchase or acquisition of, any shares of the capital stock of the Company or any Company Subsidiary or securities convertible into, or rights, warrants or options (including employee stock options, restricted stock or other equity-based compensation) to acquire, any such shares or other convertible securities (other than the issuance of Shares upon the exercise, in accordance with the present terms thereof, of stock options outstanding on the date of this Agreement).

    (f) Neither the Company, nor any Company Subsidiary, officer, director or employee of (or any investment banker, attorney, accountant or other representative retained by) the Company or any Company Subsidiary shall, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any inquiries or proposals by, or engage in any discussions or negotiations with, any corporation, partnership, person or other entity or group which it is reasonably expected may lead to, or which relates to, any takeover proposal; provided that the Company and its Board of Directors, officers or employees (or any investment banker, attorney, accountant or other representative retained by the Company) shall not be prohibited from (i) taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making such disclosure to the Company's stockholders which, in the judgment of the Board of Directors with the advice of counsel, may be required under applicable law or (iii) taking any action that the Board of Directors determines, after consultation with counsel of recognized experience in the Wisconsin Corporation Law (which may be Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c.) is reasonably necessary under the Wisconsin Corporation Law, as interpreted, or is reasonably necessary in order for the Board of Directors to comply with their fiduciary duties under applicable law. The Company will promptly advise Parent orally and in writing of the receipt and content of any such inquiries or proposals. As used in this subsection
  (f), "takeover proposal" shall mean any proposal for a merger or other business combination involving the Company or any Company Subsidiary or for the acquisition of a substantial equity interest in the Company or any Company Subsidiary or a substantial portion of the assets of the Company or any Company Subsidiary other than the one contemplated by this Agreement (a "Business Combination").

    (g) Except as disclosed to Parent prior to the date hereof, the Company will not and will not permit any Company Subsidiary to acquire or agree to acquire by merging or consolidating with or into, purchasing substantially all of the assets or stock of or otherwise, (i) any assets which would be material to the Company and the Company Subsidiaries taken as a whole, (ii) any assets outside of the ordinary course of business or (iii) any business or any corporation, partnership, association or other business organization or division thereof.

    (h) The Company will not and will not permit any Company Subsidiary to adopt, enter into, extend the term of, or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation, employment agreement or other plan, agreement, trust, fund or arrangement for the benefit of any director, officer or employee (whether or not legally binding) or make any changes in compensation, severance or termination, bonuses or fringe benefits payable or to become payable to any director, officer or employee; provided, that, the Company shall forgive the loan to Harry H. Colcord in the amount of $366,000, and will provide Colcord with a payment representing the tax liability to be incurred by him in respect of such forgiveness and such payments.

    (i) The Company will not and will not permit any Company Subsidiary to pay any bonus or other extraordinary compensation to any officer, director or employee and, except as otherwise contemplated by this agreement, accelerate or vest any employee options, restricted stock or other equity-based compensation.

    (j) Neither the Company nor any of the Company Subsidiaries will (i) incur, assume or prepay any long-term debt or, except in the ordinary course of business under existing lines of credit, incur or assume any short-term debt, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned subsidiaries of the Company in the ordinary course of business and consistent with past practices or (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees).

                                  ARTICLE VI

                             Additional Agreements

  6.1 Access to Properties and Records. Between the date of this Agreement and the Effective Time, the Company will, and will cause each Company Subsidiary to, provide Parent and its accountants, counsel, advisors and other authorized representatives full access, during reasonable business hours and under reasonable circumstances, to any and all premises, properties, contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation) of the Company and each Company Subsidiary and will cause their officers to furnish to Parent and its authorized representatives any and all financial, technical and operating data and other information pertaining to the business of the Company and the Company Subsidiaries, as Parent shall from time to time reasonably request; provided, however, that neither the Company nor any Company Subsidiary shall be required to produce or provide any information which is not readily available to such entity or capable of production without undue disruption to the entity's business.

  6.2 Proxy Statement. The Company will prepare and file a preliminary Proxy Statement with the SEC as soon as practicable after the date hereof and will use reasonable best efforts to respond to the comments of the SEC in connection therewith. Parent and Sub will cooperate in such preparation and response to the extent reasonably requested by the Company and will furnish all information required to prepare the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). The Company will cause the definitive Proxy Statement to be mailed to the stockholders of the Company and, if after the definitive Proxy Statement shall have been so mailed but prior to the date of the stockholders' meeting, it is required by law, the Company will, promptly circulate amended, supplemental or supplemented proxy material. The Company will not use any proxy material in connection with the meeting of stockholders without Parent's prior approval which shall not be unreasonably withheld. Parent and the Company will furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable for the Proxy Statement and any other statement or applications made by or on behalf of Parent or the Company to any public, governmental or regulatory body in connection with the Merger and the other transactions contemplated by this Agreement.

  6.3 Stockholder Approval. The Company shall call a meeting of its stockholders for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at a meeting of the stockholders of the Company and the Company shall take all steps reasonably necessary to duly call, give notice of, convene and hold such meeting as promptly as reasonably practicable. The Company agrees that its Board of Directors will recommend that its stockholders approve and adopt this Agreement and approve the Merger unless the Board of Directors determines, after consultation with counsel of recognized experience in the Wisconsin Corporation Law (which counsel may be Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c.) that such recommendation would be inconsistent with its fiduciary duties to stockholders. Parent will cause all Shares owned by Parent and its subsidiaries (if any) to be voted in favor of the Merger.

  6.4 Stock Option and Other Plans. (a) Prior to the Effective Time, the Company and Parent shall take all actions necessary such that all 1996 Plan Options shall become and represent options for shares of Common Stock of Parent ("Substitute Options"). Such Substitute Options shall have the same expiration date and vesting schedule as the Plan Options for which they were substituted and shall otherwise be exercisable on the same terms and conditions as were applicable to the related Plan Option immediately prior to the Effective Time. Without limiting the foregoing, Parent shall take all action necessary to register the sale of the shares underlying such options on a Form S-8 Registration Statement. The Substitute Option will be exercisable for a number of Shares of Common Stock and have an exercise price computed pursuant to Section 424(a) of the Code. Each vested 1994 Plan Option shall, at the Effective Time, become entitled to receive $18.78 in cash per option. The holder of each unvested 1994 Plan Option shall have the right to elect (prior to the Effective Time) to receive (i) Substitute Options for such 1994 Plan Option or (unless it would cause excess parachute payments under Section 280G of the Code) (ii) an amount of cash per option as computed in the prior sentence. Each Outside Director Stock Option shall, at the Effective Time, become entitled to receive $9.75 in cash per option. The Company will take all such actions as are necessary to ensure that neither the Company nor any of its subsidiaries is or will be bound by any options, warrants, rights or agreements which would entitle any person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof.

  (b) Promptly after determination of results of the Company's operations for the six month period ended December 31, 1996, the Company shall make interim payments (unless it would cause excess parachute payments under Section 280G of the Code) under its bonus plan in amounts consistent with such plan, such payments to be subject to approval of Parent, such approval not to be unreasonably withheld.

  6.5 Reasonable Best Efforts; etc. Subject to the terms and conditions herein provided and subject to the provisory clause in the first sentence of subsection (f) of Article V, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining any consents, authorizations, exemptions and approvals from, and making filings with, any governmental, regulatory or public body or authority which are necessary or, in the judgment of Parent and the Company, desirable in connection with the transactions contemplated by this Agreement. Parent and the Company shall each have the right to review and approve in advance all characterizations of the information relating to Parent or the Company, as the case may be, and any of their respective subsidiaries, which appear in any filings made in connection with the transactions contemplated by this Agreement with any governmental body.

  6.6 HSR Act. The Company and Parent shall, as soon as practicable, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

  6.7 Material Events. At all times prior to the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event which will or is reasonably likely to result in the failure to satisfy any of the conditions specified in Article VII hereof.

  6.8 Public Announcements. At all times until the Effective Time, each party shall promptly advise and cooperate with the other prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue, any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby.

  6.9 Indemnification. Prior to the Effective Time Parent shall cause Sub to adopt, and for a period of six years following the Effective Time Parent shall cause the Surviving Corporation to adopt and retain, the same provisions contained in the Articles of Incorporation and By-laws relating to indemnification as are contained in the Articles of Incorporation and By-laws of the Company on the date of this Agreement, which provisions shall indemnify those persons presently indemnified therein on the date hereof pursuant to the terms of such provisions, and Parent shall cause the Surviving Corporation to honor the indemnities in such provisions, and make prompt reimbursements, to the fullest extent provided therein and to the fullest extent provided in the Wisconsin Corporation Law. Parent shall cause the Surviving Corporation to maintain in full force and effect for a period of at least three years the fiduciary liability, professional liability, and directors and officers liability insurance policies currently covering the Company or any Company Subsidiary or any of the Company's directors, officers, employees or agents, provided (i) the Surviving Corporation shall not be required to expend more than $60,000 per year for such coverage, (ii) the expense of such coverage shall be included in the budget of such Surviving Corporation as an operating cost and (iii) the Parent may elect to substitute an alternative policy or carrier for the existing policy or carrier provided that comparable coverage is maintained.

  6.10 Update Disclosure. From and after the date of this Agreement until the Effective Time, the Company may notify Parent by written update to the Company's disclosure schedules (an "Update Schedule") of any changes to the information contained in its disclosure schedule (including any change to any representations or warranties in this Agreement as to which no schedule has been created as of the date of this Agreement but as to which a schedule would have been required under this Agreement to have been created on or before the date hereof if such change had existed as of the date hereof).

                                  ARTICLE VII

                   Conditions to Consummation of the Merger

  7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

    (a) This Agreement shall have been approved and adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law.

    (b) No statute, rule, regulation, executive order, decree, order or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or materially and adversely restricts the consummation of the Merger.

    (c) Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

  7.2 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as affected by the transactions contemplated hereby.

    (b) Each of Parent and Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof. Parent and Sub will furnish the Company with such certificates and other documents to evidence the fulfillment of the conditions set forth in this Section 7.2 as the Company may reasonably request.

  7.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects when made and such representations and warranties, as updated by any Update Schedule or subsequent written disclosure made by the Company to Parent, be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as affected by the transactions contemplated hereby and except that any representation or warranty that speaks as of a specific date shall be true and correct only as of such date.

    (b) No state of fact shall have been disclosed to Parent in an Update Schedule which shall constitute a material adverse change in the value of the Company.

    (c) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

    (d) No suit, action, claim, proceeding or investigation challenging the validity or propriety of the transactions contemplated by this Agreement shall be pending which is reasonably likely to result in a judgment materially adverse to Parent or the Company (including, with respect thereto, amounts payable to any person subject to indemnification by the Company).

    (e) The Company shall have entered into employment agreements with Arthur
  H. Juedes, Richard C. Gering and Harry H. Colcord, in a form attached hereto as an Exhibit, which among other things shall modify and supersede any pre-existing employment agreements with such persons.

  The Company will furnish Parent and Sub with such certificates and other documents to evidence the fulfillment of the conditions set forth in this
Section 7.3 as Parent or Sub may reasonably request.

                                 ARTICLE VIII

                                    Closing

  8.1 Time and Place. Subject to the provisions of Articles VII and IX hereof, the closing (herein sometimes referred to as the "Closing") of the Merger contemplated hereby shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, at 10:00 a.m., local time, on a date (the "Closing Date") which is the third business day after the satisfaction or waiver of the conditions set forth in Article VII hereof or such other place, at such other time, or on such other date as Parent, Sub and the Company may mutually agree upon for the Closing to take place.

  8.2 Deliveries at the Closing. At the Closing:

    (a) There shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments, if any, required to be delivered under Article VII hereof.

    (b) Sub and the Company shall cause the articles of merger to be filed in accordance with the provisions of Wisconsin Corporation Law and shall take any and all other lawful actions and do any and all other lawful things necessary to effect the Merger and to enable the Merger to become effective.

                                  ARTICLE IX

                          Termination and Abandonment

  9.1 Termination. Notwithstanding approval and adoption of this Agreement by the stockholders of the Company, this Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time of the Merger:

    (a) by the consent of Parent, Sub and the Company;

    (b) by either Parent or the Company if, the Merger shall not have been consummated on or before March 31, 1997; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to fulfill materially any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

    (c) by either Parent or the Company, if any court of competent jurisdiction or other governmental body in the United States shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable;

    (d) by either Parent or the Company if the shareholders of the Company fail to approve this Agreement and the Merger by the requisite vote required by law at the shareholders' meeting referred to in section 6.1 (and any adjournments thereof); or

    (e) by the Company if the Company's Board of Directors, in exercise of its judgment as to its fiduciary duties to the Company's shareholders after consultation with counsel, determines that such termination is required by reason of any "takeover proposal" (as defined in Article V, paragraph (f)).

  9.2 Effect of Termination. In the event of the termination of this Agreement and the Merger for any reason, this Agreement shall become void, all rights of each party hereto shall cease and there shall be no liability hereunder on the part of Parent, Sub or the Company or any of their respective officers, directors, shareholders, agents or advisors except, in the case of Parent, Sub or the Company, for a material and intentional breach by any such party of its covenants and agreements contained in this Agreement and except as provided in the Confidentiality Agreement dated August 20, 1996 and Section 10.1 hereof, which confidentiality agreement and Section shall survive any such termination and continue in effect thereafter.

                                   ARTICLE X

                                 Miscellaneous

  10.1 Expenses; Fees. (a) Except as provided in paragraphs (b) and (c) hereof, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

  (b) If this Agreement is terminated by the Company pursuant to Section 9.1(b), 9.1(d) or 9.1(e) after a bona fide takeover proposal has been received by the Company and, within one year after the date of such termination, the Company enters into an agreement for a Business Combination which is subsequently consummated, then, unless (x) the Parent was in material breach of its obligations hereunder at the time of such termination, (y) the condition in Section 7.1(c) shall not have been satisfied at the time of such termination and 60 days shall have passed since the HSR Act filing or (z) the condition in Section 7.2 shall not have been satisfied at the time of such termination, the Company shall promptly pay to Parent (in cash by wire transfer of federal funds to an account designated by Parent) $4,000,000 at the time of consummation of such Business Combination as the sole and exclusive remedy for such termination.

  (c) If this Agreement is terminated pursuant to Section 9.1(d) at a time when no bona fide takeover proposal has been received by the Company, then, unless (x) the Parent is in material breach of its obligations hereunder, (y) the condition in Section 7.1(c) shall not have been satisfied and 60 days shall have passed since the HSR Act filing or (z) the condition in Section 7.2 shall not have been satisfied, the Company shall promptly pay to Parent (in cash by wire transfer of federal funds to an account designated by Parent) $4,000,000 as the sole and exclusive remedy for such termination.

  10.2 No Survival of Representations and Warranties. The respective representations and warranties of the Company, Parent and Sub contained in Articles III and IV or in any schedule, certificate or letter delivered pursuant hereto shall expire with, and be terminated and extinguished by, the effectiveness of the Merger or the termination of this Agreement (whichever is earlier) and shall not survive the Effective Time or such termination.

  10.3 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

  10.4 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by certified or registered mail, postage prepaid, addressed as follows:

    (a) If to Parent or Sub, to:

    Woolworth Corporation
    233 Broadway
    New York, New York 10279

    Attention: General Counsel

    Copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    919 Third Avenue
    New York, New York 10022-3897

    Attention: Thomas H. Kennedy, Esq.

    (b) if to the Company, to:

    Eastbay Inc.
    427 Third Street
    Wausau, Wisconsin 54403

    Attention: President and Chief Executive Officer

    Copy to:

    Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c.
    1000 N. Water Street
    Milwaukee, Wisconsin 53202

    Attention: Michael T. Pepke, Esq.
              James M. Bedore, Esq.

or such other address as shall be furnished in writing by either party, and any such notice or communication shall be deemed to have been given as of the date so mailed, except a notice of change of address which shall be effective only upon receipt.

  10.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder, shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Sub may assign all of its rights, interests and obligations hereunder to Parent or another wholly owned subsidiary of Parent, provided that such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein.

  10.6 Complete Agreement. This Agreement, including the schedules, exhibits and other writings referred to herein or delivered pursuant hereto and the Confidentiality Agreement dated August 20, 1996 between Parent and the Company, together contain the entire understanding of the parties with respect to the Merger and the related transactions and supersede all prior arrangements or understandings with respect thereto.

  10.7 Modifications, Amendments and Waivers. At any time prior to the Effective Time of the Merger (notwithstanding any stockholder approval), if authorized by Parent, Sub and the Company and to the extent permitted by law,
(i) the parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Agreement and (ii) any term or provision of this Agreement may be waived by the party which is entitled to the benefits thereof, provided that after such stockholder approval, no amendment shall be made which decreases the Merger Amount or otherwise materially affects the rights of the Company's shareholders without stockholder approval. Any written instrument or agreement referred to in this paragraph shall be validly and sufficiently authorized for the purposes of this Agreement if signed on behalf of Parent, the Company and Sub by a person authorized to sign this Agreement.

  10.8 Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

  10.9 Governing Law. This Agreement shall be governed by the laws of the State of Wisconsin (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

  10.10 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles.

  10.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, (a) any shareholder of the Company shall have the right to enforce the provisions of Section 2.2 hereof with respect to amounts due such shareholder and (b) any indemnified party under Section 6.9 shall have the right to enforce the provisions thereof.

  10.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  10.13 Definitions. (a) "Material Adverse Effect" means any change in or effect on the business of the referenced corporation or any of its subsidiaries, taken as a whole, that is or will be materially adverse to the business, operations, prospects, properties, condition (financial or otherwise), assets or liabilities of such referenced corporation and its subsidiaries taken as a whole, but shall not include the effects of changes that are generally applicable in (i) the United States or world economy, or
(ii) the United States securities markets.

  (b) "Knowledge," "known," "know" or terms with like meaning, means the actual knowledge of, the executive officers (in the case of the Company, Messrs. Colcord, Gering, Juedes, Schaefer and Johnson) of the referenced party. The Company represents that Messrs. Colcord, Gering, Juedes, Johnson and Schaefer have made reasonable inquiry with respect to the representations and warranties of the Company prior to the execution hereof by an officer of the Company.

  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          WOOLWORTH CORPORATION

                                          By: _________________________________

                                          EAST ACQUISITION CORPORATION

                                          By: _________________________________

                                          EASTBAY, INC.

                                          By: _________________________________

                                                                      EXHIBIT B

                          AGREEMENT WITH SHAREHOLDER

  AGREEMENT WITH SHAREHOLDER (the "Agreement"), dated November 30, 1996, between Woolworth Corporation, a New York corporation (the "Purchaser"), and Arthur H. Juedes (the "Shareholder").

  WHEREAS, the Purchaser, Eastbay, Inc., a Wisconsin corporation (the "Company"), and East Acquisition Corporation, a Wisconsin corporation and an indirect wholly owned subsidiary of the Purchaser ("Acquisition"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which would provide, among other things, that Acquisition, upon the terms and subject to the conditions thereof, would be merged with the Company (the "Merger"); and

  WHEREAS, as a condition to its willingness to execute the Merger Agreement, and as a material inducement with respect thereto the Purchaser has required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

I. GRANT OF APPRECIATION RIGHT

  1.1 If, at any time prior to the first anniversary of the date the Merger Agreement is terminated by the Company, (i) any third party shall have made a bona fide "takeover proposal" (as defined in the Merger Agreement) and subsequently (ii) the Shareholder shall, by sale, transfer, assignment or any other means whatsoever, receive cash or property (including the retained value of any security and the present value of any right to receive a payment in the future (whether or not after the first anniversary)) for any share of common stock, par value $.01 per share, of the Company ("Shares") held by such Shareholder as of the date hereof (which the Shareholder represents is 1,522,000 Shares) in excess of $23.75 per Share, the Shareholder shall promptly pay (including, in the case of deferred consideration, when such consideration is received) the amount of such excess to the Purchaser, provided that if a "takeover proposal" (as defined in the Merger Agreement) which provides for the payment of a higher price per share to the public than that set forth in the Merger Agreement is received by the Company within 37 days of the date of the Merger Agreement, such payment shall be subject to a maximum of $1.139284 per share. This provision shall apply to the extent set forth herein to any sale, transfer, assignment or other action with respect to any interest in or right with respect to, such Shares, whether the sale, transfer, assignment or other action occurs in a single transaction or a series of transactions, and shall be generally broadly construed in order to protect the interests of the Purchaser. The provisions of this Article I shall be of no further force and effect in the event that (i) the Purchaser shall be or shall have been in material breach of its obligations under the Merger Agreement or (ii) the Merger shall fail to be consummated as a result of the failure to obtain clearance under the HSR Act (as defined in the Merger Agreement) or (iii) the conditions set forth in Section 7.1(b) or 7.2 of the Merger Agreement shall not have been satisfied at the time of termination of the Merger Agreement.

II. CONTINGENT CONSIDERATION

  2.1 In the event that the Merger is consummated, the Shareholder (whether or not employed by the Company, and including his heirs, beneficiaries, representatives and assigns) shall be entitled to receive from the Purchaser a payment pursuant to this Article II to the extent the conditions hereof are satisfied. Any payment so made shall be deemed to be, and shall be treated for all purposes by the parties hereto as, contingent payment in consideration of the Shares sold by the Shareholder and the parties agree to treat the payment as such on all tax returns filed by the parties.

  (i) If the earnings before interest and taxes ("EBIT") of the Company in the twelve-month period ended June 30, 1998 ("1998 EBIT") exceeds $20,271,000, then the Shareholder shall be entitled to receive from the Purchaser (in cash paid promptly after the amount is finally calculated) $X per Share (the "1998 Payment"), where X is calculated as follows:

    (a) If the 1998 EBIT is less than $24,473,000, then X shall be equal to [1998 EBIT - $20,271,000)] / $4,202,000 x $0.777737 and the 1998 Unpaid
  Amount shall be equal to [$0.777737 - X].

    (b) If the 1998 EBIT is greater than or equal to $24,473,000, then X shall be equal to $0.777737 and the 1998 Unpaid Amount shall be equal to $0.

In no event shall the 1998 Payment exceed $0.777737 per Share.

  (ii) If the EBIT of the Company for the twelve-month period ended June 30, 1999 ("1999 EBIT") exceeds $25,316,000, then the Shareholder shall be entitled to receive from the Purchaser (in cash promptly after the amount is finally calculated), $Y per Share (the "1999 Payment"), where Y is calculated as follows:

    (a) If the 1999 EBIT is less than or equal to $30,569,000, then Y shall be equal to [1999 EBIT -$25,316,000] / $5,253,000 x $0.972263.

    (b) If the 1999 EBIT is greater than $30,569,000 and the 1998 Unpaid Amount is greater than $0, then Y shall be equal to $0.972263 plus [1999 EBIT - $30,569,000] / [$24,473,000 - 1998 EBIT] x 1998 Unpaid Amount,
  provided however, that in no event shall Y exceed $0.972263 plus the 1998 Unpaid Amount.

    (c) If the 1999 EBIT is greater than $30,569,000 and the 1998 Unpaid Amount equals $0, then Y shall be equal to $0.972263.

  (iii) Notwithstanding the foregoing, in no event shall the sum of the 1998 Payment and the 1999 Payment exceed $1.75 per share.

  (iv) The Purchaser intends to maintain the business and financial affairs of the Company as a discrete entity in accordance with their conditions as of the Effective Time of the Merger. If any material change is made to the Company as currently operated prior to the payment (if earned) of the 1999 Payment, the parties will cooperate in good faith to determine the necessary amendments (if any) to this Article II so as to fairly and equitably treat both parties to this Agreement.

  (v) Any calculation of EBIT made pursuant to this Article II shall be prepared based upon the books and records of the Company in accordance with generally accepted accounting principles, consistently applied. By way of illustration and not limitation, EBIT shall not include any intercompany charges which do not replace other charges which would be paid by the Company or any expenses related to costs of the Merger.

III. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

  The Shareholder represents and warrants to the Purchaser that:

  3.1 The Shareholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and this Agreement constitutes a valid and binding agreement of the Shareholder.

  3.2 The Shareholder beneficially owns 1,522,000 Shares free and clear of all claims, liens, encumbrances, security interests and charges of any kind, including rights of first refusal and restrictions or other impediments on the Shareholder's voting rights or rights of disposition pertaining thereto.

  3.3 Neither the execution, delivery and performance of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will require the consent, waiver, approval, license or authorization of or filing with any person or public authority and will not conflict with, constitute a violation of or default under or result in a breach of any contract, commitment, agreement, arrangement, certificate of incorporation or bylaw, judgment, order, ordinance, regulation, decree or restriction of any kind to which the Shareholder is a party or by which the Shareholder is bound.

IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

  The Purchaser represents and warrants to the Shareholder that:

  4.1 This Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser and has been duly executed by a duly authorized officer of the Purchaser and constitutes a valid and binding obligation of the Purchaser.

V. COVENANTS OF THE SHAREHOLDER

  5.1 The Shareholder hereby covenants and agrees that prior to the date of termination of the Merger Agreement the Shareholder will not, directly or indirectly, sell, transfer, assign, pledge, hypothecate, create a security interest in or lien on, place in trust (voting or otherwise) or otherwise encumber or dispose of or limit its right to vote in any manner any of the Shares which are the subject matter of this Agreement except pursuant to the terms hereof. The Shareholder will not take any action in his individual capacity which would have the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement.

  5.2 (a) The Shareholder agrees to vote all voting securities of the Company held by such holder in favor of adoption of the Merger Agreement; provided, however, that the Shareholder shall not be required to vote his voting securities in favor of adoption of the Merger Agreement if the Board of Directors of the Company determines, after consultation with counsel, that recommending the Merger and adoption of the Merger Agreement to the Company's shareholders is inconsistent with the Board of Directors' fiduciary duties to the Company's shareholders.

  (b) The Shareholder agrees that, prior to the date of termination of the Merger Agreement (the "Termination Date") such holder will not vote or execute any written consent in favor of any amendment to the Articles of Incorporation or By-laws of the Company or any Business Combination Transaction without the prior written consent of the Purchaser. As used herein, "Business Combination Transaction" shall mean any transaction, including, without limitation, a merger, consolidation, reclassification, liquidation, dissolution or sale of substantially all of the assets of the Company, other than a transaction to which the Purchaser is a party, which requires a vote of stockholders of the Company pursuant to the Wisconsin Business Corporation Law or the rules and regulations of the NASDAQ Stock Market.

  5.3 For a period of five years from the Effective Date (as defined in the Merger Agreement), the Shareholder shall not (a)(i) compete with the Company or the Purchaser, in the Territory in the conduct of the Business, or (ii) engage or participate, directly or indirectly, in any business or businesses substantially similar to the Business, (b) solicit or cause to be solicited within or without the Territory any customers of the Business for services or products that compete with these of the Company or the Business, or (c) recruit, solicit, or induce any employee of the Business, the Purchaser, or any subsidiary of the Purchaser to terminate their employment with, or otherwise cease their relationship with, the Business, the Purchaser, or any such subsidiary, as the case may be. For purposes of this provision, "Territory" shall mean the United States, Canada, Japan, the United Kingdom, Germany, France, Spain and Italy, and "Business" shall mean the business of selling and marketing by mail order footwear and apparel and selling and marketing athletic footwear and apparel through retail stores. The parties agree that the Purchaser is not making any separate payment for the Shareholder's agreement contained in this Section 5.3 and the parties agree not to allocate or report any part of the contingent payment in Article II of this Agreement or any part of the consideration received under the Merger Agreement for tax or any other purposes to the Shareholder's agreement in this
Section 5.3.

VI. NEGOTIATIONS

  Following the execution of this Agreement and prior to the Termination Date, the Shareholder shall not in his individual capacity, directly or indirectly, solicit, encourage, or initiate or participate in any discussions or negotiations with, or provide any information to, any corporation, partnership, person, or other entity or group (other than the Purchaser or an affiliate or an associate of the Purchaser or an officer, employee or other authorized representative of the Purchaser or such affiliate or associate) concerning any merger, sale of substantial assets, sale of substantial amounts of securities, or similar transaction involving the Company or any sale of the Shares. The foregoing prohibition shall not prohibit the Shareholder from taking any action, including but not limited to, those enumerated above, in connection with his exercise of any fiduciary duty owed to the Company or its shareholders in his capacity as an officer or director.

VII. MISCELLANEOUS

  7.1 This Agreement will be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might be applicable under principles of conflicts of laws). This Agreement may be executed simultaneously in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

  7.2 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  7.3 All representations, warranties and agreements made by the Shareholder and the Purchaser in this Agreement shall survive the Closing hereunder and any investigation at any time made by or on behalf of any party hereto.

  7.4 This Agreement will be binding upon, inure to the benefit of and be enforceable by (i) the Shareholder and his respective heirs, beneficiaries, representatives and assigns, and (ii) the Purchaser and its successors and assigns. This Agreement may not be assigned by the parties hereto, except that the Purchaser may assign its rights hereunder to any wholly owned subsidiary of Purchaser.

  7.5 The Shareholder agrees that damages would be an inadequate remedy for breach of this Agreement and that the Purchaser may obtain specific performance of this Agreement and injunctive relief against any breach hereof.

  7.6 This Agreement, and the documents referred to herein or delivered pursuant hereby which form a part hereof, contain the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by both the parties hereto. Any condition to a party's obligations hereunder may be waived in writing by such party.

  7.7 The article and section headings contained herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

  7.8 All notices, claims, certificates, requests, demands and other communications hereunder ("notices") will be given in writing and will be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

    (a) If to the Purchaser, to:

      Woolworth Corporation
      233 Broadway
      New York, New York 10279
      Attention: General Counsel

IV.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser represents and warrants to the Shareholder that:

          4.1 This Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser and has been duly executed by a duly authorized officer of the Purchaser and constitutes a valid and binding obligation of the Purchaser.

V.   COVENANTS OF THE SHAREHOLDER

          5.1 The Shareholder hereby covenants and agrees that prior to the date of termination of the Merger Agreement the Shareholder will not, directly or indirectly, sell, transfer, assign, pledge, hypothecate, create a security interest in or lien on, place in trust (voting or otherwise) or otherwise encumber or dispose of or limit its right to vote in any manner any of the Shares which are the subject matter of this Agreement except pursuant to the terms hereof. The Shareholder will not take any action in his individual capacity which would have the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement.

          5.2 (a) The Shareholder agrees to vote all voting securities of the Company held by such holder in favor of adoption of the Merger Agreement; provided, however, that the Shareholder shall not be required to vote his voting securities in favor of adoption of the Merger Agreement if the Board of Directors of the Company determines, after consultation with counsel, that recommending the Merger and adoption of the Merger Agreement to the Company's shareholders is inconsistent with the Board of Directors' fiduciary duties to the Company's shareholders.

               (b) The Shareholder agrees that, prior to the date of termination of the Merger Agreement (the "Termination Date") such holder will not vote or execute any written consent in favor of any amendment to the Articles of Incorporation or By-laws of the Company or any Business Combination Transaction without the prior written consent of the Purchaser. As used herein, "Business Combination Transaction" shall mean any transaction,

                                                                      EXHIBIT C

                          AGREEMENT WITH SHAREHOLDER

  AGREEMENT WITH SHAREHOLDER (the "Agreement"), dated November 30, 1996, between Woolworth Corporation, a New York corporation (the "Purchaser"), and Richard C. Gering (the "Shareholder").

  WHEREAS, the Purchaser, Eastbay, Inc., a Wisconsin corporation (the "Company"), and East Acquisition Corporation, a Wisconsin corporation and an indirect wholly owned subsidiary of the Purchaser ("Acquisition"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which would provide, among other things, that Acquisition, upon the terms and subject to the conditions thereof, would be merged with the Company (the "Merger"); and

  WHEREAS, as a condition to its willingness to execute the Merger Agreement, and as a material inducement with respect thereto the Purchaser has required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

I. GRANT OF APPRECIATION RIGHT

  1.1 If, at any time prior to the first anniversary of the date the Merger Agreement is terminated by the Company, (i) any third party shall have made a bona fide "takeover proposal" (as defined in the Merger Agreement) and subsequently (ii) the Shareholder shall, by sale, transfer, assignment or any other means whatsoever, receive cash or property (including the retained value of any security and the present value of any right to receive a payment in the future (whether or not after the first anniversary)) for any share of common stock, par value $.01 per share, of the Company ("Shares") held by such Shareholder as of the date hereof (which the Shareholder represents is 1,521,600 Shares) in excess of $23.75 per Share, the Shareholder shall promptly pay (including, in the case of deferred consideration, when such consideration is received) the amount of such excess to the Purchaser, provided that if a "takeover proposal" (as defined in the Merger Agreement) which provides for a payment of a higher price per share to the public than that set forth in the Merger Agreement is received by the Company within 37 days of the date of the Merger Agreement, such payment shall be subject to a maximum of $1.139284 per share. This provision shall apply to the extent set forth herein to any sale, transfer, assignment or other action with respect to any interest in or right with respect to, such Shares, whether the sale, transfer, assignment or other action occurs in a single transaction or a series of transactions, and shall be generally broadly construed in order to protect the interests of the Purchaser. The provisions of this Article I shall be of no further force and effect in the event that (i) the Purchaser shall be or shall have been in material breach of its obligations under the Merger Agreement or (ii) the Merger shall fail to be consummated as a result of the failure to obtain clearance under the HSR Act (as defined in the Merger Agreement) or (iii) the conditions set forth in Section 7.1(b) or 7.2 of the Merger Agreement shall not have been satisfied at the time of termination of the Merger Agreement.

II. CONTINGENT CONSIDERATION

  2.1 In the event that the Merger is consummated, the Shareholder (whether or not employed by the Company, and including his heirs, beneficiaries, representatives and assigns) shall be entitled to receive from the Purchaser a payment pursuant to this Article II to the extent the conditions hereof are satisfied. Any payment so made shall be deemed to be, and shall be treated for all purposes by the parties hereto as, contingent payment in consideration of the Shares sold by the Shareholder and the parties agree to treat the payment as such on all tax returns filed by the parties.

  (i) If the earnings before interest and taxes ("EBIT") of the Company in the twelve-month period ended June 30, 1998 ("1998 EBIT") exceeds $20,271,000, then the Shareholder shall be entitled to receive from the Purchaser (in cash paid promptly after the amount is finally calculated) $X per Share (the "1998 Payment"), where X is calculated as follows:

    (a) If the 1998 EBIT is less than $24,473,000, then X shall be equal to [1998 EBIT - $20,271,000)] / $4,202,000 x $0.777737 and the 1998 Unpaid
  Amount shall be equal to [$0.777737 - X].

    (b) If the 1998 EBIT is greater than or equal to $24,473,000, then X shall be equal to $0.777737 and the 1998 Unpaid Amount shall be equal to $0.

In no event shall the 1998 Payment exceed $0.777737 per Share.

  (ii) If the EBIT of the Company for the twelve-month period ended June 30, 1999 ("1999 EBIT") exceeds $25,316,000, then the Shareholder shall be entitled to receive from the Purchaser (in cash promptly after the amount is finally calculated), $Y per Share (the "1999 Payment"), where Y is calculated as follows:

    (a) If the 1999 EBIT is less than or equal to $30,569,000, then Y shall be equal to [1999 EBIT - $25,316,000] / $5,253,000 x $0.972263.

    (b) If the 1999 EBIT is greater than $30,569,000 and the 1998 Unpaid Amount is greater than $0, then Y shall be equal to $0.972263 plus [1999 EBIT - $30,569,000] / [$24,473,000 - 1998 EBIT] x 1998 Unpaid Amount,
  provided however, that in no event shall Y exceed $0.972263 plus the 1998 Unpaid Amount.

    (c) If the 1999 EBIT is greater than $30,569,000 and the 1998 Unpaid Amount equals $0, then Y shall be equal to $0.972263.

  (iii) Notwithstanding the foregoing, in no event shall the sum of the 1998 Payment and the 1999 Payment exceed $1.75 per share.

  (iv) The Purchaser intends to maintain the business and financial affairs of the Company as a discrete entity in accordance with their conditions as of the Effective Time of the Merger. If any material change is made to the Company as currently operated prior to the payment (if earned) of the 1999 Payment, the parties will cooperate in good faith to determine the necessary amendments (if any) to this Article II so as to fairly and equitably treat both parties to this Agreement.

  (v) Any calculation of EBIT made pursuant to this Article II shall be prepared based upon the books and records of the Company in accordance with generally accepted accounting principles, consistently applied. By way of illustration and not limitation, EBIT shall not include any intercompany charges which do not replace other charges which would be paid by the Company or any expenses related to costs of the Merger.

III. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

  The Shareholder represents and warrants to the Purchaser that:

  3.1 The Shareholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and this Agreement constitutes a valid and binding agreement of the Shareholder.

  3.2 The Shareholder beneficially owns 1,521,600 Shares free and clear of all claims, liens, encumbrances, security interests and charges of any kind, including rights of first refusal and restrictions or other impediments on the Shareholder's voting rights or rights of disposition pertaining thereto.

  3.3 Neither the execution, delivery and performance of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will require the consent, waiver, approval, license or authorization of or filing with any person or public authority and will not conflict with, constitute a violation of or default under or result in a breach of any contract, commitment, agreement, arrangement, certificate of incorporation or bylaw, judgment, order, ordinance, regulation, decree or restriction of any kind to which the Shareholder is a party or by which the Shareholder is bound.Shareholder is a party or by which the Shareholder is bound.

IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

  The Purchaser represents and warrants to the Shareholder that:

  4.1 This Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser and has been duly executed by a duly authorized officer of the Purchaser and constitutes a valid and binding obligation of the Purchaser.

V. COVENANTS OF THE SHAREHOLDER

  5.1 The Shareholder hereby covenants and agrees that prior to the date of termination of the Merger Agreement the Shareholder will not, directly or indirectly, sell, transfer, assign, pledge, hypothecate, create a security interest in or lien on, place in trust (voting or otherwise) or otherwise encumber or dispose of or limit its right to vote in any manner any of the Shares which are the subject matter of this Agreement except pursuant to the terms hereof. The Shareholder will not take any action in his individual capacity which would have the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement.

  5.2 (a) The Shareholder agrees to vote all voting securities of the Company held by such holder in favor of adoption of the Merger Agreement; provided, however, that the Shareholder shall not be required to vote his voting securities in favor of adoption of the Merger Agreement if the Board of Directors of the Company determines, after consultation with counsel, that recommending the Merger and adoption of the Merger Agreement to the Company's shareholders is inconsistent with the Board of Directors' fiduciary duties to the Company's shareholders.

  (b) The Shareholder agrees that, prior to the date of termination of the Merger Agreement (the "Termination Date") such holder will not vote or execute any written consent in favor of any amendment to the Articles of Incorporation or By-laws of the Company or any Business Combination Transaction without the prior written consent of the Purchaser. As used herein, "Business Combination Transaction" shall mean any transaction, including, without limitation, a merger, consolidation, reclassification, liquidation, dissolution or sale of substantially all of the assets of the Company, other than a transaction to which the Purchaser is a party, which requires a vote of stockholders of the Company pursuant to the Wisconsin Business Corporation Law or the rules and regulations of the NASDAQ Stock Market.

  5.3 For a period of five years from the Effective Date (as defined in the Merger Agreement), the Shareholder shall not (a)(i) compete with the Company or the Purchaser, in the Territory in the conduct of the Business, or (ii) engage or participate, directly or indirectly, in any business or businesses substantially similar to the Business, (b) solicit or cause to be solicited within or without the Territory any customers of the Business for services or products that compete with those of the Company or the Business, or (c) recruit, solicit, or induce any employee of the Business, the Purchaser, or any subsidiary of the Purchaser to terminate their employment with, or otherwise cease their relationship with, the Business, the Purchaser, or any such subsidiary, as the case may be. For purposes of this provision, "Territory" shall mean the United States, Canada, Japan, the United Kingdom, Germany, France, Spain and Italy, and "Business" shall mean the business of selling and marketing by mail order footwear and apparel and selling and marketing athletic footwear and apparel through retail stores. The parties agree that the Purchaser is not making any separate payment for the Shareholder's agreement contained in this Section 5.3 and the parties agree not to allocate or report any part of the contingent payment or any part of the consideration under the Merger Agreement for tax or any other purposes in
Article II of this Agreement to the Shareholder's agreement in this Section
5.3.

VI. NEGOTIATIONS

  Following the execution of this Agreement and prior to the Termination Date, the Shareholder shall not in his individual capacity, directly or indirectly, solicit, encourage, or initiate or participate in any discussions or negotiations with, or provide any information to, any corporation, partnership, person, or other entity or group (other than the Purchaser or an affiliate or an associate of the Purchaser or an officer, employee or other authorized representative of the Purchaser or such affiliate or associate) concerning any merger, sale of substantial assets, sale of substantial amounts of securities, or similar transaction involving the Company or any sale of the Shares. The foregoing prohibition shall not prohibit the Shareholder from taking any action, including but not limited to, those enumerated above, in connection with his exercise of any fiduciary duty owed to the Company or its shareholders in his capacity as an officer or director.

VII. MISCELLANEOUS

  7.1 This Agreement will be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might be applicable under principles of conflicts of laws). This Agreement may be executed simultaneously in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

  7.2 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  7.3 All representations, warranties and agreements made by the Shareholder and the Purchaser in this Agreement shall survive the Closing hereunder and any investigation at any time made by or on behalf of any party hereto.

  7.4 This Agreement will be binding upon, inure to the benefit of and be enforceable by (i) the Shareholder and his respective heirs, beneficiaries, representatives and assigns, and (ii) the Purchaser and its successors and assigns. This Agreement may not be assigned by the parties hereto, except that the Purchaser may assign its rights hereunder to any wholly owned subsidiary of Purchaser.

  7.5 The Shareholder agrees that damages would be an inadequate remedy for breach of this Agreement and that the Purchaser may obtain specific performance of this Agreement and injunctive relief against any breach hereof.

  7.6 This Agreement, and the documents referred to herein or delivered pursuant hereby which form a part hereof, contain the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by both the parties hereto. Any condition to a party's obligations hereunder may be waived in writing by such party.

  7.7 The article and section headings contained herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

  7.8 All notices, claims, certificates, requests, demands and other communications hereunder ("notices) will be given in writing and will be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

    (a) If to the Purchaser, to:

      Woolworth Corporation
      233 Broadway
      New York, New York 10279
      Attention: General Counsel
with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      919 Third Avenue
      New York, New York 10022-3897
      Attention: Thomas H. Kennedy, Esq.

    (b) If to the Shareholder, to the address set forth below the Shareholder's signature at the end of this Agreement,

with a copy to:

      Michael T. Pepke, Esq.
      James M. Bedore, Esq.
      Reinhart, Boerner, Van Deuren,
       Norris & Rieselbach, s.c.
      1000 North Water Street
      Milwaukee, Wisconsin 53202

or, in either case, such other address as the person to whom notice is to be given may have previously furnished to the others in the manner set forth above.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

                                          WOOLWORTH CORPORATION

                                          By: _________________________________
                                          Name:
                                          Title:

                                          _____________________________________
                                          Name of Shareholder: Richard C.
                                           Gering

                                                                      EXHIBIT D

                          AGREEMENT WITH SHAREHOLDER

  AGREEMENT WITH SHAREHOLDER (the "Agreement"), dated November 30, 1996, between Woolworth Corporation, a New York corporation (the "Purchaser"), and Harry H. Colcord (the "Shareholder").

  WHEREAS, the Purchaser, Eastbay, Inc., a Wisconsin corporation (the "Company"), and East Acquisition Corporation, a Wisconsin corporation and an indirect wholly owned subsidiary of the Purchaser ("Acquisition"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which would provide, among other things, that Acquisition, upon the terms and subject to the conditions thereof, would be merged with the Company (the "Merger"); and

  WHEREAS, as a condition to its willingness to execute the Merger Agreement, and as a material inducement with respect thereto the Purchaser has required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

I. GRANT OF APPRECIATION RIGHT

  1.1 If, at any time prior to the first anniversary of the date the Merger Agreement is terminated by the Company, (i) any third party shall have made a bona fide "takeover proposal" (as defined in the Merger Agreement) and subsequently (ii) the Shareholder shall, by sale, transfer, assignment or any other means whatsoever, receive cash or property (including the retained value of any security and the present value of any right to receive a payment in the future (whether or not after the first anniversary)) for any share of common stock, par value $.01 per share, of the Company ("Shares") held by such Shareholder as of the date hereof (which the Shareholder represents is 467,378 Shares) in excess of $23.75 per Share, the Shareholder shall promptly pay (including, in the case of deferred consideration, when such consideration is received) the amount of such excess to the Purchaser, provided that if a "takeover proposal" (as defined in the Merger Agreement) which provides for a payment of a higher price per share to the public than that set forth in the Merger Agreement is received by the Company within 37 days of the date of the Merger Agreement, such payment shall be subject to a maximum of $1.139284 per share. This provision shall apply to the extent set forth herein to any sale, transfer, assignment or other action with respect to any interest in or right with respect to, such Shares, whether the sale, transfer, assignment or other action occurs in a single transaction or a series of transactions, and shall be generally broadly construed in order to protect the interests of the Purchaser. The provisions of this Article I shall be of no further force and effect in the event that (i) the Purchaser shall be or shall have been in material breach of its obligations under the Merger Agreement or (ii) the Merger shall fail to be consummated as a result of the failure to obtain clearance under the HSR Act (as defined in the Merger Agreement) or (iii) the conditions set forth in Section 7.1(b) or 7.2 of the Merger Agreement shall not have been satisifed at the time of termination of the Merger Agreement.

II. CONTINGENT CONSIDERATION

  2.1 In the event that the Merger is consummated (whether or not employed by the Company, and including his heirs, beneficiaries, representatives and assigns), the Shareholder shall be entitled to receive from the Purchaser a payment pursuant to this Article II to the extent the conditions hereof are satisfied. Any payment so made shall be deemed to be, and shall be treated for all purposes by the parties hereto as, contingent payment in consideration of the Shares sold by the Shareholder and the parties agree to treat the payment as such on all tax returns filed by the parties.

  (i) If the earnings before interest and taxes ("EBIT") of the Company in the twelve-month period ended June 30, 1998 ("1998 EBIT") exceeds $20,271,000, then the Shareholder shall be entitled to receive from the Purchaser (in cash paid promptly after the amount is finally calculated) $X per Share (the "1998 Payment"), where X is calculated as follows:

    (a) If the 1998 EBIT is less than $24,473,000, then X shall be equal to [1998 EBIT - $20,271,000)] / $4,202,000 x $0.777737 and the 1998 Unpaid
  Amount shall be equal to [$0.777737 - X].

    (b) If the 1998 EBIT is greater than or equal to $24,473,000, then X shall be equal to $0.777737 and the 1998 Unpaid Amount shall be equal to $0.

In no event shall the 1998 Payment exceed $0.777737 per Share.

  (ii) If the EBIT of the Company for the twelve-month period ended June 30, 1999 ("1999 EBIT") exceeds $25,316,000, then the Shareholder shall be entitled to receive from the Purchaser (in cash promptly after the amount is finally calculated), $Y per Share (the "1999 Payment"), where Y is calculated as follows:

    (a) If the 1999 EBIT is less than or equal to $30,569,000, then Y shall be equal to [1999 EBIT - $25,316,000] / $5,253,000 x $0.972263.

    (b) If the 1999 EBIT is greater than $30,569,000 and the 1998 Unpaid Amount is greater than $0, then Y shall be equal to $0.972263 plus [1999 EBIT - $30,569,000] / [$24,473,000 - 1998 EBIT] x 1998 Unpaid Amount,
  provided however, that in no event shall Y exceed $0.972263 plus the 1998 Unpaid Amount.

    (c) If the 1999 EBIT is greater than $30,569,000 and the 1998 Unpaid Amount equals $0, then Y shall be equal to $0.972263.

  (iii) Notwithstanding the foregoing, in no event shall the sum of the 1998 Payment and the 1999 Payment exceed $1.75 per share.

  (iv) The Purchaser intends to maintain the business and financial affairs of the Company as a discrete entity in accordance with their conditions as of the Effective Time of the Merger. If any material change is made to the Company as currently operated prior to the payment (if earned) of the 1999 Payment, the parties will cooperate in good faith to determine the necessary amendments (if any) to this Article II so as to fairly and equitably treat both parties to this Agreement.

  (v) Any calculation of EBIT made pursuant to this Article II shall be prepared based upon the books and records of the Company in accordance with generally accepted accounting principles, consistently applied. By way of illustration and not limitation, EBIT shall not include any intercompany charges which do not replace other charges which would be paid by the Company or any expenses related to costs of the Merger.

III. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

  The Shareholder represents and warrants to the Purchaser that:

  3.1 The Shareholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and this Agreement constitutes a valid and binding agreement of the Shareholder.

  3.2 The Shareholder beneficially owns 467,378 Shares free and clear of all claims, liens, encumbrances, security interests and charges of any kind, including rights of first refusal and restrictions or other impediments on the Shareholder's voting rights or rights of disposition pertaining thereto.

  3.3 Neither the execution, delivery and performance of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will require the consent, waiver, approval, license or authorization of or filing with any person or public authority and will not conflict with, constitute a violation of or default under or result in a breach of any contract, commitment, agreement, arrangement, certificate of incorporation or bylaw, judgment, order, ordinance, regulation, decree or restriction of any kind to which the Shareholder is a party or by which the Shareholder is bound.

IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

  The Purchaser represents and warrants to the Shareholder that:

  4.1 This Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser and has been duly executed by a duly authorized officer of the Purchaser and constitutes a valid and binding obligation of the Purchaser.

V. COVENANTS OF THE SHAREHOLDER

  5.1 The Shareholder hereby covenants and agrees that prior to the date of termination of the Merger Agreement the Shareholder will not, directly or indirectly, sell, transfer, assign, pledge, hypothecate, create a security interest in or lien on, place in trust (voting or otherwise) or otherwise encumber or dispose of or limit its right to vote in any manner any of the Shares which are the subject matter of this Agreement except pursuant to the terms hereof. The Shareholder will not take any action in his individual capacity which would have the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement.

  5.2 (a) The Shareholder agrees to vote all voting securities of the Company held by such holder in favor of adoption of the Merger Agreement; provided, however, that the Shareholder shall not be required to vote his voting securities in favor of adoption of the Merger Agreement if the Board of Directors of the Company determines, after consultation with counsel, that recommending the Merger and adoption of the Merger Agreement to the Company's shareholders is inconsistent with the Board of Directors' fiduciary duties to the Company's shareholders.

  (b) The Shareholder agrees that, prior to the date of termination of the Merger Agreement (the "Termination Date") such holder will not vote or execute any written consent in favor of any amendment to the Articles of Incorporation or By-laws of the Company or any Business Combination Transaction without the prior written consent of the Purchaser. As used herein, "Business Combination Transaction" shall mean any transaction, including, without limitation, a merger, consolidation, reclassification, liquidation, dissolution or sale of substantially all of the assets of the Company, other than a transaction to which the Purchaser is a party, which requires a vote of stockholders of the Company pursuant to the Wisconsin Business Corporation Law or the rules and regulations of the NASDAQ Stock Market.

  5.3 For a period of five years from the Effective Date (as defined in the Merger Agreement), the Shareholder shall not (a)(i) compete with the Company or the Purchaser, in the Territory in the conduct of the Business, or (ii) engage or participate, directly or indirectly, in any business or businesses substantially similar to the Business, (b) solicit or cause to be solicited within or without the Territory any customers of the Business for services or products that compete with those of the Company or the Business, or (c) recruit, solicit, or induce any employee of the Business, the Purchaser, or any subsidiary of the Purchaser to terminate their employment with, or otherwise cease their relationship with, the Business, the Purchaser, or any such subsidiary, as the case may be. For purposes of this provision, "Territory" shall mean the United States, Canada, Japan, the United Kingdom, Germany, France, Spain and Italy, and "Business" shall mean the business of selling and marketing by mail order footwear and apparel and selling and marketing athletic footwear and apparel through retail stores. The parties agree that the Purchaser is not making any separate payment for the Shareholder's agreement contained in this Section 5.3 and the parties agree not to allocate or report any part of the contingent payment in Article II of this Agreement or any part of the consideration received under the Merger Agreement for tax or any other purposes to the Shareholder's agreement in this
Section 5.3.

VI. NEGOTIATIONS

  Following the execution of this Agreement and prior to the Termination Date, the Shareholder shall not in his individual capacity, directly or indirectly, solicit, encourage, or initiate or participate in any discussions or negotiations with, or provide any information to, any corporation, partnership, person, or other entity or group (other than the Purchaser or an affiliate or an associate of the Purchaser or an officer, employee or other authorized representative of the Purchaser or such affiliate or associate) concerning any merger, sale of substantial assets, sale of substantial amounts of securities, or similar transaction involving the Company or any sale of the Shares. The foregoing prohibition shall not prohibit the Shareholder from taking any action, including but not limited to, those enumerated above, in connection with his exercise of any fiduciary duty owed to the Company or its shareholders in his capacity as an officer or director.

VII. MISCELLANEOUS

  7.1 This Agreement will be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might be applicable under principles of conflicts of laws). This Agreement may be executed simultaneously in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

  7.2 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  7.3 All representations, warranties and agreements made by the Shareholder and the Purchaser in this Agreement shall survive the Closing hereunder and any investigation at any time made by or on behalf of any party hereto.

  7.4 This Agreement will be binding upon, inure to the benefit of and be enforceable by (i) the Shareholder and his respective heirs, beneficiaries, representatives and assigns, and (ii) the Purchaser and its successors and assigns. This Agreement may not be assigned by the parties hereto, except that the Purchaser may assign its rights hereunder to any wholly owned subsidiary of Purchaser.

  7.5 The Shareholder agrees that damages would be an inadequate remedy for breach of this Agreement and that the Purchaser may obtain specific performance of this Agreement and injunctive relief against any breach hereof.

  7.6 This Agreement, and the documents referred to herein or delivered pursuant hereby which form a part hereof, contain the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by both the parties hereto. Any condition to a party's obligations hereunder may be waived in writing by such party.

  7.7 The article and section headings contained herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

  7.8 All notices, claims, certificates, requests, demands and other communications hereunder ("notices") will be given in writing and will be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

    (a) If to the Purchaser, to:

      Woolworth Corporation
      233 Broadway
      New York, New York 10279
      Attention: General Counsel
with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      919 Third Avenue
      New York, New York 10022-3897
      Attention: Thomas H. Kennedy, Esq.

  (b) If to the Shareholder, to the address set forth below the Shareholder's signature at the end of this Agreement,

with a copy to:

      Michael T. Pepke, Esq.
      James M. Bedore, Esq.
      Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c.
      1000 North Water Street
      Milwaukee, Wisconsin 53202

or, in either case, such other address as the person to whom notice is to be given may have previously furnished to the others in the manner set forth above.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

                                          WOOLWORTH CORPORATION

                                          By: _________________________________
                                          Name:
                                          Title:

                                          _____________________________________
                                          Name of Shareholder: Harry H.
                                           Colcord

                                                                      EXHIBIT E

                      Robert W. Baird & Co. Incorporated

  MEMBER NEW YORK STOCK EXCHANGE, INC. AND OTHER PRINCIPAL EXCHANGES. MEMBER
                                     SIPC.

                               November 30, 1996

Board of Directors
Eastbay, Inc.
427 Third Street
Wausau, WI 54403

Gentlemen:

  Eastbay, Inc. (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with Woolworth Corporation ("Parent") and East Acquisition Corporation, an indirect wholly owned subsidiary of Parent ("Sub"). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), Sub will be merged with and into the Company (the "Merger") and each outstanding share of common stock, par value $.01 per share ("Company Common Stock") of the Company (other than shares held by (A) the Company, Parent, any of their respective subsidiaries, or holders perfecting appraisal rights and (B) the Management Holders (as hereinafter defined)) will be converted solely into the right to receive $24.00 in cash (the "Consideration").

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Management Holders and Parent and its affiliates) of the Consideration.

  Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

  In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us for purposes of our analysis, as well as publicly available information including but not limited to the Company's recent filings with the Securities and Exchange Commission (the "SEC") and equity analyst research reports prepared by various investment banking firms including Baird; (ii) reviewed the Agreement in the form presented to the Company's Board of Directors; (iii) compared the historical market prices and trading activity of the Company Common Stock and the common stock of Parent with those of certain other publicly traded companies we deemed relevant; (iv) compared the financial position and operating results of the Company with those of other publicly traded companies we deemed relevant; and (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations we deemed relevant. We have held discussions with certain members of the Company's and Parent's senior management concerning the Company's and Parent's respective historical and current financial condition and operating results, as well as the future prospects of the Company and Parent, respectively. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

  In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us by or on behalf of the Company and Parent, or publicly available, and have not assumed any responsibility to verify any such information independently. We have also assumed, with your consent, that (i) the Merger will be accounted for under the purchase method and (ii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the Company's financial statements. We have assumed that the financial forecasts examined by us were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company's senior management as to future performance of the Company. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor have we made a physical inspection of the properties or facilities of the Company. We express no opinion as to the fairness, from a financial point of view, of the consideration proposed to be paid by Parent to Messrs. Arthur H. Juedes, Richard C. Gering and Harry H. Colcord (collectively, the "Management Holders") for their shares of Company Common Stock. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof.

  Our opinion has been prepared solely for the information of the Company's Board of Directors, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Baird; provided, however, that this letter may be reproduced in full in the Proxy Statement to be provided to the Company's stockholders in connection with the Merger. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by the Company's Board of Directors, and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote with respect to the Merger. Baird has acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, part of which is payable upon the preparation and delivery of this fairness opinion and part of which is contingent upon consummation of the Merger. In the past, we have provided investment banking services to the Company, including acting as lead manager for the initial public offering of Company Common Stock, for which we received our customary compensation.

  In the ordinary course of our business, we may from time to time trade the securities of the Company or Parent for our own account or accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

  Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than the Management Holders and Parent and its affiliates as to which we expressed no opinion).

                                          Sincerely yours,

                                          ROBERT W. BAIRD & CO. INCORPORATED

                                     PROXY
                                 EASTBAY, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Harry H. Colcord and John V. Schaefer, or either one of them, with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Special Meeting of Shareholders of Eastbay, Inc. to be held on January 30, 1997 at 10:00 a.m., local time, at The Wausau Club, 309 McClellan Street, Wausau, Wisconsin 54403, and at any adjournment thereof, to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present as specified upon the following matters.

1. APPROVAL AND ADOPTION OF AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 30, 1996, BY AND AMONG WOOLWORTH CORPORATION, EAST ACQUISITION CORPORATION AND EASTBAY, INC.

     [_]  FOR          [_]  AGAINST            [_]  ABSTAIN

2. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

                          (continued on reverse side)

PROXY NO.                                       NO. OF SHARES

     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutes may lawfully do by virtue hereof, and revokes all former proxies.

Please sign exactly as your name appears hereon, date and return this Proxy. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO GRANT AUTHORITY TO APPROVE AND ADOPT THE MERGER AGREEMENT. IF OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES APPOINTED.

                                       DATED: ___________________, 1997

                                       _________________________________________
                                       (SIGNATURE OF SHAREHOLDER)


                                       _________________________________________
                                       (SIGNATURE IF JOINTLY HELD)

                                       In signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please add your full title as such.
                                       If shares are held by two or more
                                       persons, all holders must sign the Proxy.


                                       2